AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1999
                                         REGISTRATION STATEMENT NO. 333-65847



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         ------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                      FORTUNE NATURAL RESOURCES CORPORATION

             (Exact name of registrant as specified in its charter)

         DELAWARE                      1311                     95-4114732
(State of other jurisdiction     (Primary Standard           (I.R.S. Employer
   of incorporation or       Industrial Classification      Identification No.)
     or organization)              Code Number)


                         515 WEST GREENS ROAD, SUITE 720
                              HOUSTON, TEXAS 77067
                                 (281) 872-1170
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                              DEAN W. DRULIAS, ESQ.
                      FORTUNE NATURAL RESOURCES CORPORATION
                         515 WEST GREENS ROAD, SUITE 720
                              HOUSTON, TEXAS 77067
                                 (281) 872-1170
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                              BRUCE L. ASHTON, ESQ.
                                 REISH & LUFTMAN
                            11755 WILSHIRE BOULEVARD
                                   10TH FLOOR
                          LOS ANGELES, CALIFORNIA 90025
                                 (310) 478-5656

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [   ]
                    ------------------------------


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

                                 DE-REGISTRATION


    NOTES AND SHARES BEING DE-REGISTERED:

    On February 16, 1999, Fortune Natural Resources Corporation registered $3,225,000 of 12% Convertible Subordinated Promissory Notes and an indeterminate number of shares of common stock issuable upon conversion thereof. In March 1999, 21 of the 26 holders of these 12% Convertible Subordinated Promissory Notes agreed to set a fixed conversion price on the 12% Convertible Subordinated Promissory Notes of $0.75 per share in lieu of the average of closing prices between March 2 and April 30. On April 6, 1999, Fortune registered $2,295,000 of the new 12% Convertible Subordinated Promissory Notes, representing all notes owned by the 21 holders who elected to amend the conversion provisions. Under this Post-Effective Amendment No. 1 to Form S-2, Fortune Natural Resources Corporation is de-registering $2,295,000 of the original 12% Convertible Subordinated Promissory Notes from the February 16, 1999 registration, and continuing the registration of the remaining $930,000 of 12% Convertible Subordinated Promissory Notes and 2,821,162 shares issuable upon conversion of those remaining notes.



                                                         Notes
                                                     -------------

    Amount registered February 16, 1999......        $3,225,000.00
    Amount de-registered hereby..............        (2,295,000.00)
                                                     -------------
    Amount continued to be
      registered hereby......................        $  930,000.00
                                                     =============

                                     [LOGO]
                      FORTUNE NATURAL RESOURCES CORPORATION


                                    $930,000

       12% CONVERTIBLE SUBORDINATED PROMISSORY NOTES DUE DECEMBER 31, 2007

      Holders of these notes may offer them for sale by this prospectus. The common stock of Fortune into which the notes may be converted and underlying the warrants issued to the placement agent of the notes may also be offered for sale by use of this prospectus. See "Description of the Notes" on page 44 of this prospectus for a full description of the terms of the notes and "Description of Securities" on page 49 for a full description of the underlying shares.

      Fortune will not receive any of the proceeds from the sale of the notes or the underlying shares by the selling holders, who may sell the notes or the underlying shares from time to time through underwriters in negotiated transactions at prevailing market prices. The notes will not be listed for trading on a national securities exchange, and a market for the notes may not develop. Prior to August 6, 1999, the underlying shares were listed for trading on the American Stock Exchange under the symbol FPX. As of August 6, 1999, Fortune's common stock was delisted from the American Stock Exchange. On August 6, 1999, the closing price of the common stock, as reported on the AMEX, was $.25 per share. The stock is now reported on the over-the-counter bulletin board. There are currently three firms making a market in the stock. The bid and asked prices of the common stock on August 31, 1999, were $0.187 and $0.375, respectively.


                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                         ------------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1999

      PROSPECTUS SUMMARY THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. CAPITALIZED TERMS NOT OTHERWISE DEFINED ARE USED AS DEFINED IN THE GLOSSARY INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                                     FORTUNE

      Fortune Natural Resources Corporation is an independent oil and gas company whose primary focus is exploration for and development of domestic oil and gas. Fortune is active principally in areas onshore and offshore Louisiana and Texas, including the relatively shallow transition zone. It uses modern geophysical technology and advanced interpretation techniques in these areas in an attempt to make new discoveries in areas of proven historical production.

      Fortune participates generally as a non-operator of relatively small interests in a variety of exploration and development projects. We use state-of-the-art technologies, including three dimensional seismic and computer-aided exploration technology, wherever possible because we believe that these techniques have undergone important technological advances in recent years and that their use can provide us with a more accurate and complete prospect evaluation. This is intended to increase the likelihood of finding commercial quantities of oil and gas at lower average reserve finding costs.

      Our strategy is to invest in a diversified portfolio of oil and gas exploration and development properties within our areas of interest, since doing so mitigates the risks of exploration drilling. In furtherance of this strategy, Fortune has developed working relationships with other independent resource companies operating in its areas of interest and has acquired interests in exploration projects, which are currently in various stages of evaluation, acquisition and preparation for drilling. See "Business and Properties - Exploration Activities."

      Prior to mid-1994, Fortune focused its efforts on the acquisition of producing properties in an effort to take advantage of competitive prices for proved reserves with development potential. In mid-1994, Fortune shifted its emphasis from the acquisition of producing properties to exploration for oil and natural gas reserves, although it continues to examine attractive acquisition opportunities. This decision was prompted by increasing price competition for attractive producing properties as well as recent important advances in exploration technology. To help facilitate this exploration strategy and focus its efforts, Fortune sold all of its California producing properties and prospects in early 1996 and relocated its headquarters from Los Angeles to Houston in February 1996.

      All of our current and proposed exploration activities involve a high degree of risk, including the risk that we will make substantial investments in properties and wells without achieving commercial production. While Fortune attempts to manage exploration risk through careful evaluation of potential investments and diversification, the company's efforts may not result in successful development of oil or gas wells.

      Fortune's principal executive offices are located at 515 West Greens Road, Suite 720, Houston, Texas 77067. Its telephone number at that address is (281) 872-1170. In 1997 Fortune changed its name from Fortune Petroleum Corporation to "Fortune Natural Resources Corporation," the name under which Fortune previously operated in Louisiana and Texas.

                                  RISK FACTORS

      The securities offered hereby involve a high degree of risk and investors should carefully consider the information set forth under "Risk Factors," as well as the other information and data in this prospectus.

                                  THE OFFERING


SECURITIES OFFERED                $930,000 principal amount of 12% Convertible
                                  Subordinated Notes due December 31, 2007.

PAYMENT OF INTEREST               The first day of January, April, July and
                                  October.

CONVERSION                        Convertible into common stock of Fortune at
                                  the option of the holder at any time before maturity, unless previously prepaid, at a conversion price of approximately $0.33.

SUBORDINATION                     Subordinated to all present and future senior
                                  debt of Fortune. As of June 30, 1999, the aggregate amount of senior debt was $10,000.
                                  The notes do not restrict Fortune's ability to incur additional indebtedness.

PREPAYMENT BY FORTUNE             Fortune may elect to prepay the notes at any
                                  time at a premium, plus accrued interest.

ACCELERATION OF PAYMENT           If an event of default occurs, the holders of
BY HOLDERS                        at least 51% in principal amount of all
                                  outstanding notes may accelerate maturity and demand payment in full of all unpaid amounts, plus expenses. No assurance can be given that Fortune will be able to pay the amounts due under the notes if an event of default occurs.

USE OF PROCEEDS                   Fortune will not receive any of the proceeds
                                  of the sale by the selling holders of the notes or the underlying shares.

LISTING FOR TRADING               The notes will not be listed for trading.  No
                                  public market exists for these notes and none is likely to develop. See "Risk Factors -
                                  The market for Fortune common stock is
                                  limited."

                      SUMMARY FINANCIAL AND OPERATING DATA

      The following Summary Condensed Financial Data for each of the years in the three-year period ended December 31, 1998 and the unaudited financial information for the six months ended June 30, 1999 and 1998, are derived from, and qualified by reference to, Fortune's audited and unaudited financial statements, appearing elsewhere herein. The Summary Condensed Financial Data should be read in conjunction with the audited and unaudited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The results for the six months ended June 30, 1999 are not necessarily indicative of results for the full year.

                        SUMMARY CONDENSED FINANCIAL DATA
      (dollars and shares in thousands, except per share, Bbl and Mcf data)

                                                 SIX MONTHS
                                                ENDED JUNE 30,        YEARS ENDED DECEMBER 31,
                                              -------------------   ------------------------------
                                                1999       1998       1998      1997        1996
                                              --------   --------   --------   --------   --------
                                                   (unaudited)
STATEMENT OF OPERATIONS DATA:
  Total revenues ...........................  $    700   $  1,199   $  2,023   $  4,005   $  4,040
  Impairment to oil and gas properties .....  $      -   $    260   $    960   $  3,650   $      -
  Net loss .................................  $   (944)  $ (1,464)  $ (3,275)  $ (5,958)  $ (1,330)
  Net loss per share (basic and diluted)....  $  (0.08)  $  (0.12)  $  (0.27)  $  (0.49)  $  (0.12)
  Net weighted average shares outstanding...    12,166     12,128     12,132     12,086     11,351

OPERATING DATA:
  Net Production:
    Oil (Bbl) ..............................     7,500     28,100     42,000     87,000     57,000
    Gas (Mcf) ..............................   275,400    319,800    609,000    821,000  1,038,000
    Gas equivalent (MCFE) ..................   320,100    488,500    859,000  1,343,000  1,383,000
  Average Sales Price:
    Oil ($ per Bbl) ........................  $  14.30   $  13.82   $  13.08   $  19.04   $  20.24
    Gas ($ per Mcf) ........................  $   2.07   $   2.30   $   2.19   $   2.66   $   2.56

                                                         June 30,           December 31,
                                                         --------   ------------------------------
                                                           1999       1998      1997        1996
                                                         --------   --------   --------   --------
                                                        (unaudited)
 BALANCE SHEET DATA:
  Total assets..............................             $  7,343   $  8,492   $ 12,626   $ 16,335
  Total debt................................             $  3,235   $  3,235   $  3,775   $  2,933
  Net stockholders' equity..................             $  3,863   $  4,704   $  8,053   $ 13,037


      The ratio of earnings to fixed charges is the ratio of: (1) fixed charges plus income from operations, to (2) fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees. This ratio is not presented because earnings were insufficient to cover fixed charges for the years ended December 31, 1998, 1997, and 1996 by the amount of $2,444, $5,562 and $895, respectively. The deficiencies for the periods ended June 30, 1999, and 1998 are $651 and $1,063, respectively. The pro forma earnings to fixed charges deficiencies for the periods indicated would not differ from the actual deficiencies.

      Estimates of oil and gas reserves in future years are based in part on the sales price at December 31 of the respective year. To the extent that the cost of producing the oil and gas, plus applicable taxes, from any particular property exceeds the sales price, the quantity of proved reserves is reduced. See "Business and Properties - Significant Properties and Activities - Oil and Gas Reserves."

                                                                             DECEMBER 31,
                                                                    ------------------------------
                                                                      1998       1997       1996
                                                                    --------   --------   --------
 RESERVES:
   Estimated Net Proved Reserves:
     Oil (MBbls).................................................        106        257        249
     Gas (Bcf)...................................................        3.1        3.2        3.5
   Estimated future net revenues before income taxes.............   $  4,985   $  8,410   $ 14,112
   Standardized measure of future net cash flow..................   $  3,527   $  6,503   $ 10,820


                             RISK FACTORS

      This prospectus contains forward-looking statements. Forward-looking statements include statements regarding future oil and gas production and prices, future exploration and development spending, future drilling and operating plans, reserve and production potential of Fortune's properties and prospects and Fortune's business strategy. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including the risk factors described below. An investment in the notes or common stock involves a high degree of risk. You should not acquire them unless you can afford the loss of your entire investment. As a prospective investor you should carefully consider all of the information contained in this prospectus, including the following risk factors:

RISKS ASSOCIATED WITH FORTUNE

      FORTUNE'S RELIANCE ON EXPLORATORY PROJECTS INCREASES THE RISKS INHERENT IN THE OIL AND GAS INDUSTRY. We base our individual decisions to participate in particular exploration projects on assumptions and judgements concerning the oil and gas industry, such as future oil and gas prices, varying levels of competition for leases, reserves, and equipment, and our management's perceived risk of success. These assumptions and judgments may be speculative and are often subjective. Although we can obtain information with respect to potential oil or gas properties, it is impossible to determine with certainty the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not insure a profit on our investment, since completion and production expenses must also be considered. Our current investments are primarily in exploration projects, where the risks are substantially greater than in the case of wells drilled into already producing formations. We anticipate that one or more of our next wells will be designed to test the deeper formations beneath known production in Espiritu Santo Bay. These formations have not been extensively tested to date, leaving seismic imaging as one of the few tools available to aid in understanding subsurface geology. The exploration risks, therefore, are higher on this project than they might be where a greater number of underground references exist. Fortune has realized less success than originally anticipated in developing some of its recent prospects and we expect that a substantial number of our future projects could experience similar results.

      FORTUNE CHANGED ITS BUSINESS STRATEGY IN MID-1994 TO EMPHASIZE EXPLORATORY PROJECTS INSTEAD OF PROPERTY ACQUISITIONS. In mid-1994, Fortune changed its strategy from the acquisition of producing oil and gas properties with anticipated development potential to one which stresses exploratory drilling for oil and gas. Fortune made substantial changes in management and personnel and, in 1996, sold all of its California properties. At the time, those properties accounted for a significant portion of our oil and gas reserve volumes. We relocated our offices to Houston, developed a new area of interest and new working relationships, and invested in new prospects. It is too early to fully assess the operating results of these changes, but current and future results of operations may not be comparable to historical performance.

      FORTUNE HAS INCURRED NET LOSSES FOR EACH OF THE LAST THREE years. Fortune has incurred substantial net losses in each of the last three years and for the first six months of 1999. Although we have made significant budget cuts in 1999 and oil and gas prices have rebounded somewhat from their historically low levels in 1998 and early 1999, it is likely that these losses will continue until increased production levels are sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      FORTUNE IS NOT CURRENTLY REPLACING ALL OF ITS EXISTING reserves. Oil and gas reserves which are being produced are depleting assets. Fortune's future cash flow and income are highly dependent on our ability to find or acquire additional reserves to replace those being currently produced. We are not adding reserves at present at the same pace at which they are being produced. Therefore, without adding additional reserves in the future, our oil and gas reserves and production will decline.

      OUR REVENUE IS DEPENDENT UPON A LIMITED NUMBER OF PRODUCING WELLS. Approximately 40% of our 1998 oil and gas revenues, cash flow, and proved oil and gas reserves were accounted for by a single well at South Timbalier Block
76. This well was shut-in for repairs for one month in 1997 and for over two months during 1996 as the result of mechanical failures. See "Business and Properties - Significant Properties and Activities - South Timbalier Block 76 - federal waters, offshore Louisiana." A significant curtailment or loss of production for a prolonged period before we could replace the reserves through new discoveries or acquisitions would have a material adverse effect on our projected operating results and financial condition.

      OUR NEED FOR WORKING CAPITAL MAY AFFECT OUR LEVEL OF PARTICIPATION IN VARIOUS PROJECTS. Investment in oil and gas exploration requires the commitment of substantial amounts of capital over significant periods of time. For the three-year period ended December 31, 1998, Fortune incurred over $11 million of capital costs in its oil and gas exploration, development and acquisition activities. While we believe we have sufficient capital or cash flow to meet our projected capital needs over the short-term, it is very difficult for small-cap energy companies to raise additional funds because of the depressed state of the oil and gas industry. We do not expect this situation to change in the near term. We may not have sufficient liquid capital resources to participate at our existing working interest level if the operators of any of our properties accelerate drilling schedules or if we incur unexpected significant expenditures or reduced production levels. If we fail to participate in the capital expenditures for any project, our interest in that project will be substantially reduced or lost entirely.

      FORTUNE IS DEPENDENT ON OPERATORS, CONSULTANTS AND PARTNERS OVER WHOM IT HAS LITTLE CONTROL. Since we do not operate our projects, we are dependent on other oil and gas companies to conduct operations in a prudent, competent, and timely manner. Although we are actively involved in project evaluations, we often have little or no control over the manner or timing of such operations. If the operator proves incompetent, we could be forced to incur additional costs to conduct remedial procedures and could lose our investment in a property altogether. Because we employ a variety of technological approaches to our geologic, geophysical, and engineering evaluation of properties and projects, we rely heavily on outside consultants for their expertise. Fortune has no long-term agreements with such consultants, all of whom are available to other oil and gas companies, including our competitors. In the current environment of uncertain oil and gas prices, our partners may determine that projects which have previously been agreed upon are no longer economically feasible. If this were to occur, projects could be delayed or cancelled completely.

      ACCOUNTING RULES MAY RESULT IN ADDITIONAL WRITE-DOWNS OF PROPERTY VALUES. We report our operations using the full-cost method of accounting for oil and gas properties. Under these rules, all exploration and development costs are capitalized. Dispositions of properties are generally accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless it is deemed to be significant. See note 1 to the December 31, 1998 financial statements. Under these rules, the net capitalized costs of properties may not exceed a "ceiling" limit of the tax-effected present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. This requires calculating future revenues at the unescalated prices in effect as of the end of each fiscal quarter. A write-down is required if the net capitalized costs of the properties exceed the ceiling limit, even if price declines are only temporary. The risk that we will be required to write down the carrying value of our properties increases when oil and gas prices are depressed or unusually volatile or when previously unevaluated properties are determined to be worth less than their carrying value. For example, we recognized a $3.7 million impairment in 1997 and a $960,000 impairment in 1998. As a result of continued fluctuations in oil and gas prices, we may incur further impairments in 1999 and beyond.

      ALL OUR PROVED PROPERTIES ARE PLEDGED TO SECURE DEBT. All of our proved properties are pledged to secure our bank credit facility. If we fail to pay the principal or interest to the bank or breach the financial covenants under our credit facility, we could lose our principal producing properties. The entire principal balance of the credit facility is due January 11, 2000. Although the current balance is only $10,000, we may borrow additional amounts if the bank approves. If our operating activities are significantly curtailed or our financial position weakens significantly and we are unable to repay such debt when it comes due, our properties could be seized through a foreclosure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      THERE ARE UNINSURED RISKS IN OUR OPERATIONS WHICH COULD CAUSE MATERIAL LOSSES. The operators of each of the projects in which we are involved are required to carry insurance against certain risks of oil and gas operations. We normally pay our proportionate share of the premiums for such insurance and are named as an additional insured under the policy. In addition to such insurance, we also carry insurance against operating risks such as pollution control and blowouts. However, we may not be fully insured against all risks because such insurance is not available, is not affordable, or losses may exceed policy limits.

      THE MARKET FOR FORTUNE COMMON STOCK IS LIMITED. As of August 6, 1999, Fortune was delisted from the American Stock Exchange due to its failure to comply with the exchange's continued listing guidelines because it has not reported a profit in any of the last five years. Fortune now trades on the over-the-counter bulletin board under the symbol FPXA. There are currently three firms making a market in the Fortune stock.

      FORTUNE DEPENDS ON A KEY OFFICER. Fortune depends to a large extent on the abilities and continued participation of its key employee, Tyrone J. Fairbanks, President and Chief Executive Officer. The loss of Mr. Fairbanks could have a material adverse effect on Fortune. In an effort to reduce the risk, Fortune has entered into an employment agreement with Mr. Fairbanks which expires on the later of May 31, 2000 or six months following notice of termination. See "Management." Fortune also has obtained $500,000 of key man life insurance on the life of Mr. Fairbanks.

RISKS ASSOCIATED WITH THE OIL AND GAS INDUSTRY

      OIL AND GAS PRICES ARE VOLATILE AND HAVE BEEN DEPRESSED recently. Our revenues, profitability and future rate of growth depend on prevailing market prices for oil and gas, which can be extremely volatile. In addition to market factors, actions of state and local agencies, the United States and foreign governments, and international cartels affect oil and gas prices. All of these factors are beyond our control. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. Current price levels, especially for oil, have rebounded from historically low levels but may not remain at these levels. We may not be able to produce oil or gas on an economic basis in light of prevailing market prices. Any additional substantial or extended decline in the price of oil and/or gas would have a material adverse effect on our financial condition and results of operations, including reduced cash flow and borrowing capacity, and could reduce both the value and the amount of Fortune's oil and gas reserves. See "Business and Properties - Prices and Production Costs."

      FORTUNE'S PRODUCTION MAY DIFFER MARKEDLY FROM ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUES. Estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures involve many uncertainties and factors beyond our control. The reserve data set forth in this prospectus represent only estimates. Estimating quantities of proved reserves is inherently imprecise. Such estimates are based upon assumptions about future production levels, future oil and gas prices and future operating costs which use currently available geologic, engineering, and economic data. These assumptions may prove to be incorrect over time. As a result of changes in these assumptions, and based upon further production history, results of future exploration and development, future oil and gas prices and other factors, the quantity of proved reserves may be subject to downward or upward adjustment. In addition, estimates of the economically recoverable oil and gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of future net cash flows expected, prepared by different engineers or by the same engineers at different times, may vary substantially. The rate of production from oil and gas properties declines as reserves are depleted. If we do not acquire additional properties containing proved reserves, conduct successful exploration and development activities, or identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline as oil and gas are produced. Future oil and gas production is, therefore, highly dependent upon our level of success in acquiring or finding additional reserves. See "Business and Properties - Oil and Gas Operations - Oil and Gas Reserves."

      OIL AND GAS LEASES MAY BE SUBJECT TO DIFFERING AND ADVERSE INTERPRETATIONS. Our right to explore and produce oil and gas from our properties is based upon leases with the owners of properties. There are many versions of oil and gas leases in use. The properties in which we have an interest were, in most cases, acquired from other companies who first entered into leases with the landowners. These leases generally call for annual rental payments and the payment of a percentage royalty on the oil and gas produced. Courts in many states have interpreted oil and gas leases to include various implied covenants, including an implied obligation to develop the lease diligently, to prevent drainage of oil and gas by wells on adjacent land, to seek markets for production, and to operate prudently according to industry standards. Leases with similar language may be interpreted quite differently depending on the state in which the property is located. We believe we and our operators have followed industry standards in interpreting our leases in the states where we operate, but those leases may still be the subject of litigation concerning the meaning of their terms. Adverse decisions could result in material costs or the loss of one or more leases.

      These leases typically have a primary term of three to ten years. If a productive well is drilled, the lease is extended for the life of the production. All of the non-producing leases covering our exploration projects will expire over the next two to five years. If productive wells are not drilled on these projects before that time, the leases will terminate and we will lose our entire investment in the leases. We may not be able to drill or farm out all of our existing exploration projects prior to expiration of the leases in those prospects.

      WEATHER, UNEXPECTED SUBSURFACE CONDITIONS, AND OTHER UNFORESEEN OPERATING HAZARDS MAY ADVERSELY IMPACT OUR SHORT-TERM ABILITY TO CONDUCT BUSINESS. A variety of factors, including unexpected drilling conditions, equipment failures or accidents and adverse weather conditions may curtail, delay, or cancel our operations. We may encounter unexpected downhole formations or pressures, corrosive or hazardous substances, mechanical equipment failure, blowouts, cratering, or fires, any of which could result in damage to formations, producing facilities or other property, or could result in personal injuries, loss of life or environmental pollution. Any such event could result in substantial loss which could have a material adverse effect on our financial condition. In 1996 and 1997, we experienced mechanical failures of downhole equipment at Fortune's South Timbalier Block 76 well. As a result of these equipment failures, the well was shut in for approximately two months in 1996 and one month in 1997, and we incurred significant repair costs. See "Business and Properties - Significant Properties and Activities - South Timbalier Block 76 - federal waters, offshore Louisiana." Although such operational risks and hazards may to some extent be minimized, no combination of experience, knowledge and scientific evaluation can eliminate the risk of investment or assure a profit to any company engaged in oil and gas operations.

      COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND NEGATIVELY IMPACT PRODUCTION. We have never experienced a significant environmental mishap, but releases of oil or natural gas could occur which could create material liability to Fortune for clean-up expenses and penalties. Our business is regulated by numerous federal, state and local laws and regulations. Compliance with these laws and regulations is expensive and may result in a decrease in the amount of production we obtain. For example, state conservation laws regulate the rates of production from oil and gas wells for the purpose of ensuring maximum production of the resource. Such regulations may require us to produce certain wells at less than their maximum flow rate. State law also governs the apportionment of production among property owners and producers where numerous wells may be producing from a single reservoir. Rulings in these proceedings may allocate production in a particular reservoir in a manner that decreases our share of production. Other regulations prevent us from freely conducting operations at all times during the year, such as those which protect the whooping crane habitat which occupies a portion of our Espiritu Santo Bay area of interest. See "Business and Properties - Governmental Regulation."

      OUR RELATIVELY SMALL SIZE MAY MAKE US LESS ABLE TO COMPETE IN THIS ECONOMIC ENVIRONMENT. The oil and gas exploration, production and acquisition business is highly competitive. A large number of companies and individuals engage in acquiring properties or drilling for oil and gas, and there is a high degree of competition for desirable oil and gas prospects and properties. There is also competition between the oil and gas industry and other industries in supplying the energy and fuel requirements of industrial, commercial, residential and other consumers. Many of our competitors have greater financial and other resources than do we. These financial resources are even more important during times when commodity prices are low, since low prices mean that we are less able to cover our fixed costs. In order to better continue our operations, we would like to acquire additional producing reserves in order to increase our cash flow. Because of our limited cash reserves and low stock price, however, our flexibility in this environment is limited.

      SHORTAGES OF SUPPLIES AND EQUIPMENT MAY INTERRUPT PRODUCTION. Our ability to conduct operations in a timely and cost effective manner is subject to the availability of oil and gas operations equipment, supplies, and service crews. The industry has recently experienced a shortage of certain types of drilling rigs and work boats in the Gulf of Mexico. This shortage has and may continue to result in delays in Fortune's operations as well as higher operating and capital costs. Low commodity prices have reduced the number of wells being drilled. This, in turn, has forced service companies to mothball or drydock significant numbers of rigs and other equipment, making shortages worse. These shortages could continue to occur from time to time, further hindering our ability to conduct operations as planned.

RISKS ASSOCIATED WITH THIS OFFERING

      THE NOTES ARE SUBORDINATED TO SENIOR DEBT. All current and future senior debt of Fortune is entitled to be paid before the notes. Senior debt includes all indebtedness under our credit agreement with our bank and most indebtedness secured by our assets. As of June 30, 1999, we had $10,000 outstanding under the credit agreement and no other senior debt. We are not prohibited from incurring additional senior debt. In the event of any insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets will be available to pay the amounts due on the notes only after all senior debt has been paid in full.

      IF FORTUNE DEFAULTS, THE NOTES MAY BE ACCELERATED AND FUNDS MAY BE INSUFFICIENT FOR THEIR PAYMENT. If Fortune fails to make a timely payment of principal or interest on the notes, fails to issue the common stock upon conversion of the notes, or fails in certain other respects to comply with the technical provisions of the notes, the holders may declare all unpaid obligations immediately due and payable. The notes also become immediately due and payable if we file an action for bankruptcy, liquidation, reorganization, dissolution or winding up. Our ability to pay the amount due under the notes if they are accelerated may be limited by the terms of the senior debt and will depend on the availability of sufficient funds. Senior debt must be paid in full before any payments can be made on the notes. Because of this, no assurance can be given that we will be able to pay the notes upon the occurrence of an event of default. We do not currently have the liquidity available to repay the notes if they were to be accelerated.

      THERE IS A LIMITED MARKET FOR THE NOTES. The notes will not be listed for trading. A market for the notes may not develop or be sustained. Future trading prices of the notes will depend on many factors, including, prevailing interest rates, Fortune's operating results, the price of the common stock and the market for similar securities. The notes will not be rated by any rating agency.

      THE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE WILL POTENTIALLY DILUTE THE PRICE OF FORTUNE STOCK. The issuance of substantial additional shares or sales of substantial amounts of the common stock in the public market could adversely affect the market price of the common stock. See "Description of Securities." At August 31, 1999, 12,236,811 shares of our common stock were outstanding, of which 11,566,054 shares were freely tradeable and 670,757 shares were "restricted securities" as that term is defined in Rule 144 under the Securities Act. At that date, we also had outstanding options and private warrants to acquire 9,671,373 shares of common stock and 5,881,162 shares were reserved in the event the holders of all of the notes elect to convert.

      Two purchasers of common stock pursuant to a 1995 offering under Regulation S of the Securities Act have filed suit to require the issuance to them of additional shares of common stock. These claims have arisen under "reset" provisions which required us to issue additional shares if the market price of the common stock declined during a recalculation period. See "Business and Properties - Legal Proceedings." While we believe that we are not obligated to issue any additional shares, any such issuance would be dilutive to our other shareholders. If successful, the plaintiffs would be entitled to the issuance of approximately 580,000 additional shares of common stock or, in the alternative and if proven to the satisfaction of the court, to the market value of those shares at the time of the breach.

      FORTUNE'S INTEREST COSTS HAVE INCREASED AS A RESULT OF THE ISSUANCE OF THE NOTES. We used $1,343,000 of the net proceeds from the sale of the notes to repay indebtedness which had interest rates below the rate being paid by Fortune on the notes. Prior to issuing the notes, our interest bearing debt was comprised of bank debt and convertible subordinated debentures due December 31, 1997 which bore interest at 10.5%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Resources." Those debentures were repaid with a portion of the proceeds from the offering of the notes. Our bank debt bears interest at 1.25% over the bank's base rate; the interest rate is currently 9.50%. Fortune repaid $315,000 of this debt with a portion of the proceeds of the notes, replacing debt which bore a fluctuating rate of interest with fixed rate debt.

      FORTUNE HAS BEEN UNABLE TO COVER ITS FIXED CHARGES. Since 1993, Fortune's earnings have been insufficient to cover its fixed charges. See "Selected Financial Data." As a result of the sale of the notes, Fortune's total debt and fixed charges have increased significantly. Fortune's earnings may not ever increase sufficiently to cover its fixed charges.

      A DEFAULT ON THE NOTES MAY NOT BE IMMEDIATELY KNOWN. Default on any senior debt does not itself constitute a default under the notes. A default with respect to the notes occurs only if we fail to make a required payment or if other specific events occur. Since payments under the notes are due only quarterly, we could experience financial difficulties between dates interest payments are due on the notes, and a default with respect to the notes would not occur until the next payment due date passed without payment being made. See "Description of the Notes."

      A NOTEHOLDER MAY LOSE ACCRUED INTEREST IF THE NOTE IS converted. If a note is surrendered for conversion after an interest payment date, the holder will not receive the accrued but unpaid interest on the note. This forfeiture of interest does not apply if we call the note for redemption.

      NOTEHOLDERS MAY BE TREATED AS RECEIVING A TAXABLE DIVIDEND. If we were to make a distribution of property to our stockholders which would be taxable to them as a dividend, and the conversion price of the notes were to be decreased because of the anti-dilution provisions of the notes, that decrease could be deemed to be payment of a taxable dividend to noteholders.

                            CAPITALIZATION

      The capitalization of Fortune will not change as a result of a sale of the notes or the underlying shares by the selling holders.

                            DIVIDEND POLICY

      Fortune has not paid dividends on its common stock and does not intend to pay such dividends in the foreseeable future. Under Fortune's line of credit, the company may not pay dividends on its capital stock without the prior written consent of its lending bank.

                            USE OF PROCEEDS

      Fortune will not receive any proceeds from the sale of the notes or the underlying shares by the selling holders, but will receive the exercise price if the warrants are exercised.

                       PRICE RANGE OF SECURITIES

      The following table sets forth the high and the low closing prices of the common stock of Fortune on the AMEX or over-the-counter market, as appropriate, for the periods indicated. As of August 6, 1999, Fortune was delisted from the exchange due to its failure to comply with the exchange's continued listing guidelines because it has not reported a profit in any of the last five years. Fortune's common stock will be reported on the OTC Bulletin Board. For trades through August 6, 1999, information shown is the applicable closing price. Thereafter, information reflects the bid price.


                                                        Common Stock
                                                        ------------
                                                        High     Low
                                                        ----    ----
      1997
        First Quarter..........................        3 1/4     2 1/4
        Second Quarter.........................        2 7/16    1 5/8
        Third Quarter..........................        2 1/2     1 9/16
        Fourth Quarter.........................        3 3/16    2 3/8

      1998
        First Quarter..........................        2 5/8     1 1/2
        Second Quarter.........................        1 11/16   1 3/16
        Third Quarter..........................        1 7/16      11/16
        Fourth Quarter.........................        1 5/8       3/8

      1999
        First Quarter .........................          1/2       3/16
        Second Quarter.........................          1/2       1/4
        Third Quarter (through August 6, 1999
          on the AMEX).........................          7/16      1/4
        Third Quarter (August 9 through
          August 31, 1999 on OTC)..............          1/4       1/8

                 SELECTED FINANCIAL AND OPERATING DATA

      The following Summary Condensed Financial Data for each of the years in the five-year period ended December 31, 1998 and the unaudited financial information for the six months ended June 1999 and 1998 are derived from, and qualified by reference to, Fortune's audited and unaudited financial statements, appearing elsewhere herein. The Summary Selected Financial Data should be read in conjunction with the audited and unaudited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The results for the six months ended June 30, 1999 are not necessarily indicative of results of the full year.

     (dollars and shares in thousands, except per share, Bbl, and Mcf data)

                                                SIX MONTHS ENDED
                                                     JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                ------------------  ------------------------------------------------
                                                  1999      1998     1998       1997      1996      1995     1994
                                                --------  --------  --------  --------  --------  --------  --------
                                                    (unaudited)
STATEMENT OF OPERATIONS DATA
  Total Revenues .............................  $    700  $  1,199  $  2,023  $  4,005  $  4,040  $  3,143  $  3,397
  Loss on sale of oil and gas properties......  $      -  $      -  $      -  $      -  $      -  $  3,607  $      -
  Impairment to oil and gas properties........  $      -  $    260  $    960  $  3,650  $      -  $      -  $  3,347
  Net loss ...................................  $   (944) $ (1,464) $ (3,275) $ (5,958) $ (1,330) $ (5,876) $ (4,453)
  Net loss per share (basic and diluted)......  $  (0.08) $  (0.12) $  (0.27) $  (0.49) $  (0.12) $  (0.90) $  (1.69)
  Net weighted average shares
    outstanding ..............................    12,166    12,128    12,132    12,086    11,351     6,556     2,639

OPERATING DATA:
  Net Production:
   Oil (Bbl) .................................     7,500    28,100    42,000    87,000    57,000    92,000    88,000
   Gas (Mcf) .................................   275,400   319,800   609,000   821,000 1,038,000   909,000 1,017,000
   Gas equivalent (MCFE) .....................   320,100   488,500   859,000 1,343,000 1,383,000 1,461,000 1,542,000
  Average Sales Price:
   Oil ($ per Bbl) ...........................  $  14.30  $  13.82  $  13.08 $   19.04  $  20.24  $  14.66  $  14.14
   Gas ($ per Mcf) ...........................  $   2.07  $   2.30  $   2.19 $    2.66  $   2.56  $   1.77  $   2.09

                                                          JUNE 30,                    DECEMBER 31,
                                                          --------  ------------------------------------------------
                                                            1999      1998      1997      1996      1995      1994
                                                          --------  --------  --------  --------  --------  --------
                                                         (unaudited)
BALANCE SHEET DATA:
  Total assets...............................             $  7,343  $  8,492 $  12,626  $ 16,335  $ 17,800  $ 10,066
  Total debt.................................             $  3,235  $  3,235 $   3,775  $  2,933  $  4,897  $  7,123
  Net stockholders' equity...................             $  3,863  $  4,704 $   8,053  $ 13,037  $ 12,314  $  2,130


      The ratio of earnings to fixed charges is the ratio of: (1) fixed charges plus income from operations, to (2) fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees. The pro forma ratio is computed in a similar manner. This ratio is not presented because earnings were insufficient to cover fixed charges for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 by the amount of $2,444, $5,562, $895,
$5,006 and $3,993, respectively. The deficiencies for the periods ended June 30, 1999 and 1998 are $651 and $1,063, respectively. The pro forma earnings to fixed charges deficiencies for the periods indicated are not different from the actual deficiencies.

      Estimates of oil and gas reserves in future years are based in part on the sales price at December 31 of the respective year. To the extent that the cost of producing the oil and gas, plus applicable taxes, from any particular property exceeds the sales price, the quantity of proved reserves is reduced. See "Business and Properties - Oil and Gas Operations - Oil and Gas Reserves."

                                                                                        DECEMBER 31,
                                                                      1998      1997      1996      1995     1994
                                                                    --------  --------  --------  --------  --------
RESERVES:
  Estimated net proved reserves:
   Oil (MBbl).................................................           106       257       249       347     1,647
   Gas (Bcf)..................................................           3.1       3.2       3.5       5.9       5.9
   Estimated future net revenues before income taxes..........      $  4,985  $  8,410  $ 14,112  $ 12,600  $ 15,932
   Standardized measure of future net cash flow...............      $  3,527  $  6,503  $ 10,820  $  8,942  $  8,148


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

      Fortune primarily explores, develops and produces oil and gas properties along the U.S. Gulf Coast. All of Fortune's operating revenues are derived from the production and sale of oil and gas.

      Operating revenues decreased in 1998 primarily because Fortune sold its interest in East Bayou Sorrel on March 31, 1998. Although this sale resulted in lower 1998 revenues and cash flow, the price received was a significant premium over proved reserve value. Furthermore, the cash proceeds strengthened Fortune's balance sheet and allowed a very active exploration program in 1998.

      Operating revenues increased slightly from 1996 to 1997, primarily because production from the East Bayou Sorrel exploration success more than offset production declines from depletion and the reduced revenues from the effect of selling a portion of South Timbalier Block 76 in early 1996.

      Results in 1998 and 1997 were adversely affected by substantial impairments to oil and gas properties. Results in 1997 were also adversely affected by debt conversion expense and stock offering costs. No such expense was recorded in 1996. General and administrative expense decreased during 1998 because of lower litigation costs. General and administrative expense also decreased in 1999 because of reductions made by Fortune in response to lower oil and gas prices.

      Fortune experienced substantial net losses in 1998 and 1997, primarily attributed to the items described above, and a smaller net loss in 1996 and during the first six months of 1999. Operations contributed cash in 1996 and 1997, primarily due to relatively high gas prices and/or increases in production, but consumed cash in 1998 and during the first six months of 1999 because of decreased revenues and low prices.

      Fortune made substantial net investments in oil and gas properties in 1997, and somewhat smaller net investments in 1996, 1998 and the first six months of 1999. Fortune's primary sources of capital have been the sale of equity and proceeds from the sale of oil and gas properties. Since 1994, Fortune reduced its total debt by $3.9 million and, as a result of restructuring its borrowing relationships, significantly increased the maturity of its remaining debt obligations. Fortune believes that it has adequate capital resources to satisfy its obligations over the short term. Fortune also believes that its operating cash flow will increase as a result of successful exploitation of its inventory of projects and prospects or the acquisition of producing properties and that this increased cash flow will be the basis for future company growth. However, there is no assurance that Fortune will be successful in exploiting any of its projects. Furthermore, operating cash flow has decreased significantly in the short term as the result of the sale of Fortune's interest in East Bayou Sorrel in March 1998. In the event that Fortune's operating cash flow does not increase significantly, the company may need to make additional significant reductions in overhead or raise additional capital to pursue its business strategy.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 VS. 1998

      During the first six months of 1999, Fortune's net loss improved to $944,000 compared to a net loss of $1,464,000 for the same 1998 period. Lower expenses in almost all categories in 1999 more than offset a decline in revenues. Significantly lower gas prices and lower oil and gas production resulted in net oil and gas revenues decreasing by $447,000 (40%) in the first six months of 1999, compared to the same 1998 period. The East Bayou Sorrel field, which accounted for 32% and 30% of first six months 1998 revenues and production, respectively, was sold on March 31, 1998 for $4.7 million. See note 6 to the June 30, 1999 unaudited financial statements for a discussion of this sale and the impact on the company's operating results.

      Fortune's oil production decreased 73% during the first six months of 1999 versus 1998. Gas production decreased 14% during the first six months of 1999 versus 1998. The sale of East Bayou Sorrel and depletion were the primary contributors to these decreases.

      Gas prices on Fortune's production averaged $2.07 per Mcf for the first six months of 1999 as compared to $2.30 per Mcf for the same 1998 period (a 10% decrease). Oil prices averaged $14.30 per barrel for the first six months of 1999 compared to $13.82 per barrel for the same 1998 period (a 4% increase).

      Production and operating expense decreased by $157,000 (44)% for the first six months of 1999 versus 1998 because of the lower production discussed above and the absence of workovers and operating problems during 1999.

      General and administrative expense decreased by $165,000 (20%) primarily because of reductions which have been made in response to lower oil and gas prices. In connection with Fortune's efforts to reduce cash outlays, the board of directors voted, effective January 1, 1999, to begin paying the $2,500 per quarter outside director fees in Fortune common stock instead of cash.

      Interest expense paid in cash decreased by $15,000 (7%) for the first six months of 1999 over 1998 due to a lower debt balance. The lower debt balance resulted from Fortune paying off substantially all of its credit facility at March 31, 1998 with a portion of the proceeds of the sale of East Bayou Sorrel. Non-cash amortization of debt financing costs has declined because all such costs were fully amortized at the end of April 1999.

      Fortune's provision for depletion, depreciation and amortization (DD&A) decreased by $390,000 (47%) in the first six months of 1999 as compared to 1998 primarily because of lower production, a lower property balance as a result of the sale of the East Bayou Sorrel property and past ceiling test impairments.

YEAR ENDED DECEMBER 31, 1998 AND 1997

      Fortune had a net loss of $3.3 million in 1998 compared to a net loss of $6.0 million in 1997. The higher 1997 loss was primarily attributable to the following items recorded in 1997:

o $316,000 non-cash debt conversion expense incurred to exchange a portion of Fortune's debentures

o     $323,000 stock offering costs for an aborted 1997 public offering

o $3.7 million non-cash impairment to oil and gas properties versus $1.0 million in 1998

o      higher depreciation, depletion and amortization

      Analysis of change in oil and gas revenues -


                                             Years ended
                                             December 31,        Percent
                                          1998        1997       Change
                                        --------    --------    --------
                                       (Thousands except where indicated)
           Production
             Oil  -  MBbl                     42          87       (52)%
             Gas  -  Mmcf                    609         821       (26)%
                  -  MMCFE                   859       1,343       (36)%
           Prices
             Oil - $/Bbl                $  13.08    $  19.04       (31)%
             Gas - $/Mcf                    2.19        2.66       (18)%
           Revenues
             Oil                        $    544    $  1,663       (67)%
             Gas                           1,337       2,188       (39)%


      As can be seen in the above table, the revenue decrease primarily resulted from significantly lower oil and gas prices and oil and gas production in 1998. 1997 revenues included revenues from Fortune's East Bayou Sorrel field that was sold on March 31, 1998. South Timbalier Block 76 was shut-in for 26 days in 1997 for a workover, adversely affecting 1997 revenues and partially offsetting the decrease from 1997 to 1998.

      If East Bayou Sorrel production was excluded from both 1998 and 1997, the decrease in oil and gas production would have been 11% and 20%, respectively. Notwithstanding the decrease in revenues and cash flow, management believes that the sale of East Bayou Sorrel was very positive for Fortune. At the time of the sale, Fortune's reserve report reflected approximately $1.9 million of discounted proved reserves value for East Bayou Sorrel. 1997 net cash flow from the property was approximately $1.0 million. Substantially all of this 1997 cash flow was reinvested in the property to drill the Schwing #3 which was a dry hole. The $4.7 million sales price represented 250% of the proved reserve and 460% of the 1997 net cash flow for the property. East Bayou Sorrel was primarily an oil property and oil prices declined significantly in 1998 after the sale. The cash from the sale enabled Fortune to repay substantially all of its bank debt and to conduct an active exploration program in 1998.

      Analysis of change in selected expenses -

                                                   Years ended
                                                   December 31,        Percent
                                                1998        1997       Change
                                              --------    --------    --------
                                             (Thousands except where indicated)
     Production and operating expense         $     595    $  1,094       (46)%
            - per MCFE                             0.69        0.81       (15)%
     Depreciation, depletion and amortization     1,365       2,219       (38)%
            - per MCFE                             1.59        1.65        (5)%
        Impairment to oil and gas properties        960       3,650       (74)%


      Production and operating expense in 1997 included approximately $360,000 of costs attributable to a workover at South Timbalier Block 76. No significant workovers were undertaken in 1998. The sale of East Bayou Sorrel contributed to additional decreases.

      Fortune's provision for depletion, depreciation and amortization decreased because of the impact of impairments to oil and gas properties in 1997 and the sale of East Bayou Sorrel in 1998.

                                                  Years ended
                                                  December 31,         Percent
                                                1998        1997       Change
                                              --------    --------    --------
                                             (Thousands except where indicated)
     General and administrative expense       $   1,547    $  1,965       (21)%
     Interest - payable in cash                     403         249        62 %
              - amortization of financing cost      428         147       191 %


      General and administrative expense decreased primarily because of lower litigation costs in 1998 in connection with the 1995 Regulation S offering, discussed in note 8 to the December 31, 1998 financial statements, and lower personnel costs. We are in the process of further reducing general and administrative costs up to an additional 27% in 1999 versus 1998. The 1999 reductions will be in almost all categories and are in response to depressed oil and gas prices in 1998 and early 1999.

      Interest expense paid in cash increased due to the higher debt balance. Non-cash amortization of debt financing costs increased because of Fortune's notes offering in December 1997 and credit facility refinancing in July 1997.

YEARS ENDED DECEMBER 31, 1997 AND 1996

      Fortune had a net loss of $6.0 million in 1997 compared to a net loss of $1.3 million in 1996. The increased net loss in 1997 is primarily attributable to the following 1997 items:

o     $3.7 million non-cash impairments to oil and gas properties

o $316,000 non-cash debt conversion expense incurred to exchange a portion of Fortune's debentures

o $323,000 of stock offering costs for an aborted 1997 public offering in April 1997

      Analysis of change in oil and gas revenues -

                                                  Years ended
                                                  December 31,         Percent
                                                1997        1996       Change
                                              --------    --------    --------
                                             (Thousands except where indicated)
     Production
       Oil  -  MBbl                                  87          57        52 %
       Gas  -  Mmcf                                 821       1,038       (21)%
            -  MMCFE                              1,343       1,383        (3)%
     Prices
       Oil - $/Bbl                            $   19.04   $   20.24        (6)%
       Gas - $/Mcf                                 2.66        2.56         4 %
     Revenues
       Oil                                    $   1,663   $   1,162        43 %
       Gas                                        2,188       2,663       (18)%


      1996 revenues included revenues from Fortune's California properties that were sold in February and March 1996 and a higher ownership interest at South Timbalier Block 76 through March 1996. On March 8, 1996, Fortune sold 25% of its interest in the South Timbalier Block 76 for $940,000 pursuant to a preexisting option agreement. 1997 revenues were adversely affected by shutting in the South Timbalier Block 76 well from March 24, 1997 to April 19, 1997 for a workover. The same well was also shut in from April 29, 1996 to June 15, 1996 for a prior workover. Offsetting these decreases was the commencement of production at East Bayou Sorrel in January 1997. The second well at East Bayou Sorrel was completed and placed on production on June 23, 1997.

      Oil production increased as a result of the Bayou Sorrel discovery. Gas production decreased primarily because of the reduced ownership interest in 1997 in South Timbalier Block 76, as discussed above, and natural depletion on Fortune's properties.

      Analysis of change in selected expenses -

                                                  Years ended
                                                  December 31,         Percent
                                                1997        1996       Change
                                              --------    --------    --------
                                             (Thousands except where indicated)
     Production and operating expense         $  1,094    $  1,172        (7)%
         - per MCFE                               0.81        0.85        (5)%
     Depreciation, depletion and amortization    2,219       1,623        37 %
         - per MCFE                               1.65        1.17        41 %
     Impairment to oil and gas properties        3,650           -        N/A


      The decrease in production and operating expenses results primarily from Fortune selling its relatively expensive-to-operate California properties in early 1996. Both 1997 and 1996 were adversely affected by the workovers at South Timbalier Block 76 that cost approximately $360,000 in 1997 and $300,000 in 1996.

      Fortune's provision for depletion, depreciation and amortization increased because of higher average property costs and lower average proved reserves in 1997.

                                                  Years ended
                                                  December 31,         Percent
                                                1997        1996       Change
                                              --------    --------    --------
                                             (Thousands except where indicated)
     General and administrative expense       $  1,965    $  1,924         2 %
     Interest - payable in cash                    249         361       (31)%
              - amortization of financing cost     147          74        99 %

      Interest expense payable in cash decreased due to the lower average debt balance for most of 1997. Non-cash amortization of debt financing costs increased because of Fortune's notes offering in December 1997 and credit facility refinancing in July 1997. See "- Liquidity."

LIQUIDITY

CASH BALANCE, WORKING CAPITAL AND CASH FLOWS FROM OPERATING ACTIVITIES

- Six months ended June 30, 1999 and 1998

      Fortune used approximately the same amount of cash in its operating activities during the first six months of 1999 compared to the same 1998 period. Before considering the effect of changes in non-cash working capital accounts, operating cash flow used was $(311,000) for 1999 compared to $(162,000) for 1998. Lower gas prices and lower oil and gas production, as discussed above, accounts for this decrease in cash flow. Working capital at June 30, 1999 decreased from December 31,1998 because of the negative cash flow from operating activities and the capital expenditures discussed below. Cash flow increased in the second quarter of 1999 compared to the prior quarter ended March 31, 1999 as the production from two recently completed wells at Espiritu Santo Bay, the recently completed farmout wells at South Timbalier 86 and Bay Marchand Block 5 and a well being completed in Mississippi commenced production. These wells are discussed below. Also, oil and gas prices have increased since March 31, 1999.

- Fiscal years 1998 and 1997

    Analysis of changes in selected liquidity measures -

                                                  Years ended
                                                  December 31,         Percent
                                                1998        1997       Change
                                              --------    --------    --------
                                             (Thousands except where indicated)
     Cash balance at year end                 $  1,452    $  1,667       (13)%
     Net working capital at year end             1,324       1,376        (4)%
     Long-term debt                              3,225       3,775       (15)%

     Cash flow from operating
       activities for the year                $   (616)   $  1,379        N/A
     Less:  change in assets and liabilities      (138)        624        N/A
                                              --------    --------    --------
     Cash flow from operations before
       change in assets and liabilities       $   (478)   $    755        N/A
                                              ========    ========    ========

      The decrease in cash flow from operating activities results primarily from the significant increase in payables in 1997 versus a decrease in 1998. Before considering the effect of changes in assets and liabilities, the decrease in cash flow was considerably less. Lower oil and gas revenues and higher cash interest expense were the primary contributors to the 1998 decrease in cash flow.

- Fiscal years 1997 and 1996

    Analysis of changes in selected liquidity measures -

                                                  Years ended
                                                  December 31,         Percent
                                                1997        1996       Change
                                              --------    --------    --------
                                             (Thousands except where indicated)
     Cash balance at year end                 $  1,667    $  2,174       (23)%
     Net working capital at year end             1,376         276       399 %
     Long-term debt                              3,775         680       455 %

     Cash flow from operating
      activities for the year                 $  1,379    $    607       127 %
     Less:  change in assets and liabilities       624         216       189 %
                                              --------    --------    --------
     Cash flow from operations before
       change in assets and liabilities       $    755    $    391        93 %
                                              ========    ========    ========


      Although Fortune's cash balance decreased from 1996 to 1997, working capital increased significantly. Refinancing Fortune's bank debt in July 1997 and completing a convertible subordinated debt offering in December 1997 were major contributing factors to this increase in working capital. During 1997, operating activities and financing activities were providers of cash while investing activities were net users of cash.

      Changes in accounts receivable and accounts payable were significant components of the net cash flow amounts in both 1997 and 1996. Accounts payable increased in 1997 as a result of increased exploration activity and accounts receivable decreased in 1997 primarily as a result of lower year end prices. Before considering changes in asset and liability accounts, net operating cash flow still increased in 1997 compared to 1996. The absence of corporate relocation costs in 1997 and lower interest and production and operating expense in 1997 contributed to this increase. Fortune's 1996 exploratory discovery at East Bayou Sorrel, Iberville Parish, Louisiana had no impact on Fortune's revenues in 1996. Its impact on 1997 production was partially offset by the items discussed in the 1997 operating results section above.

CAPITAL RESOURCES

CASH USED IN INVESTING ACTIVITIES - CAPITAL EXPENDITURES

      Expenditures for oil and gas properties for the first six months of 1999 were $309,000 compared to $1,711,000 for 1998. The 1999 expenditures include primarily:

-     additional leases at Espiritu Santo Bay;

-     seismic interpretation at Espiritu Santo Bay and La Rosa;

- completion expenditures for two wells at Espiritu Santo Bay, ST 216 #16 and ST 210 #5;

- completion expenditures for the Bacon prospect well drilled in Mississippi; and

- expenditures for the Espiritu Santo Bay ST 164 #4 well which was plugged and abandoned in May 1999

      The ST 164 #4 well which was plugged during the second quarter of 1999 experienced an underground blowout during September and October 1998 after logging potential pay. The well was temporarily abandoned until May 1999 when it was plugged. Fortune has been reimbursed by its insurance underwriter for a portion of its control of well expenditures and we believe that a substantial portion of Fortune's cost to redrill the well will also be reimbursable by our underwriter. However, redrill operations have been delayed because the operator and other well owners are involved in a dispute with their underwriters over their control of well and redrill claim.

      Fortune did not incur any expenditures on the South Timbalier 86 and Bay Marchand Block 5 wells because Fortune farmed out these properties retaining overrides of 3.17% and 0.5%, respectively. The South Timbalier 86 override converts to 4% after payout. The Bay Marchand Block 5 farmout acreage was unitized with acreage containing another producing well. This unitization resulted in Fortune's revenue interest decreasing to 0.24% over the newly-combined acreage block.

      The 1998 expenditures include primarily:

- drilling and completion expenditures for the third well at East Bayou Sorrel, which was plugged on March 5, 1998;

-     drilling and completion operations at La Rosa;

-     drilling costs for a dry hole at the S.W. Segno prospect; and

- land, seismic and well costs for the dry holes at Whiskey Pass and Sea Serpent.

      Fortune believes that it has sufficient capital to drill its deep Frio target at Espiritu Santo Bay. However, if this well is unsuccessful or it encounters significant drilling problems or delays, Fortune may need to make additional significant reductions in overhead or raise additional capital to pursue its business strategy.

- Fiscal year 1998

      Cash expenditures for oil and gas properties in 1998 were $3.7 million as compared to $4.9 million for the same period in 1997. The 1998 expenditures were incurred primarily in Fortune's projects at LaRosa, Espiritu Santo Bay, East Bayou Sorrel, Whiskey Pass, Sea Serpent and Southwest Segno.

      Fortune has been involved in two significant proprietary 3D seismic projects along the Texas coast. The La Rosa project, a 24-square mile proprietary 3D seismic survey over one of Fortune's existing producing fields has been shot and drilling operations have commenced. Fortune sold one-half of its interest in the non-producing portion of this field in exchange for the acquiring parties paying 100% of Fortune's 3D seismic costs. Drilling began in December 1997. Seven wells have been drilled to date based upon the 3D seismic. Four wells were completed as producers and three wells have been plugged and abandoned. During 1998, Fortune incurred $770,000 of seismic interpretation, leasing and drilling costs. Fortune holds a 37.5% working interest in the wells drilled prior to the 3D seismic survey and an 18.75% working interest in the prospective projects covered by this 3D seismic survey.

      The second project is offshore Texas in the intracoastal waters of Espiritu Santo Bay. This involves a 135-square mile proprietary 3D seismic survey in which Fortune owns a 12.5% working interest. This survey was completed in 1997 and is continually being interpreted. Drilling began in August 1998. Five wells have been drilled to date. Two have been plugged, two have been completed and the fifth is the ST 164 #4 discussed above. Additional drilling is planned. During 1998, Fortune incurred $1,068,000 of seismic interpretation, leasing costs and well operations.

      During the second quarter of 1998, Fortune entered into agreements to participate in the drilling of three wells on prospects in the transition zone offshore Louisiana. Two of the wells were on the Whiskey Pass prospect and the third was on the Sea Serpent prospect. The prospects were identified by another company on a 25-square mile transition zone 3D seismic survey which Fortune also owns. All three wells were drilled and plugged and abandoned. In 1998, Fortune incurred approximately $887,000 of seismic, leasehold and drilling costs. Fortune also incurred $166,000 in 1998 in connection with its dry hole at the Southwest Segno prospect in Liberty County, Texas.

- Fiscal years 1997 and prior

      Capital expenditures funded with cash for the years ended December 31, 1997 and 1996 were $4.9 million and $3.2 million, respectively. 1997 capital expenditures consisted primarily of $2.5 million for 3D seismic and leases at Espiritu Santo Bay; $1.5 million for development at East Bayou Sorrel and $0.4 million for the acquisition of an additional interest at East Bayou Sorrel. 1996 capital expenditures were primarily for four exploratory wells (East Bayou Sorrel, Lirette, DABM and South Lake Arthur) and continued lease and seismic acquisition offshore Louisiana.

      In June 1997, Zydeco Exploration returned to Fortune $2.2 million of exploration venture cash under the terms of the venture agreement, as discussed in note 2 to the December 31, 1998 financial statements. The cash was previously reported on Fortune's balance sheet as restricted cash in "Other Assets." Fortune also received $1.2 million for the sale of the California properties that was used to retire debt in February 1996 and $940,000 for the sale of 25% of its interest in South Timbalier Block 76. See "Business and Properties - Exploration Activities" and " -- Property Acquisition Activities."

CASH FLOWS FROM FINANCING ACTIVITIES -

      - OUTSTANDING DEBT AND DEBT REDUCTION

      On March 31, 1998, Fortune paid off all but $10,000 of its bank credit facility using $540,000 of the proceeds from the sale of East Bayou Sorrel. Fortune's remaining debt, all of which is subordinated convertible debt, is not due until 2007. Since 1994, Fortune has reduced its total debt by $3.9 million and virtually eliminated its current maturities of long-term debt.

      - CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 31, 2007

      On December 1, 1997, Fortune completed a private placement of 12% Convertible Subordinated Notes due December 31, 2007. An aggregate of $3,225,000 principal amount of notes was sold and Fortune received $2,815,000 of net proceeds after offering expenses and commissions. The notes were sold to a group of accredited investors under a placement agreement with J. Robbins Securities L.L.C.

      The net proceeds of the private placement were used to refinance existing debt and for general corporate purposes. On December 5, 1997, using the proceeds of the notes offering, Fortune redeemed the remaining outstanding balance of $1,028,000 of Fortune's debentures due December 31, 1997. In addition, $315,000 of net proceeds of the notes offering were used to reduce the borrowings under Fortune's credit facility with Credit Lyonnais. See note 5 of the December 31, 1998 financial statements for the terms of the notes.

      The notes contain a provision which allows the holders to convert them into Fortune common stock. In March 1999, 21 of the 26 holders of these notes agreed to amend that provision in order to set a fixed conversion price on the notes of $0.75 per share. The 21 noteholders represent $2,295,000 of the $3,225,000 principal amount of the notes outstanding.

      The $2,295,000 of amended notes are now convertible into a total of 3,060,000 shares of common stock. Each holder who agreed to this amendment also received one three-year warrant to purchase a share of Fortune common stock at $1.00 for each share into which the holder's note is now convertible. The issuance of these warrants was not included in the original terms of the note agreement; accordingly, Fortune recognized a non-cash expense in the amount of $153,000 in the first quarter of 1999 for the value of the warrants. The holders of the remaining $930,000 of notes elected not to amend the conversion provision. Accordingly, based upon the price of approximately $0.33 per share pursuant to the formula contained in those notes, they may be converted into 2,821,162 shares of common stock.

      - CREDIT FACILITY

      Fortune has in place a $20 million credit facility with Credit Lyonnais New York Branch ("Credit Lyonnais"). The Credit Lyonnais facility is due January 11, 2000, extendable until July 11, 2000 upon mutual consent. On March 31, 1998, Fortune repaid all but $10,000 of the outstanding balance of the credit facility with a portion of the proceeds from the sale of East Bayou Sorrel. Prior to Fortune's sale of its interest in the East Bayou Sorrel field, Fortune's borrowing base was $2 million. The bank has not completed its redetermination of the borrowing base subsequent to this sale; consequently, Fortune does not know how much, if any, is currently available for borrowing under this credit facility. Primarily as a result of the lower revenues in 1998 because of lower oil and gas prices and the sale of East Bayou Sorrel, Fortune was unable to meet the 3 to 1 coverage ratio of cash flow to fixed-charges which is required by the credit facility for the twelve-month period ended June 30, 1999. Fortune received a waiver of this covenant from the bank for the period ended June 30, 1999. Fortune will need a wavier of this debt covenant in future periods until operating cash flow increases significantly. See the notes 5 to the financial statements included herein for the terms of this credit facility.

      - DEBENTURES

      On February 26, 1997, Fortune closed an exchange offer for the Convertible Subordinated Debentures due December 31, 1997 which resulted in 40%, or $697,000 principal amount, of debentures being exchanged for 218,858 shares of common stock and 174,250 common stock warrants. Consequently, the balance due on the Debentures at December 31, 1997 was $1,028,000. This remaining balance was repaid on December 5, 1997 with proceeds from the notes offering discussed above.

      In connection with the February 1997 exchange of debentures, Fortune recorded a non-cash debt conversion expense of approximately $316,000 during the first quarter of 1997. This expense represents the difference between the fair market value of all of the common stock and warrants issued in the exchange offer and the fair market value of the lower number of shares of common stock that could have been issued upon the conversion of the debentures under their original terms.

      - CASH PROVIDED FROM EQUITY TRANSACTIONS

      Fortune's primary source of capital during 1996 was stock offerings and the exercise of warrants and options. In December 1996, Fortune received net proceeds of approximately $1.1 million from the sale of 412,000 shares of common stock at a price of $3.00 per share in a private placement.

OIL AND GAS PRICES AND RESERVES

      Fortune's revenues, profitability and future growth are dependent to a great degree upon oil and gas prices. These prices can be extremely volatile and in recent years have been depressed by excess supplies. These fluctuating oil and gas prices have contributed to impairments to oil and gas properties such as the $3.7 million impairment recorded in 1997 and the $960,000 impairment recorded in 1998. As a result of continued fluctuating oil and gas prices, Fortune may incur further impairments in 1999. As of August 9, 1999, Fortune was receiving an average of approximately $18.00 per Bbl for its oil production and $2.70 per Mcf for its gas production.

      Analysis of selected reserve information at year end:

                                                  Years ended
                                                  December 31,         Percent
                                                1998        1997       Change
                                              --------    --------    --------
                                             (Thousands except where indicated)
     Proved Reserves
       Oil  -  MBbl                                106         257       (59)%
       Gas  -  Mmcf                              3,082       3,217        (4)%
            -  MCFE                              3,718       4,759       (22)%

     Year end Prices
       Oil  -  $/Bbl                          $   9.85    $  16.90       (42)%
       Gas  -  $/Mcf                              2.25        2.60       (13)%

     Estimated future net revenue
      undiscounted                            $  4,985    $  8,410       (41)%
     Standardized measure of discounted
      future net cash flow                    $  3,527    $  6,503       (46)%


      Fortune's 1998, 1997 and 1996 year end oil and gas reserve reports have been prepared by Huddleston & Co. Inc., of Houston, Texas, its independent petroleum engineers. The present value of the reserves decreased in 1998 primarily because of the sale of East Bayou Sorrel and significantly lower oil and gas prices at year end 1998. The present value discounted at 10% of the East Bayou Sorrel proved reserves at the time of the sale was approximately $1.9 million. Fortune sold this property for $4.7 million, resulting in a significant economic gain on this transaction. At December 31, 1997, these net proved reserve figures included 152,000 barrels of oil and 204,000 Mcf of gas attributable to Fortune's interest at East Bayou Sorrel. See note 3 to the December 31, 1998 financial statements regarding this sale.

"YEAR 2000" COMPLIANCE

      Fortune is aware of the issues associated with the inability of many computer systems worldwide to recognize dates beyond December 31, 1999 and that a failure to correct this problem could result in significant disruption to those systems. Fortune has reviewed its internal and accounting systems and believes that they are "year 2000 compliant." Fortune currently does not operate any of its producing properties; accordingly it does not use any operating systems internally that must be evaluated for compliance. Fortune's concerns regarding year 2000 compliance rest almost solely with its third party business associates. Fortune has been assessing the readiness of the third parties that it believes are important to its business, such as: operators of its properties, its oil and gas product purchasers, its accounting system providers, consultants, communication systems providers, etc. The third parties contacted thus far have represented either to be in compliance or have communicated their plans and timetables for compliance. This process is ongoing. Fortune has begun making contingency plans in the event that its third parties are unable to achieve compliance. With respect to oil and gas product purchasers, systems providers, consultants, its bank, and its stock transfer agent, for example, Fortune does not have any contracts that extend beyond 1999. Accordingly, Fortune can change to goods and service providers who are year 2000 compliant, if necessary. With respect to operators of its properties, Fortune believes that a failure to comply by the operator or its critical suppliers would generally not be material except at South Timbalier Block 76. CNG Producing Company operates South Timbalier Block 76 and Fortune is monitoring CNG's compliance efforts. Fortune does not believe that the direct, out-of-pocket cost of its year 2000 compliance requirements will be significant. There are, however, numerous parties who Fortune has no direct contact with but who nonetheless could have a significant impact on Fortune's business activities if they do not achieve compliance. These indirect third parties include oil and gas refiners, gas and oil transmission companies, third party banking institutions, suppliers of suppliers, etc. Although Fortune has no practical way of assessing the viability of these companies, Fortune believes that its risks are no greater in this regard than businesses and the public in general. Fortune will continue to monitor the status of year 2000 compliance issues to determine the impact, if any, on its operations.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

      In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts and for hedging activities. SFAS 133, as amended, is effective for all fiscal quarters beginning after June 15, 2000. Fortune has not historically utilized derivative instruments; accordingly, the impact upon Fortune of SFAS 133 is not expected to have an effect on the reporting of future operating results.

DISCLOSURE ABOUT MARKET RISK

      Fortune is exposed to market risk, including adverse changes in oil and gas prices and interest rates as discussed below. Fortune does not currently use derivative financial instruments to mitigate fluctuations in oil and gas prices or interest rates.

      OIL AND GAS PRICE RISK. Fortune's oil and gas revenues can be significantly affected as oil and gas prices fluctuate widely in response to changing market forces. These fluctuations can be reduced through the proper use of oil and gas price hedging tools. We currently do not use oil and gas price hedges because we do not believe that Fortune has sufficient production volumes to justify their use. Consequently, our oil and gas revenues will continue to fluctuate as prices fluctuate.

      INTEREST RATE RISK. Fortune's exposure to changes in interest rates primarily results from its short-term and long-term debt with both fixed and floating interest rates.

      Fortune's debt structure is comprised of:

             Stated              Balance
          Interest Rate       June 30, 1999         Matures
          -------------       -------------         -------

            12% Fixed            $2,295,000          2007

            12% Fixed            $930,000            2007

        Variable at banks
       Base rate + 1 1/4% or
           LIBOR + 4%            $10,000             1999

      Changes in interest rates currently will not have a significant impact on Fortune's operations.

                             BUSINESS AND PROPERTIES

GENERAL

      Fortune Natural Resources Corporation is an independent public oil and gas exploration and production company. We primarily explore, develop and produce oil and gas from properties located onshore and offshore Louisiana and Texas.

      During 1995, we implemented a program to explore for significant oil and gas reserves using state-of-the-art 3D seismic and computer aided exploration technology. Fortune believes that the use of this technology provides more accurate and comprehensive geological data for evaluating drilling prospects than traditional 2D evaluation methods. Since implementing this program in early 1995, Fortune has been acquiring interests in oil and gas prospects on the Gulf Coast and is continually evaluating 3D and 2D exploration projects.

      Fortune also seeks to acquire producing properties at attractive prices. In furtherance of that objective, Fortune purchased for cash an additional interest in the East Bayou Sorrel Field in early 1997 as well as an interest in the South Timbalier Block 76 in December 1995. Fortune subsequently sold its entire interest at East Bayou Sorrel.

STRATEGY

      Fortune's strategy is to invest in a diversified portfolio of oil and gas exploration and development properties within its area of interest. Fortune mitigates the risks of exploration drilling by generally taking minority interests in projects with large potential reserves as well as additional development potential. Fortune has invested in seismic programs to identify new exploration prospects, in exploration prospects ready to drill, and in producing properties with additional development potential, each described in more detail below.

      Fortune seeks to participate, generally as a minority, non-operating interest holder, in a variety of exploration and development projects with industry partners. Fortune's approach to prospect acquisition is twofold. It seeks prospects on an opportunistic basis, evaluating individual prospect opportunities presented to it by other oil and gas companies or consultants. It also seeks to develop prospects through multi-year strategic joint ventures designed to evaluate a wide area for potential drilling prospects, such as the venture commenced in 1997 along the Texas coast at Espiritu Santo Bay.

      Fortune and its partners use state-of-the-art technologies including, where appropriate, 3D seismic and CAEX technology in defining and evaluating drilling prospects. Fortune believes that these techniques have undergone important technological advances in recent years and that their use can provide Fortune with a more accurate and complete prospect evaluation. These advancements should materially increase the likelihood of finding commercial quantities of oil and gas at lower reserve finding costs.

      Although Fortune does not currently operate properties or originate exploration prospects, it actively participates in the evaluation of those properties and prospects. In order to maintain the ability to employ state-of-the-art technology while controlling fixed operating costs, Fortune relies heavily on industry consultants for its project evaluations. With aggressive downsizing and reorganizing by larger oil companies in recent years, Fortune has found that highly qualified prospect originators and technical advisors are available as consultants and joint venturers. This enables Fortune to acquire expert technical assistance in its target geographic areas while avoiding the overhead associated with a larger number of employees.

      Fortune employs the services of Interpretation3, a consulting company headed by Daniel Shaughnessy, formerly an exploration supervisor with Mobil Oil Company, to assist in evaluating prospects. Mr. Shaughnessy became a director of Fortune in early 1997. See "Management." Fortune employs Huddleston & Co., Inc., Houston, Texas, independent petroleum engineers, to estimate reserves in successful wells and in properties being evaluated for acquisition. Fortune does not have contracts with these consultants that obligate the consultants to continue their availability to Fortune. However, we believe that these consultants will continue to provide services to Fortune for the foreseeable future.

      In furtherance of its business strategy, Fortune entered into non-binding letters of intent with 3DX Technologies Inc., Petro-Guard Company, Inc. and Petro-Guard Production LLC in November 1998, providing for the merger of each of these entities into Fortune. Subsequently, merger discussions with each of these entities were terminated prior to the execution of a definitive merger agreement.

EXPLORATION ACTIVITIES

      Fortune reviews prospects developed by companies that have particular expertise in specific exploration areas and uses its own consultants and management knowledge to analyze the exploration data. By taking a minority non-operating position in such projects, Fortune gains opportunities to participate in significant discoveries while minimizing its losses if the exploration wells are unproductive. Recent significant exploration projects undertaken by Fortune include the 3D seismic surveys at Espiritu Santo Bay and LaRosa Field, both of which are discussed below.

PROPERTY ACQUISITION ACTIVITIES

      Prior to mid-1994, Fortune focused its efforts on the acquisition of producing properties in an effort to take advantage of competitive prices for proved reserves with development potential. In mid-1994, Fortune made a strategic decision to shift its emphasis from the acquisition of producing properties to exploration for oil and gas reserves, although Fortune continues to examine attractive acquisition opportunities. This decision was prompted by increasing price competition for attractive producing properties as well as the recent important advances in exploration technology. To help facilitate its exploration strategy and focus its efforts, Fortune sold all of its California properties and relocated its offices to Houston, Texas in early 1996.

      Oil and gas prices are currently depressed and Fortune believes that there may be opportunities again to acquire proved reserves at very attractive prices. Accordingly, Fortune closely monitors opportunities to acquire both producing properties and other oil and gas companies.

SIGNIFICANT PROPERTIES AND ACTIVITIES

ESPIRITU SANTO BAY PROPRIETARY 3D SEISMIC EXPLORATION JOINT VENTURE, OFFSHORE CALHOUN COUNTY, TEXAS

      On February 27, 1997, Fortune entered into a multi-year proprietary 3D seismic joint venture to evaluate and identify exploration prospects in a 166.5 square mile AMI in and around the Texas transition zone, including the intracoastal waters at Espiritu Santo Bay. Fortune owns a 12.5% working interest in the joint venture which has completed a 135-square mile proprietary 3D seismic survey. Fortune and its working interest partners currently own 19,090 leasehold acres and hold options to acquire leases on an additional 11,322 acres within the area of the seismic survey.

      Seismic acquisition activities commenced in April 1997 and were completed in September 1997. The seismic data has been processed and is continually being interpreted. Each partner may elect whether to participate in drilling an initial well or farm out all or part of its interest to other joint venture partners or third parties. Over a dozen prospects have been delineated to date. No assurance can be given, however, that any commercial quantities of hydrocarbons will be discovered. Drilling began in September 1998. Five wells have been drilled to date. Two have been plugged, two have been completed and the fifth, ST 164 #4, is a potential discovery that experienced an underground blowout in late 1998. The well was plugged in 1999 because of that blowout, but may be redrilled in the future. The joint venture agreement ends July 15, 2002 but may be extended if necessary.

      On April 18, 1997, the Espiritu Santo Bay 3-D Seismic Project joint venture acquired the Steamboat Pass Field, Calhoun County, Texas from Neumin Production Company. The Steamboat Pass Field is in Espiritu Santo Bay. As a result, Fortune owns a 12.5% working interest in the 5,766 acres held by production in the field and the facilities on the site. The acquisition was made in exchange for the assumption of Neumin's future obligation to plug and abandon the field. We do not expect the cost of such abandonment to be material to Fortune.

LA ROSA PROPRIETARY 3D SEISMIC EXPLORATION PROGRAM, REFUGIO COUNTY, TEXAS

      In 1994, Fortune acquired an undivided 50% interest in the La Rosa Field, a producing oil and gas field. In January 1997, Fortune's working interest was reduced to a 37.5% working interest as the result of an after-payout back-in. On February 13, 1997, Fortune and its partners commenced a proprietary 3D seismic survey covering 24 square miles over the La Rosa Field and surrounding acreage in Refugio County, Texas. The survey was conducted using state-of-the-art technology. Processing was completed in September 1997. Fortune farmed out 50% of its rights in this proprietary seismic program in exchange for the payment of all of Fortune's costs of such 3D survey. Accordingly, Fortune currently owns an undivided 18.75% working interest in all newly-generated prospects. Fortune maintains its 37.5% working interest in all production from wellbores existing prior to the commencement of the 3D seismic survey.

      Fortune and its working interest partners currently own 5,616 acres in the field and hold seismic options to acquire up to an additional 4,000 acres. The first well drilled based upon the 3D data was spudded December 2, 1997. Since then seven additional wells have been drilled. Four of these wells have been completed and four have been plugged and abandoned.

DIVESTITURE OF EAST BAYOU SORREL, IBERVILLE PARISH, LOUISIANA

      On March 31, 1998, Fortune sold its interest in the East Bayou Sorrel field to National Energy Group, Inc. for cash in the amount of $4,695,000. The properties sold consisted of Fortune's interest in the Schwing #1 and #2 wells and all of Fortune's leases, facilities and interests in the East Bayou Sorrel area of mutual interest, as defined in the East Bayou Sorrel operating agreement.

      Fortune's interest in the two productive wells at East Bayou Sorrel was pledged to secure a credit facility with Credit Lyonnais. The total balance outstanding under the credit facility prior to this sale was $550,000. Concurrently with closing the sale of the field, Fortune paid down substantially all of the outstanding balance of the credit facility.

      The Schwing #1 and #2 wells began producing in January 1997 and June 1997, respectively. Although both wells were shut-in from March 13, 1998 through the date of the sale to repair production facilities, they accounted for a significant portion of Fortune's oil and gas revenues during 1997 and proved reserves as of December 31, 1997. A third well in the field, the Schwing #3, was spudded October 9, 1997, but was temporarily plugged and abandoned on March 5, 1998 pending further evaluation of the well's potential. During 1997 and 1998, Fortune incurred approximately $1 million to drill and attempt completion of the Schwing #3.

SOUTH TIMBALIER BLOCK 76 - FEDERAL WATERS, OFFSHORE LOUISIANA

      South Timbalier Block 76 is Fortune's most prolific producer, accounting for over 40% of Fortune's revenues and proved reserves in 1998. On December 11, 1995, Fortune acquired a 16.67% working interest in this 5,000 acre producing oil and gas property. This property includes a producing well which was completed in 1990, a drilling and production platform and a transmission line. The effective date of the acquisition was June 1, 1995; accordingly, Fortune received the net cash flow from the well from that date. The effective date for financial reporting purposes was November 1, 1995. Fortune initially paid $2.2 million and issued 150,000 common stock purchase warrants exercisable at prices from $4.625 to $6.00 per share for its interest in the property. All the warrants expired unexercised in December 1997. In the acquisition, Fortune granted an option, exercisable until March 11, 1996, to a third party to acquire a 4.167% working interest in the property for $940,000. The option was timely exercised, which reduced Fortune's interest in the block to a 12.5% working interest effective January 1, 1996.

      On April 29, 1996, the South Timbalier 76 well was shut in due to a mechanical failure of downhole equipment. A remedial workover, started June 16, 1996, cost Fortune approximately $300,000. The well was brought back on production July 6, 1996. The well was also shut-in from March 24 to April 19, 1997 for a workover to repair a leak that caused the well to lose casing pressure. Fortune's share of the costs of this second workover was approximately $360,000. Notwithstanding these shut-ins, the well has already returned over two times Fortune's initial investment, and Fortune is evaluating the possibilities for additional development.

      To finance the acquisition of the South Timbalier well and to provide Fortune with additional working capital, Fortune sold 1,321,117 shares of its common stock to a group of overseas investors in a transaction which qualified for an exemption from the registration requirements of the Securities Act under Regulation S. From this sale in December 1995, Fortune netted approximately $3.3 million after payment of expenses of the offering. The shares were sold subject to certain "reset" provisions pursuant to which the purchasers could receive additional shares if the price of the common stock were to drop. Despite a drop in the price of the common stock during the calculation period, Fortune does not expect that it will be required to issue any reset shares. See "- Legal Proceedings."

SHIP SHOAL BLOCKS 43 AND 67 - STATE WATERS, OFFSHORE LOUISIANA

      On April 24, 1998 and July 1, 1998, Fortune agreed to participate with Rozel Energy, LLC in Rozel's Whiskey Pass Block 43 and Sea Serpent Block 67, respectively. The agreement on Block 43 required Fortune to pay $138,000 for an assignment of a 12.5% working interest in approximately 2,284 acres offshore Terrebonne Parish. The agreement further provided for the drilling of two wells to test this acreage. Both wells were drilled, at a combined cost to Fortune of $410,000, and were subsequently plugged and abandoned as dry holes.

      The agreement on Block 67 required Fortune to pay $64,000 to acquire a 12.5% working interest in approximately 390 leasehold acres. A single well was drilled on this prospect in August at a cost to Fortune of approximately $260,000. Although hydrocarbons were encountered, they were not economic and the well was plugged and abandoned.

BACON AND WEST BACON PROSPECTS - CHICKASAW COUNTY, MISSISSIPPI

      Fortune also participated in two exploration wells in December 1998 in Mississippi's Black Warrior Basin. The Bacon Prospect Anderson #24-7 was logged and completed on December 28, 1998 with three pay zones totaling approximately 95' of gross pay and 29' of net pay. The bottom two pay sands (the Lewis and Evans) were dually completed during the second quarter of 1999. The upper zone of interest (the Abernathy "B" sand) will not be tested until the lower zones have depleted. Fortune owns a 10% working interest in the discovery. Its cost for the shallow well was approximately $25,000. This discovery sets up a development location under our lease block for future drilling.

      Earlier in December 1998, the West Bacon Prospect was drilled as a dry hole. Fortune owned a 25% working interest in that well; its share of dry hole and abandonment costs was approximately $36,000.

JOINT VENTURE WITH ZYDECO EXPLORATION, INC.

      Fortune owns varying working or royalty interests in ten projects located in the transition zone and Timbalier Trench regions offshore Louisiana. These joint venture projects were acquired by a joint venture formed with Zydeco to identify, evaluate and explore oil and gas prospects in this area. The projects were identified using a combination of advanced 2D and 3D seismic and computer aided exploration technology in conjunction with geological analysis of existing wells.

      Under its exploration agreement with Zydeco, Fortune contributed $4.8 million to the venture in 1995. The funds were to be used to pay all of the leasehold acquisition and seismic costs on the projects, entitling Fortune to a 50% working interest in each project. As of June 1997, $2.2 million of the funds remained unspent and were returned to Fortune in accordance with the terms of the exploration agreement. Fortune's 50% working interest in the projects that have not been farmed out is subject to proportionate reduction in the event that Zydeco expends additional funds on the projects. Fortune has farmed out its interest in three of the joint venture projects, retaining overriding royalties and/or the right to participate as a working interest owner. Fortune has a 100% working interest on two of the remaining projects and a 50% working interest in the other five.

      One of the prospects, located on South Timbalier Block 86, was recently farmed out to Sonat Exploration Company. Sonat successfully completed a well in late 1998. Fortune owns a 3.166% override before payout, which converts to a 4% override after payout, in this project. Production commenced in March 1999; current production from this well is approximately 13 MMCFD of gas and 50 BOPD. Fortune also recently farmed out its interest in Bay Marchand Block 5 to Bois d'Arc Operating Corporation, which successfully completed a well in the spring of 1999. Fortune's leasehold interest was unitized with adjacent producing acreage. As a result, Fortune now owns a 0.25% overriding royalty interest in the entire unit, which contains three producing wells. This unit is producing approximately 5.3 MMCFD of gas and 1,000 BOPD.

      Two other wells have been drilled on joint venture projects. Hydrocarbons were encountered in both wells, but were of insufficient quantities to justify completion attempts. A third party drilled one of these wells on the Polaris Prospect under a farmout for which Fortune received $66,000 in fees. Fortune incurred approximately $832,000 in 1996 in costs on the initial well on the Aurora Prospect.

      The remaining projects are being evaluated for drilling, farmout or resale opportunities. Many of the joint venture projects are in the vicinity of recent discoveries in the transition zone and Timbalier Trench and, as such, should represent opportunities to find significant oil and gas production. However, Fortune may not have sufficient resources to participate in any exploration wells proposed or be able to farmout its interest on favorable terms. The leases have remaining lease terms of up to 3 years, during which the venture must either commence drilling operations or lose the leases. Fortune does not expect that wells will be drilled on all of the joint venture projects or that it will retain a working interest of more than 25% in any wells that are drilled. In keeping with its strategy of balancing risk, Fortune intends to farm out its remaining interest to other oil companies. Under a farmout arrangement, Fortune would be relieved of all or part of its obligation to pay drilling expenses, and could recover its acquisition and exploration costs but would wind up with a smaller interest in any given prospect. Fortune may not be able to farm out any of the projects or to enter into farmouts on the terms described above.

      Fortune acquired its interest in the joint venture through its acquisition in May 1995 of Lagniappe Exploration, Inc. for 1,200,000 shares of common stock and 1,200,000 stock purchase warrants exercisable at $4.75 per share through May 12, 2000. The interest in the joint venture was the only significant asset of Lagniappe.

      In connection with the return of the unexpended funds from the joint venture in June 1997, Fortune reviewed its $4.3 million remaining unevaluated investment in the Joint Venture Projects. The $4.3 million investment includes the value of the Fortune common stock that was issued in 1995 to acquire Lagniappe as well as the funds that Fortune expended for joint venture leases and seismic. As a result of this review, Fortune transferred all of its investment in the joint venture projects to the evaluated property account in 1997. This was the major contributing factor to Fortune's $3.7 million impairments to oil and gas properties in 1997.

SOUTHWEST SEGNO, LIBERTY COUNTY, TEXAS

      On September 24, 1997, Fortune entered into an agreement to drill a well on the Southwest Segno Prospect in Liberty County, Texas. Fortune paid $36,000 to acquire an undivided 30% before-payout working interest in this prospect. A well was drilled in early 1998 at a cost of approximately $166,000 to Fortune. Testing disclosed that the well was not economic to complete and it was plugged and abandoned.

SAN JUAN BASIN, RIO ARRIBA COUNTY, NEW MEXICO

      On June 24, 1994, Fortune acquired a 25% interest in EnRe-1, LLC, a newly formed Texas limited liability company, which owned three Jicarilla Apache Minerals Development Agreements in Rio Arriba County, New Mexico. The development agreement covered 60,000 producing, development and exploratory acres and associated tangible property. The acquisition also included an approximate 22% working interest in 10,000 exploratory acres. These interests were acquired for $1.7 million. Since that date, Fortune has expended approximately $1.5 million for its share of the cost of drilling wells in the San Juan Basin. In 1996, one of the development agreements comprising approximately 20,000 acres terminated, and the acreage reverted to the lessors. In 1997, approximately 14,000 additional acres also reverted to the lessors pursuant to the terms of the development agreements. On August 26, 1998 Fortune sold its entire interest in these properties and in EnRe-1, LLC to the operator in exchange for the operator assuming all existing liabilities of the operation.

      Of the seven wells drilled on these properties during 1994 and 1995, two were completed as producing wells. Fortune did not drill any additional wells. Production revenues from the properties had not exceeded the total cost to acquire and drill wells on the properties. Fortune's reserve engineers did not assign any proved reserves to the San Juan Basin properties because of the limited data available from which to evaluate the properties. Given the tight sands and the production history, the engineers did not believe that future production would be economic. At June 30, 1997, Fortune transferred all of its remaining $1.3 million of unevaluated costs attributable to these properties to the evaluated property account.

BELLE PEPPER AND BELLE JEFFERS FIELDS, WEBB COUNTY, TEXAS

      On October 5, 1993, Fortune acquired certain producing and non-producing properties from Michael Petroleum Corporation, Brazos Resources, Inc., Pioneer Drilling Company and Endowment Energy Partners. The properties included working interests in the Belle Pepper and Belle Jeffers Fields. Fortune acquired interests in approximately 2,300 acres of mineral leases, including 10 producing gas wells. The Lobo sand in this area has very low permeability, under one millidarce, which has qualified all the acquired production as a "tight" gas sand. As a tight gas sand, the production from the nine wells drilled before January 1, 1993 is exempt from Texas state severance tax. Fortune participated in the drilling of a 10,000 foot exploratory test well to the Lobo sand in 1994 which was determined to be non-commercial. Fortune had a 25% working interest in this well; dry hole costs to Fortune were $115,000. Fortune has a 20% interest in a proved undeveloped in-fill location within the Belle Pepper Field.

      Fortune paid an adjusted price of $6.5 million in cash and 195,000 three-year common stock purchase warrants which were either exercised or expired in 1996. Aggregate production from this property has not yet returned Fortune's investment in this area.

AWP FIELD, MCMULLEN COUNTY, TEXAS

      In 1992, Fortune acquired a 10% working interest in the AWP Field as part of a package of California and Texas properties for a purchase price of 243,153 shares of common stock and the assumption of a $2,000,000 note. Fortune has since sold the California properties and paid off the $2,000,000 note. The Texas property includes approximately 3,500 acres of oil and gas leases and nine proved undeveloped locations remaining to be drilled on either 40 or 80 acre spacing. Fortune's estimated share of the drilling and completion costs for each of these wells is $48,000. In February 1996, developmental drilling resumed with the Bracken Ranch #47 well which was successfully completed as a producer. The Bracken Ranch #48 well was completed as a producer in January 1997. Production to date has not returned Fortune's investment.

DIVESTITURE OF CALIFORNIA PROPERTIES

      At December 31, 1995, Fortune owned and operated 39 gross and 29.92 net wells in California. Production in California during 1995 totaled approximately 57,160 net Bbls of oil and 66,292 net Mcf of gas. This represented about 62% of Fortune's 1995 oil production and about 7% of its gas production.

      Despite the high percentage of Fortune's oil production represented by these properties, the costs of operating the wells in California was, in our view, disproportionately high in relation to the revenues generated. The high cost of production in California was a result of several factors, including the low gravity of the oil, the small production from each well and environmental and worker's compensation costs.

      On February 23, 1996, Fortune closed the sale of its interest in all but one of its California properties for cash in the amount of $840,000. The properties sold consisted of Fortune's interest in the Hopper Canyon, Holser Canyon, Oxnard and Sheils Canyon Fields in Ventura County and the Bacon Hills Field in Kern County. The sale was effective December 31, 1995. Fortune paid sales commissions and expenses of approximately $75,000. In April 1996, Fortune closed the sale of its remaining California property, the Sespe Field, Ventura County, California, to Seneca Resources for approximately $300,000 net of closing adjustments. Fortune recorded a loss on sale of $3.6 million in 1995 as a result of these divestitures.

      All of Fortune's California properties were pledged to secure Fortune's bank debt. Upon closing the sale of the non-Sespe properties, Fortune reduced its bank debt by $1.1 million, representing the entire indebtedness secured by Fortune's California properties. The closing of the sales of these properties and the relocation of Fortune's headquarters to Houston completed Fortune's strategic move to focus its efforts on exploration in the Gulf Coast.

      Prior to 1994, Fortune made various other acquisitions, primarily of producing properties located in California, which have since been sold.

DRILLING ACTIVITIES

      The following table sets forth information regarding wells drilled by Fortune in the years ended December 31, 1998, 1997 and 1996:

                             WELL DRILLING ACTIVITY

                                        Year Ended December 31,
                                ----------------------------------------
                                    1998          1997         1996
                                ------------  ------------  ------------
                                Gross   Net   Gross   Net   Gross   Net
                                -----  -----  -----  -----  -----  -----
      Exploratory Wells
        Productive                  8   1.14      -      -      1    .11
        Dry                        11   1.83      1    .13      3   1.21
                                -----  -----  -----  -----  -----  -----
                                   19   2.97      1    .13      4   1.32
                                =====  =====  =====  =====  =====  =====

      Development Wells
        Productive                  -      -      1    .13      2    .20
        Dry                         -      -      -      -      -      -
                                -----  -----  -----  -----  -----  -----
                                    -      -      1    .13      2    .20
                                =====  =====  =====  =====  =====  =====

OIL AND GAS RESERVES

      Fortune's reserves are located onshore and offshore Texas and Louisiana. Proved reserves represent estimated quantities of oil and gas which geological and engineering data demonstrate to be reasonably certain to be recoverable in the future from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are proved reserves that can be expected to be recovered through existing wells using existing equipment and operating methods.

      The oil and gas reserve estimates at December 31, 1998, 1997 and 1996 were determined by Huddleston & Co., Inc., Houston, Texas, independent petroleum engineers. Such estimates are subject to numerous uncertainties inherent in the estimation of proved reserves and in the projection of future production, costs and prices. The accuracy of any reserve estimate is a function of available data and of engineering and geological interpretation and judgment. Estimates of the economically recoverable oil and gas reserves and classifications of such reserves based on risk of recovery by different engineers or by the same engineers at different times, may vary substantially. The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves," determined from such reserve data, are estimates only. They should not be construed to be the current market values of Fortune's oil and gas reserves or the costs that would be incurred to obtain equivalent reserves. While these reserve estimates are believed to be reasonable, they should be viewed with the understanding that future production, development drilling and changes in pricing will affect the reserve estimate.

      The following sets forth estimated proved oil and gas reserves as determined by Fortune's independent petroleum engineers attributable to Fortune's interests in oil and gas properties as of December 31, 1998, 1997 and 1996. At December 31, 1997, these figures included 152,000 barrels of oil and 204,000 mcf of gas attributable to Fortune's interest at East Bayou Sorrel. Fortune sold its entire interest in East Bayou Sorrel effective March 31, 1998. See note 3 to the December 31, 1998 financial statements.

      These estimates are based in part on the price at which the product was sold as of the end of each year. If the cost of producing the oil and gas exceeds the sales price, the quantity of "recoverable reserves" is reduced. The decrease in proved reserves in 1998 versus 1997 was primarily attributable to the sale of Fortune's interest in East Bayou Sorrel in March 1998, and natural depletion, partially offset by the exploration discoveries at Espiritu Santo Bay and LaRosa. The slight decrease in equivalent proved reserves in 1997 versus 1996 was primarily attributable to natural depletion, which was almost offset by reserve extensions and discoveries.


                        ESTIMATED NET RESERVE QUANTITIES

                                                       December 31,
                                            --------------------------------
                                               1998        1997       1996
                                            ---------   ---------  ---------
     Total Proved Reserves:
        Oil (Bbls).....................       106,000     257,000     249,000
        Gas (Mcf)......................     3,082,000   3,217,000   3,481,000
     Equivalent Mcf
     MCFE (oil at 6 MCFE to 1 Bbl).....     3,718,000   4,759,000   4,975,000

     Total Proved Developed Reserves:
        Oil (Bbls).....................        47,000     198,000     160,000
        Gas (Mcf)......................     1,413,000   1,548,000   1,749,000
     Equivalent  Mcf
     (MCFE (oil at 6 MCFE to 1 Bbl)...      1,695,000   2,736,000   2,709,000


DISCOUNTED PRESENT VALUE OF FUTURE NET REVENUES

      The following table represents the estimated undiscounted and discounted future net revenues using unescalated prices from the proved reserves at December 31, 1998, 1997 and 1996.

                               FUTURE NET REVENUES

                                                       December 31,
                                        ----------------------------------------
                                               1998        1997       1996
                                        ------------  ------------  ------------
   Estimated Future Net Revenue
    Undiscounted......................  $  4,985,000  $  8,410,000  $ 14,112,000
                                        ------------  ------------  ------------
   Standardized Measure of Discounted
    Future Net Cash Flows.............  $  3,527,000  $  6,503,000  $ 10,820,000
                                        ------------  ------------  ------------

      A significant factor in the decline in reserve values since 1996 is the decline in prices used in each year end evaluation. The year end prices used are:

                                                    Year end
                                          ---------------------------
                                            1998      1997      1996
                                          -------  --------  --------
      Oil - $/Bbl.......................  $  9.85  $  16.90  $  22.79
      Gas - $/Mcf.......................  $  2.25  $   2.60  $   4.04


      Other factors in the decline from 1997 to 1998 include -

o     The sale of  140,000  Bbls and 186 Mmcf at East  Bayou  Sorrel in
      March 1998

o     Natural depletion

o     Offset  partially by  exploration  discoveries  at Espiritu Santo
      Bay and LaRosa

PRODUCTION

      Fortune's net production for the years ended December 31, 1998, 1997 and 1996 is set forth below:

                               NET PRODUCTION DATA

                                                     December 31,
                                          -------------------------------
                                             1998       1997       1996
                                          ---------  ---------  ---------
      Oil (Bbls)........................    42,000      87,000     57,000
      Gas (Mcf).........................   609,000     821,000  1,038,000


PRICES AND PRODUCTION COSTS

      The following table sets forth Fortune's approximate average sales prices and production (lifting) costs for the years ended December 31, 1998, 1997 and 1996:

                    AVERAGE SALES PRICES AND PRODUCTION COSTS

                                                         December 31,
                                                ----------------------------
                                                   1998     1997      1996
                                                --------  --------  --------
      Average Sales Price Received:
        Oil (per Bbl)............................  $  13.08  $  19.04  $  20.24
        Gas (per Mcf)............................      2.19      2.66      2.56
        Average Production and Operating Cost
          per MCFE (including production taxes)..      0.69      0.81      0.85


PRODUCING WELLS

      The following table lists Fortune's total gross and net producing oil and gas wells at December 31, 1998:

                                 PRODUCING WELLS

                                                Gross            Net
                                            -------------   -------------
                                             Oil     Gas     Oil     Gas
                                            -----   -----   -----   -----
      Texas..............................      47      44    6.73   11.41
      Federal waters - Gulf of Mexico....       -       1       -     .13
                                            -----   -----   -----   -----
         Total...........................      47      45    6.73   11.54
                                            =====   =====   =====   =====

PRINCIPAL CUSTOMERS

    Fortune routinely sells more than 10% of its oil and gas production to single customers. Often, all of the oil or gas production from a field for the entire year is sold to a single customer. However, there are a large number of customers that purchase both oil and gas in Fortune's area of operations. Accordingly, we do not believe that the loss of any of our customers would have a material adverse effect on our operations.

PROPERTIES

LEASEHOLD ACREAGE

      Fortune's approximate holdings of developed and undeveloped leasehold acreage as of December 31, 1998 were as follows:

                                LEASEHOLD ACREAGE

                                                  Developed     Undeveloped
                                               --------------  --------------
                                                Gross    Net    Gross   Net
                                               ------  ------  ------  ------
      Louisiana.............................        -       -   4,081     992
      Federal waters - Gulf of Mexico.......      500      63  20,945   7,824
      Texas.................................   12,550   1,837  20,835   3,536
      Mississippi...........................        -       -   1,600     304
      Oklahoma..............................        -       -      80       5
                                               ------  ------  ------  ------
        Total...............................   13,050   1,900  47,541  12,661
                                               ======  ======  ======  ======

TITLE TO PROPERTIES

      Updated title opinions were issued for many of Fortune's properties in 1997 in conjunction with refinancing Fortune's bank credit facility. Fortune believes it holds valid title on all its properties, free and clear of any liens or encumbrances except for encumbrances described herein. Title opinions are obtained on newly acquired properties as of the date of the closing. As is customary in the oil and gas industry, Fortune performs only a perfunctory title examination at the time exploratory oil and gas properties are acquired. Prior to drilling wells, a thorough title examination of the drillsite and any pass-through parcels is conducted and any significant defects are remedied before proceeding with operations. All of Fortune's producing leasehold interests have been pledged to secure Fortune's bank credit facility. Transfers of many of Fortune's properties are subject to various restrictions.

OFFICE FACILITIES

      Fortune relocated its headquarters to Houston, Texas in February 1996. Prior to that, Fortune leased office space in Agoura Hills, California. On February 13, 1996, Fortune entered into an agreement with Animation Magazine to sublease the Agoura Hills office space, under terms and conditions identical to those contained in Fortune's lease with its landlord, for the balance of the term of Fortune's lease. The lease in Agoura Hills, California expired in January 1999. At its present location Fortune occupies approximately 5,400 square feet of office space under a lease agreement with a term of 5 years. See note 8 to the December 31, 1998 financial statements.

COMPETITION

      The principal resources necessary to conduct oil and gas exploration and production activities are:

o leasehold prospects under which oil and gas reserves may be discovered

o drilling and other service contractors to evaluate and explore for such reserves

o knowledgeable personnel to conduct all phases of oil and gas operations.

      Fortune must compete for such resources with both major companies and independent oil and gas operators. Although demand for these resources is currently not as great as in the recent past, many of Fortune's competitors are better equipped to acquire them. Accordingly Fortune may not be able to acquire any portion of these resources in a timely and economical manner.

EMPLOYEES

      As of July 31, 1999 Fortune employed six persons, all in management and administration. In addition, Fortune engages outside consultants in certain technical aspects of Fortune's business. Fortune utilizes these consultants to aid in the evaluation of projects and to evaluate oil and gas assets for acquisitions.

GOVERNMENTAL REGULATION

      Environmental laws and regulations are having an increasing impact on Fortune's operations. Drilling and production activities are subject to regulations under federal and state pollution control and environmental laws and regulations. It is impossible to predict the effect that additional environmental requirements may have on future earnings and operations, but it will continue to be necessary to incur costs in complying with these laws and regulations.

      Fortune is not currently a party to any judicial or administrative proceedings which involve environmental regulations or requirements and believes that it is in substantial compliance with all applicable environmental regulations. Fortune believes that it is reasonably likely that the trend in environmental legislation and regulations will continue toward stricter standards. Fortune is unaware of future environmental standards that are reasonably likely to be adopted that will have a material effect on Fortune's financial position or results of operations, but cannot rule out the possibility.

      Fortune has never had a material environmental problem, but if one of its properties is found to be contaminated, Fortune could be required to participate in a "clean up" program. Such a clean up, depending on its magnitude and Fortune's ownership interest therein, could require undetermined amounts of capital and exceed Fortune's ability to pay. Fortune has obtained insurance against certain environmental hazards providing $11,000,000 of coverage with a $5,000 deductible.

      Fortune's operating activities must comply with spacing and other conservation rules of various state commissions, the United States Geological Survey or the Bureau of Land Management. State conservation laws regulate the rates of production from oil and gas wells for the purpose of ensuring maximum production of the resource. Such regulations may require Fortune to produce certain wells at less than their maximum flow rate.

      State law also governs unitization proceedings, which apportion production among property owners and producers where numerous wells may be producing from a single reservoir. Unitization rulings may allocate production in a particular reservoir in a manner that decreases Fortune's share of production.

      Other regulations prevent Fortune from freely conducting operations at certain times during the year, such as those which protect the whooping crane habitat which occupies a portion of Fortune's Espiritu Santo Bay prospect. There is no assurance that laws and regulations enacted in the future will not adversely affect Fortune's oil and gas activities. From time to time, proposals are introduced in Congress or by the Administration that could affect Fortune's oil and gas operations.

LEGAL PROCEEDINGS

      On March 26, 1996, Fortune was served with a lawsuit which had been filed in the Federal District Court in Delaware by one of the purchasers of Fortune common stock in an offering in December 1995 under Regulation S of the Securities Act. Under the terms of the subscription agreement pursuant to which the plaintiff acquired his shares, he was entitled to receive additional shares of Fortune stock if the market price fell below a stated level during a specified period following the 40-day holding period prescribed by Regulation S. Fortune contested this action, believing that the plaintiff either participated in a scheme to unlawfully manipulate the market price of the common stock or benefited from such manipulation by others. On February 3, 1997, the plaintiff voluntarily dismissed the complaint without prejudice, and the court ordered the return to Fortune of shares of common stock that had been voluntarily placed in escrow by Fortune. Management does not anticipate that the action will be refiled.

      On April 16, 1996, Fortune was advised that two other buyers in the same offering had filed similar suits in Federal District Court in New York. Fortune responded to the suits, admitting that the stock price declined but alleged that suspicious trading activity in Fortune stock occurred immediately prior to and during the time period in which the additional-share allocation was computed. Fortune believes that it has discovered evidence of active market manipulation in its common stock by these plaintiffs; accordingly, it has commenced a countersuit for damages suffered by Fortune and its shareholders as a result of these acts and has also added certain third-party defendants whose actions, Fortune believes, furthered this market manipulation. Fortune intends to continue to vigorously defend plaintiffs' actions and prosecute its own counterclaims. Discovery is proceeding following a court-ordered stay.

ADDITIONAL INFORMATION

      Fortune is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Reports, proxy and information statements filed by Fortune with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W. Washington, D.C. 20549, and the Regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1025, Judiciary Plaza Building, 450 Fifth St., N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 800-SEC-0330. In addition, reports and other information concerning Fortune can be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881, on which the common stock will be listed until at least March 1, 1999. The SEC maintains an Internet site which contains reports, proxy and information statements, and other information regarding issuers which file electronically with the SEC, as does Fortune. The address of that site is HTTP://WWW.SEC.GOV. Fortune does not currently have an Internet address.

      All documents filed by Fortune with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the notes and the underlying shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Fortune will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to Fortune Natural Resources Corporation, 515 West Greens Road, Suite 720, Houston, Texas 77067, attention of the Corporate Secretary, telephone (281) 872-1170.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The directors and executive officers of Fortune are:


                                         Director
    Executive Officer             Age     Since                Title
    --------------------------    ---     ------   -----------------------------
    Tyrone J. Fairbanks..........  42      1991    President, Chief Executive Officer,
                                                     and Director
    Dean W. Drulias..............  52      1990    Executive Vice President, General Counsel,
                                                     Corporate Secretary and Director
    J. Michael Urban.............  45       --     Vice President, Chief Financial Officer
                                                     and Assistant Secretary
    Graham S. Folsom.............  41      1992    Director
    Barry Feiner.................  65      1995    Director
    Gary Gelman..................  33      1995    Director
    Daniel R. Shaughnessy........  49      1997    Director


      Tyrone J. Fairbanks serves as President and Chief Executive Officer of Fortune. Mr. Fairbanks served as Vice President and Chief Financial Officer of Fortune from January 1991 to June 1994. Prior to joining Fortune, Mr. Fairbanks served as President, Chief Executive Officer and Director of Fairbanks & Haas, Inc. from January 1990 to January 1991. Fairbanks & Haas, Inc. was an oil and gas exploration, production, acquisition and operations company located in Ventura, California. Mr. Fairbanks co-founded Fairbanks & Haas, Inc. and served in the capacity of Director and Executive Vice President from February 1987 to January 1990.

      Dean W. Drulias was hired effective October 16, 1996 as Executive Vice President and General Counsel. Prior to his employment by Fortune, Mr. Drulias was a stockholder of and a practicing attorney at the law firm of Burris, Drulias & Gartenberg, a Professional Corporation, Los Angeles, California, which served as counsel to Fortune since its incorporation in May 1987. He had practiced law in the Los Angeles area since 1977, specializing in the areas of energy, environmental and real property law. Mr. Drulias is a member of the State Bars of California and Texas and serves on the Compensation Committee of the board.

      J. Michael Urban was hired effective March 11, 1996 as Fortune's Vice President and Chief Financial Officer. Mr. Urban previously served as Vice-President, Finance with Norcen Explorer, Inc., a Houston based oil and gas company with operations primarily in the Gulf of Mexico. Norcen was a wholly owned subsidiary of Norcen Energy Resources Limited, a Canadian public company. Mr. Urban had been with Norcen since March 1986. Mr. Urban is also a director of Community Bank, a private commercial bank located in the Houston area. Mr. Urban received his B.B.A. in Accounting from the University of Texas in 1976 and has been a Certified Public Accountant in the State of Texas since 1978.

      Graham S. Folsom has served as the Chief Financial Officer of Klein Ventures, Inc. since April 1987. Klein Ventures, Inc. is a diversified investment company. Mr. Folsom has been active in the oil investments of such company and its affiliates since 1987. Mr. Folsom has been licensed as a Certified Public Accountant in the State of California since 1982 and is responsible for all of the accounting and financial affairs of Klein Ventures and its affiliates. Mr. Folsom is chairman of the board's Audit Committee.

      Barry Feiner graduated from Columbia Law School and is a member of the Bar of the State of New York. He has practiced law in the State of New York since 1965. His practice concentrates on the areas of corporate and securities law. Prior to beginning private practice, Mr. Feiner served on the staff of the Securities and Exchange Commission. Mr. Feiner also serves on the board of directors of Alfin, Inc., a company whose stock is listed on the American Stock Exchange. He is chairman of the board's Compensation Committee.

      Gary Gelman has served as president of GAR-COR Holding Corporation, a real estate management and brokerage firm, since 1989. Mr. Gelman is a principal of and serves as a loan consultant for National Bank of New York City and is a member of the Audit Committee.

      Daniel R. Shaughnessy is a geologist and geophysicist. He is the founder and president of Interpretation3, a company that specializes in interpretation of 2D and 3D seismic data. His firm provides consultation services to Fortune. Prior to organizing Interpretation3, Mr. Shaughnessy served as a consultant with Interactive Exploration Solutions, Inc. for approximately one year. For most of the period from 1980 through 1993, he worked for Mobil Oil, most recently as Exploration Supervisor in Louisiana. See "Business and Properties - Strategy." Mr. Shaughnessy is a member of the Audit Committee.

EXECUTIVE COMPENSATION

      The following table lists the total compensation paid by Fortune, during the period indicated, to its chief executive officer and up to four other executive officers whose combined 1998 salary and bonus exceeded $100,000:

                      SUMMARY COMPENSATION TABLE
                                                                           Long Term Compensation
                                                                  ---------------------------------------
                                        Annual Compensation                 Awards               Payouts
                                     ---------------------------  -------------------------      --------
                                                                  Restricted   Securities
                                                                    Stock      Underlying          LTIP      All Other
   Name and Principal                 Salary     Bonus    Other     Awards  Options/Warrants     Payouts   Compensation
      Position                Year      ($)       ($)       ($)       ($)        (No.)             ($)          ($)
--------------------------    ----   --------  --------  --------  --------  --------------      --------   ----------
Tyrone J. Fairbanks.......    1998    164,667    17,500    20,885      -     100,000               -            5,000
  President and CEO           1997    155,833    17,500    35,309      -     120,000               -            4,748
                              1996    150,000         -    20,934      -      80,000               -            3,000

Dean W. Drulias...........    1998    125,000         -         -      -     150,000               -            5,000
  Executive Vice President    1997    125,000     3,000         -      -      75,000               -            4,750
                              1996     26,291       250         -      -      56,000               -            1,643

J. Michael Urban..........    1998    120,000         -         -      -     150,000               -            5,000
  Chief Financial Officer     1997    120,000     5,000         -      -     100,000               -            4,750
                              1996     97,308         -         -      -      55,000               -            4,750


      (1) "Other" annual compensation includes automobile expenses and loan forgiveness, but are shown only if such amounts exceed 10% of the total annual salary and bonus.

      The following table lists the outstanding options and warrants held on December 31, 1998 by Fortune's executive officers under our stock option plans:

         AGGREGATE OPTIONS EXERCISES IN 1998 AND YEAR END OPTION VALUES

                                                                       Number of          Value of Unexercised
                                                                  Unexercised Options/    in the Money Options
                                                                   Warrants at FY-End          at FY-End
                          Shares Acquired                             Exercisable/            Exercisable/
         Name               on Exercise     Value Realized ($)        Unexercisable           Unexercisable
 ----------------------     -----------     ------------------       --------------         ----------------
 Tyrone J. Fairbanks             -                -                    506,999 / 0                  -
 Dean W. Drulias1,200          1,200              -                    299,800 / 0                  -
 J. Michael Urban-               -                -                    305,000 / 0                  -


EMPLOYMENT AGREEMENTS

      Fortune has an employment agreement with Tyrone J. Fairbanks, its President and Chief Executive Officer. The agreement provides that if employment is terminated for any reason other than cause, death or disability within two years following a change in control, Mr. Fairbanks is entitled to receive a single payment equal to two year's compensation and all shares of common stock subject to stock options then held by him without payment of the exercise price therefor. For purposes of the employment agreement, change in control means a change in more than one-third of the board of directors following certain special events. Mr. Fairbanks' agreement also provides for two years of consulting services upon the completion of the primary term of his contract at 40% of the last compensation thereunder. Mr. Fairbanks' employment agreement provides for an annual salary of $176,000 and additional compensation, in an amount not to exceed his annual salary, based upon certain increases in the value of Fortune's common stock. Mr. Fairbanks' employment contract expires the later of May 31, 2000, or six months following notice of non-renewal. As part of the relocation of Fortune's headquarters to Houston, Texas, Fortune provided Mr. Fairbanks with an incentive relocation package to facilitate his move and with various loans and other benefits. See "Certain Relationships and Related Transactions."

STOCK OPTIONS

      Fortune has two stock option plans that cover its directors, officers and employees. Awards are made by the board of directors upon recommendations of its compensation committee. There is no performance formula or measure. Options granted under each of these plans must be exercised within five years of the date of grant or they are forfeited.

      On January 12, 1995 Fortune reduced the exercise price of all options granted in 1991, 1993, 1994 and 1995 that were held by employees and directors on that date. The repricing included options held by one executive officer as follows:

                          TEN-YEAR OPTION REPRICINGS

                                                                                           Length of
                                   Securities                                               original
                                   underlying    Market price                              option term
                                    number of     of stock at     Exercise       New        remaining
                                    options        time of      price at time  exercise     at date of
  Name and Position        Date     repriced       repricing    of repricing    price       repricing
----------------------   -------   ----------    ------------   ------------   --------    -----------
President and CEO -
  Tyrone J. Fairbanks    1/12/95      10,000         $1.75          $6.00        $2.75      2.1 years
  Tyrone J. Fairbanks    1/12/95      22,500         $1.75          $5.00        $2.75      4.1 years
  Tyrone J. Fairbanks    1/12/95      78,900         $1.75          $5.48        $2.75      4.1 years
  Tyrone J. Fairbanks    1/12/95     105,599         $1.75          $6.03        $2.75      5.0 years


      During the ten year period ended December 31, 1998, no other options held by executive officers were repriced or amended.

      The following table shows the grants of stock options during 1998 to each of the executives named in the Summary Compensation Table.

                              OPTION GRANTS IN 1998

                                         Individual Grants
                        -------------------------------------------------------- Potential Realizable Value At
                        Number of      % of Total                                  Assumed Annual Rates of
                        Securities      Options                                   Stock Price Appreciation
                        Underlying     Granted to    Exercise or                       For Option Term
                         Options      Employee in     Base Price     Expiration      -------------------
     Name                Granted       Fiscal Year    ($/Share)         Date            5%         10%
-------------------     ----------    ------------   -----------   -------------     --------    --------
Tyrone J. Fairbanks       100,000     17.9%              1.56      March 4, 2003     $ 43,000    $ 95,000
Dean W. Drulias           150,000     26.8%              1.56      March 4, 2003     $ 65,000    $143,000
J. Michael Urban          150,000     26.8%              1.56      March 4, 2003     $ 65,000     $143,000


      On March 25, 1999, Messrs. Fairbanks, Drulias, and Urban were each granted 120,000 options to purchase common stock. The exercise price of these options is $1.56.

      In the event of a change in control of Fortune which is not approved by its board of directors, the shares of common stock subject to options granted to all option holders under Fortune's stock option plans will be issued to them without further action on their part upon payment of the par value of such shares.

RETIREMENT PLAN

      During 1996, Fortune adopted the Fortune Natural Resources Corporation 401(k) Profit Sharing Plan for its eligible employees. Under the plan, eligible employees are permitted to make salary deferrals of up to 15% of their annual compensation, subject to Internal Revenue Service (IRS) limitations. Salary deferrals will be matched 50% by Fortune, subject to IRS limitations, and are 100% vested after two years of service with Fortune. Salary deferrals are 100% vested at all times. Fortune does not make profit sharing contributions to the plan. Messrs. Drulias and Urban are the trustees of the plan.

      For the 1998 plan year, Fortune's matching contribution obligation was $24,000, all of which will be paid in shares of common stock. The amounts contributed to the plan as matching contributions for Fortune's executives are shown in the Summary Compensation Table set forth above.

DIRECTOR COMPENSATION

      Outside directors earn fees of $2,500 per quarter, paid in common stock valued as of the last trading day of each quarter. Inside directors do not receive any compensation for serving as directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On October 14, 1997, Fortune commenced a private placement of up to $4.5 million of 12% Convertible Subordinated Notes due December 31, 2007. The private placement was completed on December 1, 1997. An aggregate of $3,225,000 principal amount of notes was sold, and Fortune received $2,815,000 of net proceeds after offering expenses and commissions. The notes were sold under an agreement with J. Robbins Securities, L.L.C. who served as placement agent. The placement agent received a ten percent sales commission, a three percent non-accountable expense allowance, and warrants to purchase 89,583 shares of common stock. The warrants are exercisable over a five-year period at $3.60 per warrant. Barry W. Blank, a beneficial owner of more than five percent of Fortune's common stock, was a managing director for the placement agent at the time of the offering and marketed substantially the entire private placement. As such, Mr. Blank earned approximately 50% of the fees and commissions paid to the placement agent for the notes sold by him and 20% of the warrants issued to the placement agent. A trust established by and, under certain circumstances, for the benefit of Mr. Blank acquired $500,000 of the notes. Mr. Blank's mother also acquired $50,000 of notes. Mr. Blank disclaims beneficial ownership of the notes purchased by his mother. Barry Feiner, a director of Fortune, acted as outside counsel for the placement agent in the private placement and earned $32,250 in legal fees from the placement agent. Mr. Feiner's wife acquired $50,000 in notes for which Mr. Feiner disclaims beneficial ownership. Mr. Feiner recused himself from voting on all board of director matters associated with the private placement.

      As part of the relocation of Fortune's headquarters to Houston, Texas, Fortune provided Tyrone J. Fairbanks, its President and Chief Executive Officer, with an incentive relocation package to facilitate his move to Texas. The package consisted of a payment by Fortune of Mr. Fairbanks' moving expenses, a non-recourse, unsecured loan in the amount of $80,000 and a secured recourse loan in the amount of $70,000. The $80,000 loan bore interest at the rate of 6% per annum, with $20,000 of such loan forgiven in each of four consecutive years beginning in 1996 contingent on Mr. Fairbank's continued employment by Fortune. As of January 31, 1999, the entire amount of this loan had been forgiven. The $70,000 loan also bears interest at the rate of 6% per annum, payable interest only for two years with $35,000 principal payments due on the second and third anniversaries of the loan. Mr. Fairbanks has repaid all but $2,000 of the $70,000 loan, which is due in full by December 31, 1999.

      During 1996, the law firm of which Dean W. Drulias was formerly a shareholder billed Fortune a total of $152,000 for legal fees and costs. See "Management - Directors and Executive Officers."

      During 1998, 1997 and 1996, Fortune incurred $421,000, $182,000 and
$45,000, respectively, for consulting services provided by Interpretation3, of which Daniel R. Shaughnessy is the owner and president. Mr. Shaughnessy was elected to Fortune's board of directors in January 1997. See "Management - Directors and Executive
Officers."

      Petro-Guard Company, Inc., the operator at Espiritu Santo Bay, is owned by Dewey A. Stringer III. Mr. Stringer was a director of Fortune from April 1998 to June 1999. As the operator of Espiritu Santo Bay, Petro-Guard bills Fortune and the other Espiritu Santo Bay partners their share of the monthly expenditures on the project. As such, Petro-Guard billed Fortune $1,042,000 of Espiritu Santo Bay exploration expenditures in 1998.

      All of the foregoing transactions were, and any future transactions with related parties will be, on terms no less favorable to Fortune than those which could be obtained from unaffiliated third parties. In addition, no transaction will be entered into between Fortune and its management or principal stockholders unless they are approved by a majority of the directors who are not members of management or principal stockholders.

LIMITED LIABILITY OF DIRECTORS

      In accordance with the Delaware General Corporation Law, Fortune has included a provision in its Certificate of Incorporation to limit the personal liability of its directors for violations of their fiduciary duties. The provision eliminates such directors' liability to Fortune or its stockholders for monetary damages, except for any breach of the directors' duty of loyalty to Fortune or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchases or redemptions, or for any transaction from which any director derived an improper personal benefit.

      This provision protects Fortune's directors against personal liability for monetary damages arising from breaches of their duty of care. Directors remain liable for breaches of their duty of loyalty to Fortune and its stockholders and for the specific matters set forth above, as well as for violations of the federal securities laws. The provision has no effect on the availability of equitable remedies such as injunction or rescission. Additionally, these provisions do not protect a director from activities undertaken in any capacity other than that of director.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Fortune's bylaws provide for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law in effect at the time of a claim for indemnification. Such indemnification applies to any threatened, pending or contemplated suit or proceeding arising by reason of such person acting as an officer or director of Fortune or its affiliates.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Fortune pursuant to the foregoing provisions, Fortune has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

      The following table contains information at July 31, 1999, as to all persons who, to our knowledge, were the beneficial owners of five percent or more of the outstanding shares of Fortune's common stock, and of all officers and directors.


                                    Position            Amount and Nature        Percent
    Name and Address              with Fortune        of Beneficial Ownership    of Class
-------------------------      ------------------     -----------------------    --------
Barry Blank
  5353 N. 16th Street
  Phoenix, AZ  85016                    -                     2,641,338            18.0%

John E. McConnaughy, Jr.
  1011 Highridge Road
  Stanford, CT  06905                   -                     1,366,667            10.0%

Renaissance Capital Growth
  8080 N. Central Expressway, #210
  Dallas, TX 75206                      -                     1,061,728             8.0%

Renaissance US Growth and Income
  8080 N. Central Expressway, #210
  Dallas, TX 75206                      -                     1,061,728             8.0%

Tyrone J. Fairbanks
  515 W. Greens Road, #720      Director, President
  Houston, TX  77067            and CEO                         557,946             4.4%

Dean W. Drulias                 Director, Executive
  515 W. Greens Road, #720      Vice President,
  Houston, TX  77067            General Counsel and
                                Corporate Secretary             457,466             3.6%

J. Michael Urban
  515 W. Greens Road, #720
  Houston, TX  77067            Vice President and CFO          447,526             3.5%

Barry Feiner
  515 W. Greens Road, #720
  Houston, TX  77067            Director                        316,459             2.5%

Graham S. Folsom
  515 W. Greens Road, #720
  Houston, TX  77067            Director                        213,926             1.7%

Gary Gelman
  515 W. Greens Road, #720
  Houston, TX  77067            Director                        183,583             1.5%

Daniel R. Shaughnessy
  515 W. Greens Road, #720
  Houston, TX  77067            Director                        129,500             1.1%

All Officers and Directors
  as a group of seven (7) persons                             2,122,823            10.0%


ADDITIONAL INFORMATION REGARDING THESE HOLDINGS FOLLOWS:

o     Mr. Blank's holding

      In addition to the 666,667 shares into which Mr. Blank's notes are convertible, his holdings include 204,300 shares of common stock and the following warrants:

              Number of            Warrant       Common Stock
              Warrants         Exercise Price     Equivalent
              ---------        --------------    ------------
              666,667              $1.00           666,667
              200,000              $2.40           200,000
               17,917              $3.60            17,917
              616,200              $3.75           885,787

      See "Certain Relationships and Related Transactions" regarding Mr. Blank's acquisition of certain of the warrants.

o     MR. MCCONNAUGHY'S HOLDING

      In addition to the 666,667 shares into which Mr. McConnaughy's notes are convertible, his holdings include warrants to purchase 666,667 shares of common stock exercisable at $1.00 each and 33,333 warrants to purchase common stock exercisable at $4.75 each.

o     RENAISSANCE US GROWTH AND RENAISSANCE CAPITAL GROWTH

      Renaissance US Growth and Renaissance Capital growth are each holders of $350,000 of 12% notes due December 31, 2007 which are convertible at approximately $0.33.

o     OFFICER AND DIRECTOR HOLDINGS

      The table includes the following shares of common stock issuable upon the exercise of stock options granted under Fortune's various stock option plans and shares of common stock issuable upon the exercise of stock purchase warrants issued to employees in lieu of stock options:

                                    Common Stock    Average Weighted
                                      Issuable       Exercise Price
                                    ------------    ----------------
           Tyrone J. Fairbanks        525,599            $2.37
           J. Michael Urban           425,000             2.06
           Dean W. Drulias            419,800             2.07
           Graham S. Folsom           174,150             2.38
           Gary Gelman                147,750             2.32
           Barry Feiner               147,750             2.32
           Daniel R. Shaughnessy       83,500             1.73

      Mr. Folsom's holdings also include 7,187 shares issuable upon exercise of 5,000 stock purchase warrants exercisable at $3.75 per warrant.

      Mr. Feiner's holdings also include 1,868 shares of common stock, 14,375 shares issuable upon exercise of 10,000 stock purchase warrants exercisable at $3.75 per warrant, 66,667 shares issuable upon exercise of a like number of stock purchase warrants exercisable at $1.00 per warrant, and the shares into which the notes are convertible. These shares, warrants, and notes are owned by Mr. Feiner's wife, Janet Portelly. Mr. Feiner disclaims beneficial ownership of all such securities owned by Ms. Portelly.

                               THE SELLING HOLDERS

      Fortune issued and sold the notes to the selling holders in a private sale exempt from the registration requirements of the Securities Act, and agreed to register the sale of the notes and the underlying shares with the Securities and Exchange Commission on one occasion after December 31, 1997 upon the request of holders of a majority of the underlying shares. Fortune has agreed to indemnify the selling holders against certain liabilities, including liabilities under the Securities Act, and to bear the expenses of the registration of which this prospectus is a part.

      The following table is as of August 31, 1999. The term "selling holders" includes the beneficial owners of the notes and the underlying shares listed below and their respective transferees, pledgees, donees or other successors. Shares shown are the number of whole shares into which the selling holder's notes are convertible at the conversion price of approximately $0.33. Except as noted in "Certain Relationships and Related Transactions", no selling holder has had any material relationship with Fortune or any of its affiliates within the past three years.



                                                                                    Number of Shares
                                                 Aggregate Principal Amount       of Common Stock Owned
       Name of Selling Holder                 of Notes Owned and Offered Hereby    and Offered Hereby
------------------------------------------    ---------------------------------   ---------------------
Compass Bank, Custodian FBO Renaissance
 Capital Growth and Income Fund III, Inc.                 350,000                      1,061,728
Compass Bank, Custodian FBO Renaissance
 US Growth and Income Trust PLC                           350,000                      1,061,728
Harlan W. Smith                                           150,000                        455,026
Stuart D. Wechsler                                         50,000                        151,675
Ben Branch                                                 30,000                         91,005
                                                         --------                      ---------
Total                                                    $930,000                      2,821,162
                                                         ========                      =========

      The table above reflects information furnished to Fortune by or on behalf of the selling holders. Changes in that information and information respecting additional selling holders will be included in supplements hereto when necessary.

                            DESCRIPTION OF THE NOTES

      The following summary of certain provisions of the notes does not purport to be complete and is subject to and is qualified in its entirety by reference to the notes, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by this reference.

GENERAL

      The notes are unsecured obligations of Fortune, are limited to $930,000 in aggregate principal amount and mature on December 31, 2007. The notes bear simple interest at the annual rate of 12%, payable quarterly in arrears, on the first day of each January, April, July and October commencing on January 1, 1998, until paid in full. Interest on the notes will be paid on the basis of a 360-day year of twelve 30-day months.

      Payment of principal and interest on the notes may be made by Fortune's check. Interest payments are mailed to the holder's address as furnished to Fortune, and principal payments will be made upon surrender of the note to Fortune.

CONVERSION RIGHTS

      The notes are convertible into common stock, at the option of the holder, at any time prior to the close of business on the business day preceding the day the notes are paid in full, if not earlier prepaid by Fortune. The notes may be converted in part so long as each portion is $50,000 or a whole multiple thereof. Based on a conversion price of approximately $0.33, 2,821,162 shares would be issuable for conversion of the remaining $930,000 of notes. The last reported sale of the stock on the over-the-counter market on August 31, 1999 was $0.31 per share.

      The conversion price is subject to adjustment on the occurrence of any of the following events by Fortune, each of which is called an adjustment event:

      - the declaration of a dividend on its outstanding common stock in shares of its capital stock,

      -    the subdivision of its outstanding common stock,

      - the combination of its outstanding common stock into a smaller number of shares,

      - the issuance of any shares of its capital stock by reclassification of its common stock, including any such reclassification in a consolidation or merger in which Fortune is the continuing corporation, unless in connection with a merger, consolidation or similar transaction, the notes are converted into the equivalent kind and amount of securities, cash or other assets, and with equivalent adjustments, as would have been owned if the note had been converted immediately prior to the transaction,

      - the issuance to all its existing stockholders of rights, options, or warrants for common stock at a price per share less than the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the record date for the determination of stockholders entitled to receive such rights, or

      - the distribution to its stockholders of evidences of its indebtedness or assets.

      No adjustment need be made, however, if

      - in each case the holder is permitted to participate in the transaction on a basis no less favorable than any other party and at a level which would preserve holder's percentage equity participation in the common stock upon conversion of the note,

      - the sales of common stock are pursuant to a company plan for reinvestment of dividends or interest, the granting or exercise of options under existing stock option plans, the exercise of any other outstanding options or authorized warrants, or

      -    the note becomes convertible solely into cash.

      In the case of each adjustment event, the conversion price shall be adjusted to reflect the dilutive effect of the adjustment event on the conversion price. Adjustments are made successively whenever an adjustment event occurs, and are effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Any adjustment of less than 1% of the conversion price will not be made, but will be carried forward and taken into account in any subsequent adjustment. Fortune will promptly mail a notice of adjustment to all holders, stating the facts requiring the adjustment, the adjusted conversion price, the manner of computing it and the effective date of the adjustment. As of the date of this prospectus, no alternate conversion right has arisen and no adjustment event has occurred.

      Fortune may reduce the conversion price for any period of time of at least 20 days by any amount, and shall mail a notice of the reduction to all holders at least 15 days before the effective date of the reduction. A reduction of the conversion price will not, however, change or adjust the conversion price otherwise in effect beyond the period specified in the notice.

      If conversion occurs prior to an interest payment date, the accrued interest on the notes so converted will be forfeited. Upon a partial conversion of the principal amount of a note, shares of common stock will be issued in accordance with the conversion price for that portion of the principal amount of the note so converted, and a new note will be issued for the balance of the principal amount.

SUBORDINATION

      The payment of the principal, any premium and interest on the notes and the obligation of Fortune to repurchase the notes, are subordinated in right of payment to the prior payment in full of all senior debt, whether outstanding on the date of the issuance of the notes or thereafter incurred. There are two components of senior debt. The first is all indebtedness, and any deferrals, renewals, increases or extensions thereof, borrowed under Fortune's credit agreement with Credit Lyonnais. The second component is all indebtedness secured by assets of Fortune having a value of more than 50% of the outstanding principal amount of such indebtedness or $100,000, whichever is less,

      -    for borrowed money,

      -    for money borrowed by others and guaranteed by Fortune, or

      - constituting purchase money indebtedness for the payment of which Fortune is liable,

      whether existing on or created after the date the notes are issued, that is not made subordinate to or pari passu with the notes by the instrument creating the indebtedness. Purchase money indebtedness means indebtedness evidenced by a note, debenture, bond or other similar instrument issued to or assumed for a vendor as all or part of the purchase price of such asset acquired by Fortune. Each note shall be paid on a pari passu basis with all other notes. All senior debt evidenced by the credit agreement and the documents related thereto, and all modifications and amendments thereto and substitutions thereof, are referred to in this prospectus as the senior bank debt.

      If there is a payment or distribution of assets to creditors on any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar case or proceeding of Fortune, the holders of all senior bank debt will be entitled to receive payment in full of all obligations under the senior debt before the holders of the notes will be entitled to receive any payment in respect of the principal or interest on the notes. In addition, Fortune may not make any payment on any of its obligations under the notes if a default or potential default, as defined in the credit agreement, occurs and until it is remedied by payment in full of all senior bank debt or waived in writing by all affected holders of the senior bank debt. So long as any senior bank debt is outstanding, holders of the notes may not

      - take any enforcement action to accelerate the debt evidenced by the notes,

      - exercise any remedies against Fortune to collect any of its obligations thereunder, or

      - join in or initiate any action in bankruptcy, insolvency, liquidation, reorganization, receivership, dissolution or similar law, if a default or potential default under the credit agreement has occurred and has not been remedied or waived so that the full amount of the senior bank debt is declared due and payable. In addition, holders of the notes may not institute any proceedings against Fortune or the holder of the senior bank debt which would interfere with or delay the exercise of the rights of such holders in respect of any property of Fortune constituting collateral security for the senior bank debt or under the credit agreement. Any distribution received by the holders of the notes, other than the underlying shares received in conversion of the notes, in contravention of any of the terms of the note before all senior bank debt has been paid in full shall be deemed to be held in trust for the benefit of the holders of the senior bank debt.

      Fortune is not prohibited or limited in the incurrence of additional senior debt. As of December 31, 1998, $10,000 was outstanding under the credit agreement. Fortune has no other senior debt. Fortune expects to incur senior debt from time to time in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

PREPAYMENT

      Fortune may prepay the notes or any portion thereof, together with accrued interest to the date fixed for repayment, at any time after notice to the holders. Notice of such repayment shall be given to the holders not more than 30 nor less than 60 days before the date fixed for repayment. Fortune may prepay the notes without any premium or penalty on 30 days notice to the holders if the closing price of the common stock on the principal national securities exchange on which it is listed for 30 consecutive trading days immediately preceding the day on which the repayment notice is sent equals or exceeds $4.50 per share. Alternatively, if such trading price is not reached, Fortune may prepay the notes at the percent of principal amount of the notes as indicated below for the dates shown:
                        Percent of                           Percent of
         Date           Principal             Date           Principal
   -----------------    ----------      -----------------    ----------
   September 1, 1999      107.76        April 1, 2000          103.84
   October 1, 1999        107.20        May 1, 2000            103.28
   November 1, 1999       106.64        June 1, 2000           102.72
   December 1, 1999       106.08        July 1, 2000           102.16
   January 1, 2000        105.52        August 1, 2000         101.60
   February 1, 2000       104.96        September 1, 2000      101.04
   March 1, 2000          104.40        October 1, 2000        100.48

      Repayment after November 1, 2000 shall be at 100% of principal. No sinking fund is provided for the notes. Notes called for repayment will be convertible until the close of business on the day before the repayment date, but noteholders will forfeit the accrued interest for the then-current period on any notes surrendered for conversion.

RIGHTS UPON AN EVENT OF DEFAULT

      An "event of default" consists of:

      1. the failure by Fortune to make a timely payment of principal or interest on the note when due and payable, which failure remains uncured for a period of 15 days after notice has been given by a holder to Fortune,

      2. Fortune's failure to be in material compliance with its covenant to issue the common stock upon a holder's conversion of the notes in accordance with their terms,

      3. Fortune's failure to be in material compliance with its covenant to keep its corporate existence and rights in full force and effect, continue conducting its business, keep adequate books and records of account of its business activities, maintain appropriate levels and types of insurance with reputable carriers, and comply in all material respects with all governmental laws and regulations applicable to it which, if breached, would have a material adverse effect on its business or financial condition,

      4. Fortune's failure to be in material compliance with or neglect to perform any of the provisions of the note, which failure remains uncured for 30 days after notice has been given by the holder or the agent under the credit agreement to Fortune,

      5. any representation or warranty made by Fortune in the note is untrue or incorrect in any material respect as of the date made,

      6. the commencement of any bankruptcy, receivership, winding up or liquidation of the affairs of Fortune or any of its subsidiaries, which remains undismissed for a period of 90 consecutive days, or

      7. the institution of bankruptcy, custodianship, receivership or similar action by or with the consent of Fortune or one of its subsidiaries.

      The occurrence of an event of default described in 6 or 7 above shall result in all obligations due under the notes becoming immediately due and payable without notice. If an event of default described in 1 through 5 above shall occur, the holders of at least 51% in principal amount of all outstanding notes may at their option by notice to Fortune declare all unpaid obligations immediately due and payable. In addition to the obligations remaining unpaid under the notes, all reasonable costs and expenses of collection and enforcement of the note shall be payable by Fortune.

      Fortune's ability to pay the obligations due under the notes upon the acceleration of their maturity may be limited by the terms of the senior debt and will depend on the availability of sufficient funds. Accordingly, Fortune may not be able to meet its obligations under the notes upon the occurrence of an event of default.

FORM, DENOMINATION AND TRANSFER

      The notes were issued in registered form, without coupons, in denominations of $10,000 or integral multiples thereof, and in such principal amounts as were determined by Fortune. No transfer shall be valid unless effected on Fortune's books by the registered holder in person or by an attorney duly authorized in writing, and similarly noted on the note. Fortune may charge a holder a reasonable fee for any re-registration, transfer or exchange of the notes.

REGISTRATION RIGHTS

      This prospectus is part of a registration statement filed pursuant to the registration rights extended to the selling holders under the notes. Fortune has registered the sale of the notes and the underlying shares under the Securities Act for resale by the selling holders who have provided information to Fortune in this prospectus. Fortune has also agreed to use its best efforts to keep the registration statement effective until the earliest of two years after the date of this prospectus, the date all the securities registered hereunder have been sold or until the notes and the underlying shares may be sold publicly without registration. That date is November 4, 1999 for holders that have not then been affiliates of Fortune for at least three months. Fortune will also use its best efforts to qualify the securities under the securities laws of the states in which holders reside, provided that Fortune is not required to consent to service or to qualify to do business in any state as a result of such qualification. Fortune cannot assure it will be able to maintain an effective, current registration statement under the Securities Act as required, and any failure to do so might adversely affect the marketability and sale price of the notes and the underlying shares. Each of the notes and the underlying shares will remain restricted in its transfer until sold in accordance with this registration under the Securities Act or distributed to the public pursuant to Rule 144 or any similar provision then in force.

      Holders also have the right to include the notes and the underlying shares in any registration statement filed by Fortune with respect to any of Fortune's securities, except one relating to stock option or employee benefit plans, in a piggy-back registration. Those securities may, however, be cut back or down by any underwriter of Fortune's offering. The piggy-back registration rights cannot be exercised though if the notes and the underlying shares can be sold pursuant to the exemption from registration provided by Rule 144(k) promulgated under the Securities Act. That date is November 4, 1999 for holders that have not then been affiliates of Fortune for at least three months.


      The holders electing to include the notes and the underlying shares in any registration filed by Fortune must provide the company with such information and execute such documents, including appropriate cross-indemnification, as are reasonably required to prepare and process Fortune's registration statement. Fortune has agreed to bear all expenses, except any underwriting discounts and commissions and any legal fees and expenses of counsel to holders, necessary and incidental to either registration.

LIMITED MARKET FOR THE NOTES

      On their original issuance, the notes were issued in a private placement to accredited investors and were severely restricted in their transfer. The notes have not been and will not be listed for trading on any recognized market. A market for the notes may not develop, and if one does, it may not be liquid or sustainable. Future trading prices of the notes will depend on many factors, including prevailing interest rates, Fortune's operating results, the price of the common stock and the market for similar securities.

GOVERNING LAW; MODIFICATION

      The notes are construed in accordance with, and the rights of the parties thereto shall be governed by, the laws of the State of Texas applicable to contracts made and to be performed entirely within such state. The notes may be modified only by a writing signed by the holder and Fortune, and then only to the extent set forth in such writing and only in the specific instance for which it is given. No forbearance, delay or failure to exercise any right or remedy by a holder of a note will operate as a waiver of or acquiescence in any default.

                            DESCRIPTION OF SECURITIES

COMMON AND PREFERRED STOCK

      The following description is qualified in all respects by reference to Fortune's certificate of incorporation and all amendments thereto and Fortune's bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

      Fortune's certificate of incorporation, as amended, currently authorizes 40,000,000 shares of common stock, $.01 par value and 2,000,000 shares of preferred stock, $1.00 par value. Of this total, 12,236,811 shares of common stock were issued and outstanding as of August 31, 1999. An additional 9,671,373 shares of common stock were issuable upon exercise of options and private warrants outstanding as of that date. No preferred stock is currently outstanding.

COMMON STOCK

      Holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor and upon liquidation are entitled to share ratably in any distribution to stockholders. All holders of common stock are entitled to one vote per share on any matter coming before the stockholders for a vote, including the election of directors. In keeping with stockholder democracy rights, Fortune's certificate of incorporation permits the stockholders to remove any director or the entire board of directors, with or without cause, upon a vote of a majority of the outstanding shares.

      All issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. Holders of the common stock do not have pre-emptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into shares.

      Additionally, under Section 145 of the Delaware General Corporation Law, Fortune has availed itself of the provisions permitting the limitation of liability through the indemnification of officers, directors, employees and agents of Delaware corporations. See "Certain Relationships and Related Transactions - Limited Liability of Directors" and " - Indemnification of Officers and Directors."

PREFERRED STOCK

      The certificate of incorporation authorizes the board of directors to establish and designate the classes, series, voting powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations and restrictions of the preferred stock as the board, in its sole discretion, may determine without further vote or action by the stockholders.

      The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, or could adversely affect the rights and powers, including voting rights, of holders of common stock.

      The existence of the preferred stock, and the power of the board of directors of Fortune to set its terms and issue a series of preferred stock at any time without stockholder approval, could have certain anti-takeover effects. These effects include that of making Fortune a less attractive target for a "hostile" takeover bid or rendering more difficult or discouraging the making of a merger proposal, assumption of control through the acquisition of a large block of common stock or removal of incumbent management, even if such actions could be beneficial to the stockholders of Fortune.

WARRANTS

      Fortune has issued various common stock private purchase warrants from time to time.

TRANSFER AGENT AND REGISTRAR

      The principal transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation, Glendale, California.

CERTAIN ANTI-TAKEOVER DEVICES

      Section 203 of the Delaware General Corporation Law applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system or held of record by 2,000 or more persons. Section 203 applies to an "interested stockholder," defined generally as any person owning, or who is an affiliate or associate of the corporation and has owned in the preceding three years, 15% or more of a corporation's outstanding voting stock and affiliates and associates of such person. Section 203 prevents an interested stockholder from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder unless

    1. before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    2. the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    3. on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

      Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

      These provisions could have the effect of delaying, deferring or preventing a change of control of Fortune.

      The Commission has indicated that the use of authorized unissued shares of voting stock could have an anti-takeover effect. In such case, various specific disclosures to the stockholders are required. Any business combination, as that term is used in Section 203, would be reviewed by Fortune's board of directors solely for its impact on Fortune.

      Fortune has in place a shareholder rights plan which is designed to distribute preferred stock purchase rights to holders of common stock in the event a person acquires beneficial ownership of fifteen percent or more of Fortune's stock or commences a tender offer which would result in ownership of fifteen percent or more of such common stock. The plan, which expires February 28, 2007, provides for the issuance of a fraction of a share of a new series of junior preferred stock of Fortune for each outstanding share of Fortune's stock. Depending on the circumstances, such new preferred stock will enable the holders to either buy additional shares of Fortune at a discount or buy an interest in any acquiring entity.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion has been prepared by Fortune to present the material federal income tax considerations under generally applicable current law of the acquisition, ownership, conversion and disposition of the notes and the acquisition, ownership and disposition of any common stock which is received on the conversion of a note or the warrants, for persons who acquire the notes and hold those notes and any such common stock as capital assets. It does not, however, discuss the effect of (1) special rules, such as those which apply to tax-exempt organizations, insurance companies, financial institutions, persons who hold the notes or common stock in connection with a straddle or dealers or
(2) any foreign, state or local tax law. Accordingly, each prospective purchaser of notes is advised to consult its own tax advisor regarding the matters discussed herein in light of its particular circumstances, the application of state, local and foreign tax laws, and the fact that such laws change from time to time.

      The following statements are based upon the Internal Revenue Code of 1986, as amended, existing regulations thereunder and the current judicial and administrative interpretations thereof.

OWNERSHIP BY U.S. PERSONS

      The following applies to a person who is a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof or an estate or trust the income of which is includible in income for United States federal income tax purposes regardless of its source.

INTEREST ON NOTES

      The stated interest on a note will be taxable as ordinary income at the time interest is paid or accrued in accordance with the holder's method of accounting for United States federal income tax purposes. The notes were not issued with original issue discount.

MARKET DISCOUNT

      If a note is acquired at a "market discount," gain realized on a taxable disposition and certain nontaxable dispositions thereof will be treated as interest income to the extent of the theretofore unrecognized accrued market discount. Subject to a DE MINIMIS exception, "market discount" with respect to a
Note is equal to the excess of (1) the stated redemption price at maturity of the note over (2) the holder's initial basis in the note. Any market discount accrues on a ratable basis or, at the election of the holder, on the basis of a constant interest rate, and a holder of a market discount note may elect to include the market discount in its income as that market discount accrues. If a holder converts a market discount note into common stock, the theretofore unrecognized accrued market discount on that note will not, in general, be recognized, but will be treated as ordinary income on the later disposition of that common stock to the extent of any gain recognized at that time on the disposition of that common stock.

CONVERSION OF NOTES

      A holder generally will not recognize gain or loss on the conversion of a note into common stock except that it will recognize a capital gain or loss as a result of the receipt of cash in lieu of a fractional share equal to the amount of cash reduced by the basis of the portion of the note in respect of which that cash was paid. The basis of the common stock that is received on the conversion will be the adjusted basis of the note which was converted at the time of conversion increased by any gain that is recognized, decreased by any loss that is recognized and decreased by any cash that is received. The holding period of that common stock will include the holding period of the converted note.

CONSTRUCTIVE DIVIDEND

      A distribution to holders of common stock may cause a deemed distribution, which will be a dividend to the extent of Fortune's current or accumulated earnings and profits, to the noteholders if the conversion price or conversion ratio of the notes is adjusted to reflect that distribution.

SALE OR EXCHANGE OF NOTES OR COMMON STOCK

      Gain or loss will be recognized on the sale or exchange of the notes or of common stock in an amount equal to the difference between

    (1) the amount of cash and the fair market value of any other property received by the holder, excluding, in the case of the notes, any amount representing accrued interest, which will be taxable as such, and

    (2) the holder's adjusted basis in the property sold or exchanged.

Any such gain, other than gain characterized as interest under the market discount rules, or loss with respect to a note or common stock will be a capital gain or loss.

DIVIDENDS ON COMMON STOCK

      Distributions on the common stock will be dividends to the extent of the current or accumulated earnings and profits of Fortune, then a nontaxable return of capital reducing the holder's adjusted basis in the common stock until such adjusted basis is reduced to zero and finally an amount received in exchange for the common stock. Dividends paid to domestic corporations may qualify for the dividends received deduction subject to the limiting provisions that apply thereto.

OWNERSHIP BY NON-U.S. HOLDERS

      The following applies to a person who is not a U.S. holder and to the income received thereby, such as interest, dividends and gain or loss on disposition, with respect to notes and common stock which is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Any such effectively connected items of income will be subject to the United States federal income tax that applies to U.S. holders generally, and, in the case of such a non-U.S. holder that is a foreign corporation, those items also will be subject to the branch profits tax.

INTEREST ON NOTES

      Interest paid on notes to a non-U.S. holder will not be subject to United States federal income tax or to withholding in respect thereof if:

    (1) the beneficial owner, or if certain requirements are satisfied, a member of a class of financial institutions, certifies, under penalties of perjury, that the beneficial owner is not a U.S. holder and provides the beneficial owner's name and address,

    (2) the non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of Fortune entitled to vote, common stock into which a note can be converted is constructively owned for these purposes,

    (3) the non-U.S. holder is not a controlled foreign corporation with respect to which Fortune is a "related person" within the meaning of
        Section 864(d)(4) of the Code, and

    (4) the non-U.S. holder is not a bank holding the notes as a result of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. Accrued market discount on a note is not treated for these purposes as interest income. If the foregoing conditions are not satisfied, then the interest will generally be subject to United States federal income tax withholding at a rate of 30% or any lower rate that is provided by any applicable treaty.

SALE OR EXCHANGE OF NOTES OR COMMON STOCK; CONVERSION OF NOTES

      A non-U.S. holder generally will not be subject to United States federal income tax on gain recognized on the sale or exchange of notes or common stock or on the conversion of a note unless

    (1) the holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied or

    (2) Fortune is a "United States real property holding corporation," as defined in Section 897 of the code, and certain exceptions do not apply.

DIVIDENDS ON COMMON STOCK

      Any distribution on common stock to a non-U.S. holder will be subject to United States federal income tax withholding at a rate of 30% or any lower rate which is provided by any applicable treaty.

ESTATE TAX

      An individual non-U.S. holder of a note will not be required to include the value of such note in his gross estate for United States federal estate tax purposes, provided that such holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of Fortune and, at the time of such holder's death, payments of interest on such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. An individual non-U.S. holder who is treated as the owner, or has made certain lifetime transfers, of an interest in the common stock will be required to include the value thereof in his gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax with respect thereto, unless otherwise provided by an applicable estate tax treaty.

BACKUP WITHHOLDING; INFORMATION REPORTING

      A noncorporate U.S. holder holding notes or common stock and any non-U.S. holder failing to provide a certificate that it is not a U.S. holder will be subject to backup withholding at the rate of 31% with respect to interest paid on the notes, dividends paid on common stock and the proceeds of any sale, exchange or redemption thereof if the payee fails to furnish a taxpayer identification number and in certain other circumstances. Any amounts so withheld will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided that certain information is furnished to the Internal Revenue Service. Information reporting will be required with respect to a payment of proceeds from the sale or exchange of notes or common stock through a foreign office of a broker that is a United States person or of certain foreign brokers unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no actual knowledge to the contrary.

                              PLAN OF DISTRIBUTION

      The selling holders may offer and sell the notes and the underlying shares from time to time and will act independently of Fortune in deciding the timing, manner and size of any sale. Fortune expects that sales generally will be made at then prevailing market prices, but prices in negotiated transactions may differ considerably. Fortune cannot predict the extent, if any, to which selling holders may sell the notes.

      Selling holders may sell the notes and the underlying shares in the over-the-counter market or otherwise at prices that represent or relate to then prevailing market prices or are negotiated, by purchase by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus. Sales may also be made in ordinary brokerage transactions and transactions in which a broker solicits purchasers, and block trades in which a broker-dealer so engaged will attempt to sell the securities as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      No selling holder has advised Fortune, as of the date hereof, that it has arranged for the offering or sale of any of the notes with any broker. Underwriters, brokers, dealers or agents may participate in these transactions as agents and, in that capacity, may

      (1)  be deemed underwriters for purposes of the Securities Act and

      (2) receive brokerage commissions from selling holders or their purchasers which, together with any profits received by the selling holders, may be deemed underwriting discounts and commissions under the Securities Act.

The selling holders have disclaimed the status of Securities Act
"underwriters."

      To comply with the securities laws of certain jurisdictions, the notes and the underlying shares will be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or unless an exemption from that registration or qualification is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the notes and the underlying shares may be limited in its ability to engage in market activities respecting the securities. In addition and without limiting the foregoing, each selling holder is subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, Rule 10b-2 and Regulation M, which provisions may limit the timing of purchases and sales of any of the securities by the selling holders. All the foregoing may affect the marketability of the notes and the underlying shares.

      Fortune may suspend the use of this prospectus and any supplements hereto in certain circumstances because of pending corporate developments or a need to file a post-effective amendment. In any such event, Fortune will use its reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable.

      Fortune has agreed to pay substantially all the expenses incident to the registration, offering and sale of the notes and the underlying securities by the selling holders to the public other than any brokers' commission, agency fee or underwriter's discount or commission, which will be borne by the relevant selling holder.


                                  LEGAL MATTERS

      The legality of the notes and the underlying shares will be passed upon for Fortune by Dean W. Drulias, Esq., General Counsel for Fortune.


                                     EXPERTS

      The financial statements of Fortune as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The information appearing herein with respect to net proved oil and gas reserves of Fortune at December 31, 1996, 1997 and 1998, was estimated by Huddleston & Co., Inc., independent petroleum engineers, and is included herein on the authority of such engineers as experts in petroleum engineering.

                              AVAILABLE INFORMATION

      Fortune has filed with the Securities and Exchange Commission a registration statement on Form S-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to Fortune and the notes and common stock offered hereby, reference is made to the registration statement and to the exhibits and schedules thereto, which may be inspected at the Commission's offices without charge or copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements made in the prospectus as to the contents of any contract, agreement or document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement.

      The following documents filed by Fortune with the Commission pursuant to the Exchange Act, File No. 1-12334, are incorporated in this prospectus by reference and are made a part hereof:

1. Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 12, 1999.

2. Current reports on Form 8-K filed on May 13, 1999, July 28, 1999, August 9, 1999 and August 12, 1999.

3. Current report on Form 10-Q for the quarterly period ended March 31, 1999, filed on May 13, 1999.

4. Current report on Form 10-Q for the quarterly period ended June 30, 1999, filed on August 13, 1999.

                          GLOSSARY OF OIL AND GAS TERMS

AMI.                            "AMI" means Area of Mutual Interest.

Bbl. "Bbl" means barrel. "MBbl" means thousand barrels. "MMBbl" means million barrels.

Bcf.                            "Bcf" means billion cubic feet.

BOPD. "BOPD" means barrels of oil or condensate per day of production.

Farmout. "Farmout" means an agreement pursuant to which an owner of a working interest sells a portion of its working interest in an exploration well or prospect in exchange for either a payment of previously incurred costs or an agreement to pay a disproportionate share of future exploration costs. If the exploration project is unsuccessful, the working interest farmed out in this manner commonly reverts to the seller.

Gross Acres or Wells.           "Gross Acres or Wells" are the total acres or
                                wells, as the case may be, in which an entity has an interest, either directly or through an affiliate.

Mcf.                            "Mcf" means thousand cubic feet. "Mmcf"
                                means million cubic feet. Natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit.

MCFD.                           "MCFD" means Mcf of gas per day of gas
                                production.

MCFE. "MCFE" means thousand cubic feet of gas equivalent, which is determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas so that one Bbl of oil is referred to as six Mcf equivalent or "MCFE." "MMCFE" means Million cubic feet of gas equivalent. "BCFE" means billion cubic feet of gas equivalent.

Net Acres or Wells.             A party's "Net Acres" or "Net
                                Wells" are calculated by multiplying the number of gross acres or gross wells in which that party has an interest by the fractional interest of the party in each such acre or well.

Net Revenue Interest.           "Net Revenue Interest" reflects the
                                percentage of net revenues generated by
                                operating activities on a property, exclusive of any royalty or overriding royalty interests which may burden that property.

Overriding Royalty Interest.    "Overriding Royalty Interest" is the right to
                                share in the gross revenues generated by a producing property, free of any costs of exploration, acquisition, development, or operation, and free of all risks in connection therewith.

Payout. "Payout" refers to the point in time when initial working interest owners recover a defined portion of acquisition, exploration, development, and lease operating expenses from the revenues generated by a property or well.

Producing Properties            "Producing Reserves" are Proved Developed
  or Reserves.                  Reserves expected to be produced from existing
                                completion intervals now open for production in existing wells. A "Producing Property" is a property to which Producing Reserves have been assigned by an independent petroleum engineer.

Proved Developed Non-           "Proved Developed Non-Producing Reserves" are
  Producing Reserves.           Proved Developed Reserves that are recoverable
                                from zones behind cemented casing in existing wells which will require additional completion work or a future recompletion prior to the start of production. The cost of making such reserves available for production is insignificant relative to the volume of reserves expected to be recovered from the planned recompletion programs. The PDNP reserves are supported by actual production performance from wells completed in the same reservoir elsewhere in the local area.

Proved Developed                "Proved Developed Producing Reserves" are Proved
  Producing Reserves.           Developed Reserves that are recoverable from
                                completion intervals in existing wells that are currently open and delivering commercial volumes of hydrocarbons to market.

Proved Developed Reserves.      "Proved Developed Reserves" are Proved
                                Reserves which can be expected to be
                                recovered through existing wells with
                                existing equipment and operating methods.

Proved Reserves.                "Proved Reserves" are the estimated
                                quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions, that is, on the basis of prices and costs as of the date the estimate is made and any price changes provided for by existing conditions.

Proved Undeveloped Reserves.    "Proved Undeveloped Reserves" are Proved
                                Reserves which can be expected to be
                                recovered from new wells on undrilled
                                acreage, or from existing wells where a
                                relatively major expenditure is required for recompletion. The offset units containing the proved-undeveloped reserves are reasonably certain of commercial production when drilled.

Reserves.                       "Reserves" means crude oil and natural gas,
                                condensate and natural gas liquids, which are net of leasehold burdens, are stated on a net revenue interest basis, and are found to be commercially recoverable.

Royalty Interest.               A "Royalty Interest" is an interest in an oil
                                and gas property entitling the owner to a share of oil and gas production, or the proceeds of the sale thereof, free of the costs of production.

SEC Method.                     The "SEC Method" is a method of determining
                                the present value of proved reserves. Under the SEC method, the future net revenues from proved reserves are estimated assuming that oil and gas prices and production costs remain constant. The resulting stream of revenues is then discounted at the rate of 10% per year to obtain a present value.

Shut in. "Shut in" refers to a well or wells which are capable of producing oil and/or gas, but which are not currently operational due to required repairs or prevailing economic conditions.

Transition Zone.                "Transition Zone" is generally the area which
                                may extend up to five miles on either side of a shallow water coastline.

Undeveloped Acreage.            "Undeveloped Acreage" is oil and gas acreage,
                                including, in applicable instances, rights in one or more horizons which may be penetrated by existing well bores, but which have not been tested, to which Proved Reserves have not been assigned by independent petroleum engineers.

Working Interest.               A "Working Interest" is the operating
                                interest under an Oil and Gas Lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith. If a party owns a "back-in" working interest, it has the right to acquire a portion of the working interest owned by another party upon the occurrence of a specified event, such as payout of the costs incurred by the other party in drilling a well or undertaking another operation on the property.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page


Independent Auditors' Report - KPMG LLP................................    F-2

Balance Sheets - December 31, 1998 and 1997............................    F-3

Statements of Operations for the years ended
   December 31, 1998, 1997 and 1996....................................    F-4

Statements of Stockholders' Equity for the years ended
  December 31, 1998, 1997 and 1996.....................................    F-5

Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996.....................................    F-6

Notes to Financial Statements..........................................    F-7

Balance Sheets - June 30, 1999 (unaudited) and
  December 31, 1998 (audited)..........................................   F-21

Statements of Operations for the six months ended June 30, 1999
  and 1998 (unaudited).................................................   F-22

Statements of Stockholders' Equity for the year ended December 31,
  1998 and six months ended June 30, 1999 (unaudited)..................   F-23

Statements of Cash Flows for the six months ended June 30,
  1999 and 1998 (unaudited)............................................   F-24

Notes to Financial Statements (unaudited)..............................   F-25

                          INDEPENDENT AUDITORS' REPORT






The Board of Directors and Stockholders
Fortune Natural Resources Corporation:

      We have audited the accompanying balance sheets of Fortune Natural Resources Corporation as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortune Natural Resources Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.




/s/ KPMG LLP
---------------------

Houston, Texas
March 5, 1999

                      FORTUNE NATURAL RESOURCES CORPORATION
                                 BALANCE SHEETS

                                     ASSETS

                                                                      December 31,
                                                             -----------------------------
                                                                 1998             1997
                                                             ------------     ------------
CURRENT ASSETS:
    Cash and cash equivalents .............................  $  1,452,000    $   1,667,000
    Accounts receivable ...................................       361,000          507,000
    Prepaid expenses ......................................        74,000             --
                                                             ------------     ------------
    Total Current Assets ..................................     1,887,000        2,174,000
                                                             ------------     ------------

PROPERTY AND EQUIPMENT:
    Oil and gas properties, accounted for
      using the full cost method ..........................    26,800,000       27,822,000
    Office and other ......................................       384,000          383,000
                                                             ------------     ------------
                                                               27,184,000       28,205,000
    Less--accumulated depletion, depreciation
      and amortization ....................................   (20,728,000)     (18,403,000)
                                                             ------------     ------------
                                                                6,456,000        9,802,000
                                                             ------------     ------------
OTHER ASSETS:
    Deposits and other ....................................        51,000          124,000
    Debt issuance costs (net of accumulated amortization of
      $346,000 and $93,000 at December 31, 1998
      and 1997, respectively) .............................        98,000          526,000
                                                             ------------     ------------
                                                                  149,000          650,000
                                                             ------------     ------------

TOTAL ASSETS ..............................................  $  8,492,000     $ 12,626,000
                                                             ============     ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt .....................  $     10,000     $       --
    Accounts payable ......................................        93,000          279,000
    Accrued expenses ......................................       351,000          407,000
    Royalties payable .....................................        12,000           36,000
    Accrued interest ......................................        97,000           76,000
                                                             ------------     ------------
    Total Current Liabilities .............................       563,000          798,000
                                                             ------------     ------------

LONG-TERM DEBT, net of current portion ....................     3,225,000        3,775,000
                                                             ------------     ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Preferred stock, $1.00 par value:
    Authorized--2,000,000 shares
    Issued and outstanding--None ..........................          --                --
    Common stock, $.01 par value
      Authorized--40,000,000 shares
      Issued and outstanding--12,134,675 and 12,118,982 shares
        shares at December 31, 1998 and 1997, respectively.       121,000
                                                                                   121,000
    Capital in excess of par value ........................    30,171,000       30,283,000
    Treasury stock, at cost (9,769 shares at
      December 31, 1997)                                             --            (38,000)
    Accumulated deficit ...................................   (25,588,000)     (22,313,000)
                                                             ------------     ------------

NET STOCKHOLDERS' EQUITY ..................................     4,704,000        8,053,000
                                                             ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................  $  8,492,000     $ 12,626,000
                                                             ============     ============

                 See accompanying notes to financial statements.

                      FORTUNE NATURAL RESOURCES CORPORATION

                            STATEMENTS OF OPERATIONS


                                                                 For the Years Ended December 31,
                                                          --------------------------------------------
                                                              1998            1997            1996
                                                          ------------    ------------    ------------
REVENUES
    Sales of oil and gas, net of royalties .............  $  1,881,000    $ 3,851,000        3,825,000
    Other income .......................................       142,000        154,000          215,000
                                                          ------------    ------------    ------------
                                                             2,023,000       4,005,000       4,040,000
                                                          ------------    ------------    ------------

EXPENSES
    Production and operating ...........................       595,000       1,094,000       1,172,000
    Provision for depletion, depreciation
      and amortization .................................     1,365,000       2,219,000       1,623,000
    General and administrative .........................     1,547,000       1,965,000       1,924,000
    Corporate relocation ...............................          --              --           216,000
    Debt conversion expense ............................          --           316,000            --
    Stock offering cost ................................          --           323,000            --
    Interest ...........................................       831,000         396,000         435,000
    Impairments to oil and gas properties ..............       960,000       3,650,000            --
                                                          ------------    ------------    ------------
                                                             5,298,000       9,963,000       5,370,000
                                                          ------------    ------------    ------------

LOSS BEFORE PROVISION FOR INCOME TAXES .................    (3,275,000)     (5,958,000)     (1,330,000)
PROVISION FOR INCOME TAXES .............................          --             --               --
                                                          ------------    ------------    ------------

NET LOSS ...............................................  $ (3,275,000)   $ (5,958,000)     (1,330,000)
                                                          ============    ============    ============
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING ............................    12,132,362      12,086,219      11,351,211
                                                          ============    ============    ============
NET LOSS PER COMMON SHARE
  (BASIC AND DILUTED) ..................................  $      (0.27)   $      (0.49)   $      (0.12)
                                                          ============    ============    ============

                 See accompanying notes to financial statements.

                      FORTUNE NATURAL RESOURCES CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                             Capital in                                Stock-
                                               Common Stock  Excess of    Treasury    Accumulated      holders'
                                      Shares      Amount     Par Value      Stock       Deficit        Equity
                                    ----------   --------   -----------   ---------   ------------   -----------
BALANCE, December 31, 1995          11,139,709   $111,000   $27,228,000     $     -   $(15,025,000)  $12,314,000

Common stock issued for exercise
   of stock options................     46,150      1,000       114,000           -              -       115,000
Common stock issued for
   exercise of warrants............    255,638      3,000       813,000           -              -       816,000
Common stock issued for
   directors' fees.................      1,395          -         4,000           -              -         4,000
Common stock canceled and
   stock issuance cost.............     (1,227)         -       (31,000)          -              -       (31,000)
Common stock issued for
  stock offerings .................    412,000      4,000     1,145,000           -              -     1,149,000
Common stock returned to treasury..         (2)         -             -           -              -            -
Net loss...........................          -          -             -           -     (1,330,000)   (1,330,000)
                                    ----------   --------   -----------   ---------   ------------   -----------

BALANCE, December 31, 1996          11,853,663   $119,000   $29,273,000   $       -   $(16,355,000)  $13,037,000
                                    ==========   ========   ===========   =========   ============   ===========
Common stock issued for
  exercise of stock options........      6,400          -        18,000           -              -        18,000
Common stock issued for
  exercise of warrants.............     45,000          -        89,000           -              -        89,000
Common stock issued in exchange
  for debentures, net of
  offering costs...................    218,858      2,000       889,000           -              -       891,000
Common stock contributed to
  401(k) Plan......................      4,835          -        14,000           -              -        14,000
Common stock repurchased in
  odd-lot buyback..................     (9,769)         -             -     (38,000)             -       (38,000)
Common stock returned to treasury           (5)         -             -           -              -             -
Net loss...........................          -          -             -           -     (5,958,000)   (5,958,000)
                                    ----------   --------   -----------   ---------   ------------   -----------

BALANCE, December 31, 1997          12,118,982   $121,000   $30,283,000   $ (38,000)  $(22,313,000)  $ 8,053,000
                                    ==========   ========   ===========   =========   ============   ===========
Common stock issued for
  exercise of stock options........      5,512          -        13,000           -              -        13,000
Common stock contributed to
  401(k) Plan......................     10,185          -        24,000           -              -        24,000
Cancellation of treasury stock.....          -          -       (38,000)     38,000              -             -
Voluntary  exchange of public
  warrants for private warrants....          -          -       (59,000)          -              -       (59,000)
Repurchase of outstanding
  private warrants.................          -          -       (52,000)          -              -       (52,000)
Common stock returned to treasury..         (4)         -             -           -              -             -
Net loss...........................          -          -             -           -     (3,275,000)   (3,275,000)
                                    ----------   --------   -----------   ---------   ------------   -----------

BALANCE, December 31, 1998......... 12,134,675   $121,000   $30,171,000   $       -   $(25,588,000)  $ 4,704,000
                                    ==========   ========   ===========   =========   ============   ===========


                 See accompanying notes to financial statements.

                      FORTUNE NATURAL RESOURCES CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                                   For the Years Ended December 31,
                                                             --------------------------------------------
                                                                 1998            1997            1996
                                                             ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ...............................................  $ (3,275,000)   $ (5,958,000)   $ (1,330,000)
   Adjustments to reconcile net loss
    to net cash provided by (used in) operating activities:
    Common stock issued for directors' fees,...............          --              --             4,000
    Depletion, depreciation and amortization ..............     1,365,000       2,219,000       1,623,000
    Amortization of deferred financing cost ...............       428,000         147,000          74,000
    Debt conversion expense ...............................          --           316,000            --
    Stock offering cost ...................................          --           323,000            --
    Impairments to oil and gas properties .................       960,000       3,650,000            --
    Non-cash compensation expense .........................        44,000          58,000          20,000
   Changes in assets and liabilities:
    Accounts receivable ...................................       146,000         188,000         340,000
    Prepaids and oil inventory ............................       (74,000)         25,000         102,000
    Accounts payable and accrued expenses .................      (145,000)        525,000        (215,000)
    Royalties and working interest payable ................       (24,000)        (67,000)          9,000
    Accrued interest ......................................       (76,000)        (25,000)        (18,000)
    Deposits and other ....................................        35,000         (22,000)         (2,000)
                                                             ------------    ------------    ------------
   Net cash provided by (used in) operating activities ....      (616,000)      1,379,000         607,000
                                                             ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Expenditures for oil and gas properties ................    (3,673,000)     (4,946,000)     (3,232,000)
   (Increase) decrease in restricted cash .................          --         2,293,000         937,000
   Proceeds from sale of properties and equipment .........     4,695,000         203,000       2,197,000
   Net change in other property and equipment .............        17,000         (27,000)       (297,000)
                                                             ------------    ------------    ------------
   Net cash provided by (used in) investing activities ....     1,039,000      (2,477,000)       (395,000)
                                                             ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Gross  proceeds  from  issuance of long-term
     debt,  net of issuance costs .........................          --         3,290,000            --
   Repayment of long term debt ............................      (540,000)     (1,793,000)     (1,979,000)
   Gross proceeds from issuance of common stock ...........        13,000         103,000       2,168,000
   Debt and equity offering costs .........................       (59,000)       (971,000)       (115,000)
   Common stock and warrant repurchase ....................       (52,000)        (38,000)           --
                                                             ------------    ------------    ------------
   Net cash provided by (used in) financing activities ....      (638,000)        591,000          74,000
                                                             ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ......      (215,000)       (507,000)        286,000
                                                             ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ..............     1,667,000       2,174,000       1,888,000
                                                             ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR ....................  $  1,452,000    $  1,667,000    $  2,174,000
                                                             ============    ============    ============
Supplemental information:
  Interest paid in cash ...................................  $    403,000    $    249,000    $    361,000
  Common stock issued or issuable as directors' fees ......          --              --             4,000
  Common stock issued for conversion of debt ..............          --           975,000            --
  Common stock issued for 401(k) Plan contribution ........        24,000          14,000            --


                 See accompanying notes to financial statements.

                      FORTUNE NATURAL RESOURCES CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


(1)   GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Fortune Natural Resources Corporation, formerly Fortune Petroleum Corporation, is an independent energy company engaged in the acquisition, production and exploration of oil and gas, primarily onshore and offshore Louisiana and Texas. Fortune considers its business to be a single operating segment.

USE OF ESTIMATES

      In order to prepare financial statements in conformity with generally accepted accounting principles, management must make estimates, judgments and assumptions that affect the reported amounts. Actual results could differ from those estimates.

CASH EQUIVALENTS

      Fortune considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

      Fortune accounts for its oil and gas operations using the full cost method. Under the full cost method, all costs associated with the acquisition, exploration and development of oil and gas reserves, including non-productive costs, are capitalized as incurred. Internal overhead, which is directly identified with acquisition, exploration and development is capitalized. Such overhead has not been material through December 31, 1998.

      The capitalized costs of oil and gas properties are accumulated in cost centers on a country-by-country basis and are amortized using the unit-of-production method based on proved reserves. All of Fortune's properties are located in the United States. Estimated future development and abandonment costs are included in the amortization base. Oil and gas property depreciation, depletion and amortization expense per equivalent Mcf was $1.54, $1.62 and $1.14 for the years ended December 31, 1998, 1997, and 1996, respectively. Capitalized costs and estimated future development costs associated with unevaluated properties are excluded from amortization until the quantity of proved reserves attributable to the property has been determined or impairment has occurred.

      Dispositions of oil and gas properties are recorded as adjustments to capitalized costs, with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

      The cost of oil and gas properties net of amortization and related deferred income tax may not exceed an amount equal to the tax-effected net present value discounted at 10% of proved oil and gas reserves plus the lower of cost or estimated fair market value of unevaluated properties. To the extent Fortune's unamortized cost of oil and gas properties exceeded the ceiling amount, a provision for additional depreciation, depletion and amortization would be required as an impairment reserve. During 1998 and 1997, Fortune recorded $1.0 million and $3.7 million of impairments to oil and gas properties, respectively. See note 2 regarding the 1997 impairments.

      Office and other property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated future service life of the property and equipment.

INCOME TAXES

      Fortune utilizes the asset and liability method for recognizing deferred tax assets and liabilities. Deferred taxes are recognized for future tax consequences attributable to (1) differences between financial statement basis of assets and liabilities and their respective tax bases and (2) tax net operating loss and tax credit carryforwards. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

DEBT ISSUANCE COSTS

      The cost of issuing Fortune's convertible debt is being amortized over the period that such debt is not convertible, which ends April 30, 1999.

STOCK OPTION PLANS

      Prior to January 1, 1996, Fortune accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO Employees. As such, compensation expense would be recorded only if the market price of the underlying stock exceeded the exercise price on the date of grant. On January 1, 1996, Fortune adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 permits entities to either: 1) recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant or 2) continue to apply the provisions of APB Opinion No. 25. Entities who continue to apply APB Opinion No. 25 must provide pro forma net income and pro forma earnings per share disclosures to employee stock option grants made after 1994 as if the fair-value-based method defined in SFAS No. 123 had been applied. Fortune has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

COMPUTATION OF NET LOSS PER SHARE

      Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Since the issuance or conversion of additional securities would have an anti-dilutive effect, diluted loss per share is the same as basic loss per share.

(2)   RESTRICTED CASH AND ZYDECO VENTURE

      Under the terms of Fortune's exploration venture agreement with Zydeco Exploration, Inc., Fortune contributed $4.8 million in cash to the Zydeco venture during 1995 for payment of certain prior and future lease and seismic costs incurred by the venture. Fortune's contribution entitled it to a 50% working interest in all projects generated within the venture's area of operations. Prior to June 1997, the remaining unspent contribution had been recorded as restricted cash on Fortune's balance sheet. On June 4, 1997, Fortune exercised its right under the exploration agreement with Zydeco to have all unspent capital contributions returned to Fortune. The balance of unspent funds of $2,154,000 was returned to Fortune in June 1997. Fortune is relieved of any obligation to pay future costs associated with the projects; however, Fortune's 50% working interest in each project which has not already been farmed out is subject to a proportionate reduction if Zydeco expends additional funds on such project.

      In connection with requesting the return of unspent venture funds, Fortune reviewed for impairment its $4.3 million remaining unevaluated investment in the Zydeco exploration venture properties. The $4.3 million investment included the value of the Fortune common stock that was issued in 1995 to acquire its interest in the exploration venture as well as the funds that Fortune has spent for leases and seismic in the exploration venture. As a result of this impairment review, Fortune transferred all of its investment in the Zydeco exploration venture projects to the evaluated property account during 1997. Consequently, Fortune recorded impairments to oil and gas properties during 1997 of $3.7 million.

(3) SALE OF EAST BAYOU SORREL

      On March 31, 1998, Fortune sold its interest in the East Bayou Sorrel field, Iberville Parish, Louisiana to National Energy Group, Inc. for cash in the amount of $4,695,000. The properties sold consisted of Fortune's interest in the Schwing #1 and #2 wells and all of the associated leases, facilities and interests.

      Fortune's interest in the two productive wells at East Bayou Sorrel were pledged to secure the credit facility with Credit Lyonnais. The total balance outstanding under the credit facility prior to this sale was $550,000. Concurrently with closing the sale, Fortune paid down all but $10,000 of the outstanding balance of the credit facility.

      The Schwing #1 and #2 wells began producing in January 1997 and June 1997, respectively. Although both wells were shut-in from March 13, 1998 through the date of the sale to repair production facilities, they accounted for a significant portion of Fortune's oil and gas revenues during 1997 and proved reserves as of December 31, 1997. A third well in the field, the Schwing #3, which was spudded October 9, 1997, was temporarily plugged and abandoned on March 5, 1998. During 1997 and 1998, Fortune incurred approximately $1 million to drill and attempt completion of this well as a result of difficult drilling conditions and mechanical problems. Selected unaudited financial information attributable to Fortune's interest in the East Bayou Sorrel field as reported in its 1997 and 1998 financial results is as follows:

                                            Year Ended December 31,
                                            -----------------------
                                               1998          1997
                                            ----------    ----------
      Production Oil (Bbls)                     12,000        55,000
      Gas (Mcf)                                 18,000        78,000

      Oil and gas revenues                  $  231,000    $1,241,000
      Production and operating expense          60,000       205,000
      Provision for depletion, depreciation
       and amortization                         54,000       430,000

                                             As of December 31, 1997
                                            ------------------------
      Estimated net reserve quantities
       of total proved reserves
         Oil (Bbls)                                  152,000
         Gas (Mcf)                                   204,000


    This represents 32% and 30% of Fortune's 1997 oil and gas revenues and production and 23% of proved reserves as of December 31, 1997. Consequently, Fortune's revenues and cash flow from operations have decreased significantly since the sale.

    Under the full cost method of accounting, dispositions of oil and gas properties are recorded as adjustments to capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves. A significant alteration would not ordinarily be expected to occur for sales involving less than 25% of the reserve quantities in a given cost center. Because the sale of East Bayou Sorrel represents less than 25% of Fortune's reserve quantities, the entire proceeds of $4,695,000 was credited to capitalized oil and gas properties as of March 31, 1998. Subsequent to charging these proceeds against capitalized oil and gas property costs, Fortune recorded impairments to oil and gas properties. Consequently, if Fortune had reported a gain on the sale of this property, it would have been completely offset by additional impairments to oil and gas properties.

(4) OIL AND GAS PROPERTIES AND OPERATIONS

      Capitalized costs relating to oil and gas producing activities and related accumulated depletion, depreciation and amortization at December 31, 1998, 1997 and 1996 were as follows:


                                                      1998          1997          1996
                                                   -----------  ------------  ------------
      Capitalized costs of oil and gas properties  $26,800,000  $ 27,822,000  $ 23,079,000
      Less accumulated depletion,
        depreciation and amortization              (20,422,000)  (18,137,000)  (12,308,000)
                                                   -----------  ------------  ------------
                                                   $ 6,378,000  $  9,685,000  $ 10,771,000
                                                   ===========  ============  ============

      The unproved properties portion of capitalized costs was $2.6 million, $3.2 million, and $4.9 million in 1998, 1997 and 1996, respectively.

      Costs incurred in oil and gas producing activities were as follows:

                                                 1998        1997       1996
                                              ----------  ----------  ----------
     Property acquisition
       Unproved............................   $  437,000  $  333,000  $   77,000
       Proved..............................            -     368,000           -
     Exploration...........................    2,558,000   2,285,000   2,317,000
     Development...........................      678,000   1,960,000     838,000
                                              ----------  ----------  ----------
                                              $3,673,000  $4,946,000  $3,232,000
                                              ==========  ==========  ==========

      The results of operations from oil and gas producing activities for the years ended December 31, 1998, 1997 and 1996, are as follows:

                                                                   1998          1997           1996
                                                              ------------   ------------   ------------
      Revenues from oil and gas producing activities:
         Sales to unaffiliated parties......................  $  1,881,000   $  3,851,000   $  3,825,000
                                                              ------------   ------------   ------------
      Expenses -
      Production and operating..............................       595,000      1,094,000      1,172,000
      Depreciation, depletion and amortization..............     1,325,000      2,179,000      1,576,000
      Impairments to oil and gas properties.................       960,000      3,650,000              -
                                                              ------------   ------------   ------------

      Total expenses........................................     2,880,000      6,923,000      2,748,000
                                                              ------------   ------------   ------------

      Pretax income (loss) from producing activities........      (999,000)    (3,072,000)     1,077,000
      Income tax expense....................................             -              -              -
                                                              ------------   ------------   ------------
      Results of oil and gas producing activities
        (excluding corporate overhead and interest costs)...   $  (999,000) $  (3,072,000)  $  1,077,000


(5)   LONG-TERM DEBT

      A summary of long-term debt follows:


                                                                            December 31,
                                                                   ----------------------------
                                                                       1998           1997
                                                                   ------------    ------------
      Convertible Subordinated Notes due December 31, 2007.......  $  3,225,000    $  3,225,000
      Credit Lyonnais credit facility due July 11, 1999,
       including interest at 1.25% over the bank's base rate.....        10,000         550,000
                                                                   ------------    ------------
      Total long-term debt.......................................     3,235,000       3,775,000
      Less current installments..................................       (10,000)              -
                                                                   ------------    ------------
      Long-term debt, excluding current installments.............  $  3,225,000    $  3,775,000
                                                                   ============    ============

      During November and December of 1997, Fortune closed a private placement of 12% Convertible Subordinated Notes due December 31, 2007. An aggregate of $3,225,000 principal amount of notes was sold, and Fortune received $2,815,000 of proceeds, net of offering expenses and commissions.


      The notes are convertible into Fortune's common stock at a conversion price of $3.00 per share, subject to adjustment. The notes are convertible by the holders after May 1, 1999, subject to a one-time option by the holders to convert at a lower conversion price prior to that date in the event that Fortune sells shares of its common stock at a price below the conversion price. The notes are redeemable by Fortune after May 1, 1999, at a premium that reduces monthly from 10% to zero over an 18-month period. Any such premium on redemption is waived in the event that Fortune's common stock price averages at least $4.50 per share for 30 consecutive trading days. The holders of the notes will be entitled to receive additional shares upon conversion in the event that Fortune's common stock price averages less than the conversion price for a certain period prior to May 1, 1999. If the conversion price were based on the closing price of the stock on March 12, 1999, approximately 9.8 million additional shares would be issuable upon conversion of the notes. At the time the notes were issued, Fortune determined the value of the potential adjustments to the conversion price to be immaterial. The notes are subordinate to all of Fortune's secured debt, including the credit facility with Credit Lyonnais. The notes bear interest at a rate of 12% per year, payable quarterly. The costs incurred to issue the notes is being amortized as additional interest expense over the 18-month period ending May 1, 1999, the first date that the notes are convertible. As a result of this amortization of issuance costs, the effective interest rate of the notes over this 18-month period is 21.2%. If the notes were held to maturity, the effective interest rate over the life of the notes would be 13.4%.

      A portion of the net proceeds of the notes placement was used to refinance existing debt. On December 5, 1997, Fortune redeemed the remaining outstanding balance of $1,028,000 of Fortune's debentures due December 31, 1997. In addition, $315,000 of net proceeds was used to reduce the borrowings under Fortune's credit facility with Credit Lyonnais.

      As discussed in the proceeding paragraph, the remaining balance on the 10 1/2% Convertible Subordinated Debentures was repaid on December 5, 1997. The debentures bore an effective interest rate of 12.13% and were convertible into shares of Fortune's common stock at a conversion price of $6.32 per share. On February 26, 1997, Fortune closed an exchange offer for these debentures which resulted in $697,000, or $680,000 net of discount, principal amount of debentures being converted to 218,858 shares of common stock. Fortune also issued 174,250 common stock warrants to the debentureholders who exchanged their debentures. The common stock warrants are exercisable for a period of three years, one-half at $4.00 per share and one-half at $5.00 per share. Furthermore, Fortune recorded a non-cash debt conversion expense of $316,000 during the first quarter of 1997. The $316,000 non-cash expense is the difference between the fair market value of all of the common stock and common stock warrants issued in the exchange offer and the fair market value of the lower number of common stock shares that could have been issued upon the conversion of the debentures under their original terms. For purposes of calculating the non-cash debt conversion expense, Fortune valued the 218,858 shares of common stock issued in connection with the exchange offer at $547,502. This value is based on the closing price of the common stock on the American Stock Exchange on February 26, 1997 of $2.625 per share. Fortune estimated the value of the common stock warrants issued to the debentureholders at $8,713, or $0.05 per warrant.

      On July 11, 1997, Fortune refinanced its bank debt by entering into a $20 million credit facility with Credit Lyonnais New York Branch. The credit facility is due July 11, 1999, extendable for one year upon mutual consent. On March 31, 1998, Fortune repaid all but $10,000 of the outstanding balance of the credit facility with a portion of the proceeds from the sale of East Bayou Sorrel. Prior to Fortune's sale of the East Bayou Sorrel field, Fortune's borrowing base was $2 million. The bank has not completed its redetermination of the borrowing base subsequent to this sale; consequently, Fortune does not know how much, if any, is currently available for borrowing under this credit facility. Under the credit facility, once the borrowing base is redetermined, Fortune may borrow up to a pre-determined borrowing base, for acquisitions and development projects approved by Credit Lyonnais at either 1.25% above Credit Lyonnais' base rate or 4% above LIBOR. The credit facility is secured by a mortgage on all of Fortune's proved oil and gas properties. Fortune is also required to pay a commitment fee of 0.5% on the unused portion of the borrowing base. At December 31, 1998, the interest rate on this credit facility was 9%.

      Primarily as a result of the lower revenues in 1998 because of lower oil and gas prices and the sale of East Bayou Sorrel, Fortune was unable to meet the 3 to 1 coverage ratio of cash flow to fixed-charges which is required by the credit facility for the twelve-month period ended December 31, 1998. Fortune received a waiver of this covenant from the bank for the period ended December 31, 1998. Fortune will need waivers of this debt covenant in future periods until operating cash flow increases significantly.

      The $10,000 balance on this credit facility matures in 1999.

(6)   INCOME TAXES

      No provision for income taxes was required for the years ended December 31, 1998, 1997 and 1996. Deferred taxes consist of the following:

                                                           1998         1997
                                                        ----------    ----------
      Deferred tax assets:
      Net operating loss carryforwards................. $4,539,000    $4,990,000
      Difference in basis of oil and gas properties....  3,267,000     1,517,000
                                                        ----------    ----------
                                                         7,806,000     6,507,000
      Less valuation allowance (100%)..................  7,806,000     6,507,000
                                                        ----------    ----------
      Net deferred taxes............................... $        -    $        -
                                                        ==========    ==========

      At December 31, 1998, Fortune estimates it had cumulative net operating loss carryforwards for federal income tax purposes of approximately $13.3 million which, subject to significant restrictions under I.R.C. 382, is available to offset future federal taxable income, if any. The net operating losses expire from 2002 through 2013. Fortune also has available IRC Section 29 Tax Credits that may be used to reduce or eliminate federal income tax through the year 2001. Fortune is uncertain as to the recoverability of the above deferred tax assets and has therefore applied a 100% valuation allowance.

(7)   STOCK OFFERINGS

      In December 1996, Fortune received $1.1 million of net proceeds for the sale of 412,000 shares of common stock at a price of $3.00 per share in a private placement. In addition, Fortune issued to the acquiring shareholders one common stock warrant for every two common stock shares acquired. The 206,000 warrants were exercisable for a period of two years at a price of $3.50 per share. 137,500 of these warrants expired in December 1998 and the remaining 68,500 were extended for one year at an exercise price of $3.625 per warrant.


(8)   COMMITMENTS AND CONTINGENCIES

      Fortune has an employment agreement with its President and Chief Executive Officer that provides for an annual salary of $168,000 through the later of May 31, 2000, or six months following notice of non-renewal. The agreement provides that if employment is terminated for any reason other than cause, death or disability within two years following a change in control, the CEO is entitled to receive a lump-sum payment of two year's compensation and all shares of common stock subject to stock options then held by him without payment of the exercise price. The agreement also provides for two years of consulting services upon the completion of the primary term of his contract at 40% of the last compensation thereunder. The agreement further provides for additional compensation, in an amount not to exceed his annual salary, based upon certain increases in the value of Fortune's common stock.

      Fortune leases office space under a non-cancelable operating lease. Rental expense under the office lease for the years ended December 31, 1998, 1997 and 1996 was $89,000, $86,000 and $75,000, respectively.

      Minimum future lease payments under the non-cancelable operating leases are as follows:

            Year ending December 31,

                  1999...................... $ 95,000
                  2000......................   95,000
                  2001......................   40,000
                                             --------
                                             $230,000
                                             ========

      On March 26, 1996, Fortune was served with a lawsuit which had been filed in the Federal District Court in Delaware by one of the purchasers of Fortune common stock in an offering in December 1995 under Regulation S of the Securities Act. Under the terms of the agreement pursuant to which the plaintiff acquired his shares, he was entitled to receive additional shares of Fortune stock if the market price fell below a stated level during a specified period following the 40-day holding period prescribed by Regulation S. Fortune contested this action, believing that the plaintiff either participated in a scheme to unlawfully manipulate the market price of the common stock or benefited from such manipulation by others. On February 3, 1997, the plaintiff voluntarily dismissed the complaint without prejudice, and the court ordered the return to Fortune of shares of common stock that Fortune had voluntarily placed in escrow. Management does not anticipate that the action will be refiled.

      On April 16, 1996, Fortune was advised that two other buyers in the same offering had filed similar suits in Federal District Court in New York. Fortune responded to the suits, admitting that the stock price declined but alleged that suspicious trading activity in Fortune stock occurred immediately prior to and during the time period in which the additional-share allocation was computed. Fortune believes that it has discovered evidence of active market manipulation in the common stock by these plaintiffs. Accordingly, it has commenced a countersuit for damages suffered by Fortune and its shareholders as a result of these acts and has also received leave of court to add third-party defendants whose actions furthered this market manipulation. Fortune intends to vigorously defend plaintiffs' actions and prosecute its own counterclaims. Discovery has been stayed pending a ruling by the court on a motion filed by one of these third-party defendants.

(9)   RELATED PARTY TRANSACTIONS

      The convertible subordinated notes discussed in note 5 were sold under a placement agreement with J. Robbins Securities, L.L.C., the placement agent. The placement agent received a ten percent sales commission, a three percent non-accountable expense allowance, and warrants to purchase 89,583 shares of common stock. The warrants are exercisable over a five-year period at $3.60 per share. Barry W. Blank, a beneficial owner of more than five percent of Fortune's common stock, was managing director for the placement agent at the time of the offering and marketed substantially the entire private placement. As such, Mr. Blank earned approximately 50% of the fees and commissions paid to the Placement Agent for the notes sold by him and 20% of the warrants issued to the placement agent. A trust established by and, under certain circumstances, for the benefit of Mr. Blank acquired $500,000 of the notes. Mr. Blank's mother also acquired $50,000 of notes. Mr. Blank disclaims beneficial ownership of the notes purchased by his mother. Barry Feiner, a director of Fortune, acted as outside counsel for the placement agent in connection with the private placement and earned $32,250 in legal fees from the placement agent. Mr. Feiner's wife acquired $50,000 in notes for which Mr. Feiner disclaims beneficial ownership. Mr. Feiner recused himself from voting on all board of director matters associated with the private placement.

      As part of the relocation of its headquarters to Houston, Texas, Fortune provided Tyrone J. Fairbanks, its President and Chief Executive Officer, with an incentive relocation package to facilitate his move to Texas. The package consisted of a payment by Fortune of Mr. Fairbanks' moving expenses, a non-recourse, unsecured loan in the amount of $80,000 and a secured recourse loan in the amount of $70,000. The $80,000 loan bears interest at the rate of 6% per annum, with $20,000 of such loan forgiven in each of four consecutive years beginning in 1996. As of January 31, 1999, the entire amount of the loan has been forgiven. The $70,000 loan also bears interest at the rate of 6% per annum, payable interest only for two years, with $35,000 principal payments due on the second and third anniversaries of the loan. Mr. Fairbanks had repaid all but $5,000 of the $70,000 loan as of December 31, 1998. On December 4, 1998, Fortune granted an extension of the due date of the remaining loan balance to July 1, 1999.

      Until his employment by Fortune effective October 16, 1996, Mr. Dean W. Drulias was a stockholder of and a practicing attorney at the law firm of Burris, Drulias & Gartenberg, a professional corporation, which served as counsel to Fortune since its incorporation in May 1987. Mr. Drulias has served as a director since 1990 and as Secretary since July 1994. During 1996, his firm billed Fortune a total of $152,000 for legal fees and costs.

      On January 22, 1997, Fortune's board of directors appointed Daniel R. Shaughnessy as a director of Fortune. Mr. Shaughnessy is a petroleum geophysicist and geologist and is president and owner of Interpretation3, an integrated 3D geophysical interpretation company which does geological and geophysical consulting work for Fortune. During 1998, 1997 and 1996, Mr. Shaughnessy's firm billed Fortune a total of $421,000, $182,000 and $45,000, respectively, for geological and geophysical consulting.

      Petro-Guard Company, Inc., the operator at Espiritu Santo Bay, is owned by Dewey A. Stringer III. Mr. Stringer has been a director of Fortune since April 1998. As the operator of Espiritu Santo Bay, Petro-Guard bills Fortune and the other Espiritu Santo Bay partners their share of the monthly expenditures on the project. As such, Petro-Guard billed Fortune $1,042,000 of Espiritu Santo Bay exploration expenditures in 1998.

      As compensation to outside directors, Fortune pays directors' fees of $2,500 per quarter. Inside directors do not receive such compensation.

(10)  STOCKHOLDERS' EQUITY

      On September 30, 1997 Fortune completed an odd-lot shareholder stock buy back wherein Fortune offered to buy for $3.00 per share the common stock owned by shareholders who held fewer than 100 shares of Fortune's common stock. Fortune initiated the odd-lot buy back to reduce the cost of administering odd-lot shareholders. As a result, 9,769 shares of Fortune's common stock were acquired as treasury stock. The treasury stock was cancelled in 1998.

      Fortune has two stock option plans only one of which, the 1998 plan, has options available for grant. The plans cover all officers, directors and employees of Fortune. The board of directors grants awards upon recommendations of its compensation committee. There is no performance formula or measure. Options granted under the plans must be exercised within five years of the date of grant or they are forfeited.

      Fortune follows the intrinsic value method for stock option grants. In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." Fortune has not adopted the fair value method for stock-based compensation plans, which is an optional provision of FAS 123. Accordingly, no compensation expense has been recognized for its stock based compensation plans. Had compensation cost for Fortune's stock option plans been determined based upon the methodology prescribed under FAS 123, the impact on Fortune's reported net loss and loss per share would have been:


                                               Year ended December 31,
                                               -----------------------
                                                1998     1997     1996
                                               -----    -----    -----
      Impact on net loss:
        Increase in net loss (millions)        $ 0.5    $ 0.6    $ 0.5
        Increase in net loss per share         $0.04    $0.05    $0.05


      The fair value on the date of grant of the options granted during 1998 is estimated as $0.68 per common stock option using the Black-Scholes option-pricing model. Fortune used the following assumptions to calculate the fair value of options granted and the impact on its net loss and net loss per share based upon the methodology prescribed under FAS 123:

                                              Year ended December 31,
                                               -----------------------
                                                1998     1997    1996
                                               -----    -----    -----
      Assumptions:
        Dividend yield                             0%       0%      0%
        Volatility                                65%      65%     65%
        Risk-free interest rate                  5.7%     6.3%   6.14%
        Forfeiture rate                            5%       5%      5%
        Expected life (years)                    2.5      2.5     2.5

      Common stock option transactions were:

                                                                Weighted Average
                                               Number of         Exercise Price
                                          Options Exercisable      of Options
                                          -------------------   ----------------
      Balance, December 31, 1995.......         492,269               $2.75
      Granted..........................         505,000                3.07
      Exercised........................         (46,150)               2.47
      Forfeited........................         (16,410)               2.75
                                              ---------               -----
      Balance, December 31, 1996.......         934,709                2.93
      Granted..........................         595,000                2.80
      Exercised........................          (6,400)               2.75
      Forfeited........................         (20,411)               2.74
                                              ---------               -----
      Balance, December 31, 1997.......       1,502,898                2.96
      Granted..........................         757,500                1.57
      Exercised........................          (1,200)               1.56
      Forfeited........................        (115,975)               2.96
                                              ---------               -----
      Balance, December 31, 1998.......       2,143,223               $2.47
                                              =========               =====

      The above table includes 80,000 common stock warrants which were issued to employees in 1995 and 1996 in lieu of common stock options.

      All options are immediately exercisable upon grant. At December 31, 1998, Fortune had 1,213,467 common stock options available for grant during 1999 under the 1998 Stock Option Plan.

      The following table summarizes information concerning currently outstanding and exercisable options and warrants issued in lieu of options:

                         Options Outstanding and Exercisable
                      ----------------------------------------
                                      Weighted
                                       Average       Weighted
       Range of                       Remaining       Average
       Exercise         Number       Contractual     Exercise
         Price        Outstanding        Life         Price
    --------------    -----------    -----------    ---------
    $1.50 to $3.25    2,143,223       2.6 years        $2.47


      At December 31, 1998 Fortune's outstanding common stock purchase warrants consisted of (b):


         Number of Warrants     Exercise Price     Expiration Date
         ------------------     --------------     ---------------
             100,000               $    3.50           3/31/99
              50,000               $    4.00           5/19/99
              75,000               $    2.82           8/29/99
           1,779,713 (a)           $    2.61           9/28/99
              87,125               $    4.00           12/2/99
              87,125               $    5.00           12/2/99
              31,000               $    3.63           12/3/99
              37,500               $    3.63           12/5/99
              35,000               $    2.75           1/06/00
              27,600               $    3.19           2/25/00
             685,000               $    4.75           5/12/00
             400,000               $    2.40           6/25/00
             100,000               $    4.75           8/01/00
              60,000               $    3.63           9/06/00
              80,000               $    1.03           8/21/01
              20,000               $    2.44           8/29/01
              10,000               $    2.44           9/06/01
              17,917               $    3.60          11/30/02
           ---------
           3,682,980
           =========

-------------
(a) Warrants permit the holders to purchase 2,558,337 total shares of common stock.
(b) Table excludes warrants that have been issued to employees in lieu of stock options.

      On April 15, 1998, Fortune closed a voluntary offer to exchange its 1,917,000 publicly traded common stock warrants and 63,000 private warrants for new private warrants. These old warrants would have expired September 28, 1998. 1,779,713 old warrants were tendered and accepted by Fortune, representing 93% of the outstanding public warrants. An additional 3,000 public warrants were exercised by warrantholders during the exchange offer period. The new private warrants which expire September 28, 1999 will not be listed for trading, are restricted from transfer and do not contain the same anti-dilution provisions as the public warrants. Otherwise, the new private warrants are similar to the old warrants. Fortune did not receive any proceeds as a result of this exchange offer, but incurred $59,000 of offering expense that was charged to stockholders' equity in 1998. The old warrants that were not exchanged expired on September 28, 1998.

      In May 1998, Fortune repurchased 515,000 of its then outstanding private common stock warrants for $0.10 per warrant. The warrants were exercisable at $4.75 per share and would have expired April 2000. The purchase price was charged to stockholders' equity.

(11)  MAJOR CUSTOMERS AND PRODUCTION CONCENTRATION

      Fortune routinely sells over 10% of its oil and gas revenues to single customers. The following table shows the percentage of oil and gas revenues to each customer who exceeded 10% of total such revenues during 1998, 1997 and 1996:

                                                    1998    1997    1996
                                                    ----    ----    ----

      Largest customer                               29%     27%     34%
      Next largest customer                          14%     25%     16%
      Next largest customer                          11%     11%     14%
      Next largest customer                          10%             12%
                                                    ----    ----    ----
      Total sold to all customers who exceed 10%     64%     63%     76%
                                                    ====    ====    ====

      Approximately 40% of Fortune's oil and gas revenues, cash flow, and proved oil and gas reserves are currently accounted for by a single well at South Timbalier Block 76. This well was shut-in for repairs for one month in 1997 and for over two months during 1996 as the result of mechanical failures. A significant curtailment or loss of production for a prolonged period before we could replace the reserves through new discoveries or acquisitions would have a material adverse effect on our projected operating results and financial condition.

(12)  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying value of cash and cash equivalents, accounts receivable, accounts payable, debt and other financial assets and liabilities approximate their fair value.

(13)  RETIREMENT PLAN

      During 1996, Fortune adopted the Fortune Natural Resources Corporation 401(k) Profit Sharing Plan for its eligible employees. Under the plan, eligible employees are permitted to make salary deferrals of up to 15% of their annual compensation, subject to Internal Revenue Service limitations. Salary deferrals will be matched 50% by Fortune, subject to IRS limitations, and are 100% vested after two years of service with the company. Salary deferrals are 100% vested at all times. Fortune makes its matching contribution in shares of Fortune common stock. Fortune does not make profit sharing contributions to the plan. For the 1998, 1997 and 1996 plan years, Fortune's matching contribution liability was $24,000, $24,000 and $14,000, respectively.

(14)  UNAUDITED OIL AND GAS PRODUCINGACTIVITIES AND OIL AND GAS COST INFORMATION

      All of Fortune's reserves are located within the United States. Proved reserves represent estimated quantities of oil and gas which geological and engineering data demonstrate to be reasonably certain to be recoverable in the future from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells using existing equipment and operating methods.

      For the years ended December 31, 1998, 1997 and 1996, the oil and gas reserve estimates were determined by Huddleston & Co., Inc., Houston, Texas independent petroleum engineers, in accordance with guidelines established by the Securities and Exchange Commission. Such estimates are subject to numerous uncertainties inherent in the estimation of proved reserves and in the projection of future production, prices and costs. The future cash inflow, as reflected in the "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves", determined from such reserve data are estimates only. They should not be construed to be the current market values of Fortune's oil and gas reserves or the costs that would be incurred to obtain equivalent reserves.

CHANGES IN ESTIMATED RESERVE QUANTITIES

      Fortune's net interests in estimated quantities of proved developed and undeveloped reserves of oil and gas at December 31, 1998, 1997, and 1996, and changes in such quantities during the years then ended were as follows:

                                                     Oil (MBbls)
                                              --------------------------
                                               1998      1997      1996
                                              ------    ------    ------
      BEGINNING OF PERIOD.................       257       249       347

        Revisions of previous estimates...        16        (1)        6
        Extensions and discoveries........        15        88       106
        Production........................       (42)      (87)      (57)
        Purchase of minerals in place.....         -        13         -
        Sales of minerals in place........      (140)       (5)     (153)
                                              ------    ------    ------
      END OF PERIOD.......................       106       257       249
                                              ======    ======    ======
        Proved developed reserves
         Beginning of period..............       198       160       324
                                              ======    ======    ======

         End of period....................        47       198       160
                                              ======    ======    ======


                                                      Gas (Mmcf)
                                              --------------------------
                                               1998      1997      1996
                                              ------    ------    ------
      BEGINNING OF PERIOD.................     3,217     3,481     5,938
        Revisions of previous estimates...       306       431      (753)
        Extensions and discoveries........       354       187        85
        Production........................      (609)     (821)   (1,038)
        Purchase of minerals in place.....         -        11         -
        Sales of minerals in place........      (186)      (72)     (751)
                                              ------    ------    ------

      END OF PERIOD.......................     3,082     3,217     3,481
                                              ======    ======    ======

        Proved developed reserves
          Beginning of period.............     1,548     1,749     4,686
                                              ======    ======    ======

          End of period ..................     1,413     1,548     1,749
                                              ======    ======    ======


STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

      The following information has been developed utilizing procedures prescribed by Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities" and based on oil and gas reserve and production volumes determined by Fortune's reserve engineers. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating Fortune or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of Fortune.

      Fortune believes that the following factors should be taken into account in reviewing this information:

o future costs and selling prices will probably differ from those required to be used in these calculations;

o due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

o selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

o     future net revenues may be subject to different rates of income taxation.

      Under the standardized measure, future cash inflows were estimated by applying period-end oil and gas prices adjusted for fixed and determinable escalations to the estimated future production of period-end proved reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. SFAS No. 69 requires use of a 10% discount rate.

      Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

      The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows:

                                                 1998        1997        1996
                                               --------    --------    --------
                                                        (in thousands)
      Future cash inflows..................... $  8,709    $ 12,717    $ 19,751
      Future costs:
         Production...........................   (2,807)     (3,346)     (4,026)
         Development..........................     (917)       (961)     (1,613)
                                               --------    --------    --------

      Future net inflows before income taxes..    4,985       8,410      14,112
      Future income taxes.....................        -           -           -
                                               --------    --------    --------
      Future net cash flows...................    4,985       8,410      14,112
      10% discount factor.....................   (1,458)     (1,907)     (3,292)
                                               --------    --------    --------
      Standardized measure of
        discounted net cash flows............. $  3,527    $  6,503    $ 10,820
                                               ========    ========    ========

      The average prices received by Fortune at year end 1998, 1997 and 1996 and used in determining year end proved reserves were as follows:

                                          1998      1997      1996
                                          ------    ------    ------

           Oil - $/Bbl                    $ 9.85    $16.90    $22.79
           Gas - $/Mcf                    $ 2.25    $ 2.60    $ 4.04

      As of March 4, 1999, Fortune was receiving an average of approximately $1.70 per Mcf for its gas production and $11.00 per Bbl for its oil production. The current gas prices represent a decline from December 1998 prices.

CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM PROVEN RESERVE QUANTITIES

      A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:


                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                      (in thousands)
      Standardized Measure:
      Beginning of period..................................  $  6,503    $ 10,820    $  8,942
      Increases (decreases):
      Sales and transfers, net of production costs.........    (1,286)     (2,757)     (2,653)
      Extensions and discoveries...........................       541       1,571       1,532
      Net change in sales and transfer prices,
        net of production costs............................      (964)     (4,643)      5,233
      Changes in estimated future development costs........         -         245        (332)
      Development costs incurred during the period.........         -         400           -
      Revisions of quantity estimates......................       418         630      (1,473)
      Accretion of discount................................       650       1,082         894
      Purchases of reserves in place.......................         -         191           -
      Sales of reserves in place...........................    (1,870)       (199)     (1,612)
      Changes in timing of production and other...........      (465)       (837)        289
                                                             --------    --------    --------
      Standardized Measure:
      End of period........................................  $  3,527    $  6,503    $ 10,820
                                                             ========    ========    ========

                      FORTUNE NATURAL RESOURCES CORPORATION
                                 BALANCE SHEETS

                                     ASSETS

                                                                 June 30,     December 31,
                                                                   1999          1998
                                                               ------------   ------------
                                                                (Unaudited)     (Audited)
CURRENT ASSETS:
   Cash and cash equivalents ................................  $    637,000   $  1,452,000
   Accounts receivable ......................................       283,000        361,000
   Prepaid expenses .........................................        47,000         74,000
                                                               ------------   ------------
      Total Current Assets ..................................       967,000      1,887,000
                                                               ------------   ------------
PROPERTY AND EQUIPMENT:
   Oil and gas properties, accounted for
     using the full cost method .............................    27,109,000     26,800,000
   Office and other .........................................       384,000        384,000
                                                               ------------   ------------
                                                                 27,493,000     27,184,000
   Less--accumulated depletion, depreciation
     and amortization........................................   (21,168,000)   (20,728,000)
                                                               ------------   ------------
                                                                  6,325,000      6,456,000
                                                               ------------   ------------
OTHER ASSETS:
   Deposits and other .......................................        51,000         51,000
   Debt issuance costs (net of accumulated amortization of
     $347,000 at December 31, 1998) .........................             -         98,000
                                                               ------------   ------------
                                                                     51,000        149,000
                                                               ------------   ------------
TOTAL ASSETS ................................................  $  7,343,000   $  8,492,000
                                                               ============   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                 June 30,     December 31,
                                                                   1999          1998
                                                               ------------   ------------
                                                                (Unaudited)     (Audited)
CURRENT LIABILITIES:
   Current portion of long-term debt ........................  $     10,000   $     10,000
   Accounts payable .........................................        61,000         93,000
   Accrued expenses .........................................        87,000        351,000
   Royalties and working interests payable ..................             -         12,000
   Accrued interest .........................................        97,000         97,000
                                                               ------------   ------------
      Total Current Liabilities .............................       255,000        563,000
                                                               ------------   ------------

LONG-TERM DEBT ..............................................     3,225,000      3,225,000
                                                               ------------   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $1.00 par value:
      Authorized--2,000,000 shares
      Issued and outstanding--None ..........................             -              -
   Common stock, $.01 par value :
      Authorized--40,000,000 shares
      Issued and outstanding 12,196,811 and 12,134,675 at
      June 30, 1999 and December 31, 1998, respectively .....       122,000        121,000
   Capital in excess of par value ...........................    30,273,000     30,171,000
   Accumulated deficit ......................................   (26,532,000)   (25,588,000)
                                                               ------------   ------------
NET STOCKHOLDERS' EQUITY ....................................     3,863,000      4,704,000
                                                               ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..................  $  7,343,000   $  8,492,000
                                                               ============   ============

                 See accompanying notes to financial statements

                      FORTUNE NATURAL RESOURCES CORPORATION
                            STATEMENTS OF OPERATIONS

                                                             For the Six Months Ended
                                                           ---------------------------
                                                             June 30,       June 30,
                                                               1999           1998
                                                           ------------   ------------
                                                                    (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties ...............  $    676,000   $  1,123,000
   Other income .........................................        24,000         76,000
                                                           ------------   ------------
                                                                700,000      1,199,000
                                                           ------------   ------------
COSTS AND EXPENSES
   Production and operating .............................       202,000        359,000
   Provision for depletion, depreciation
    and amortization.....................................       440,000        830,000
   Impairment to oil and gas properties .................             -        260,000
   General and administrative ...........................       648,000        813,000
   Note restructuring cost ..............................        61,000              -
   Interest paid in cash ................................       194,000        209,000
   Interest - amortization of deferred financing cost ...        99,000        192,000
                                                           ------------   ------------
                                                              1,644,000      2,663,000
                                                           ------------   ------------
LOSS BEFORE INCOME TAXES ................................      (944,000)    (1,464,000)
PROVISION FOR INCOME TAXES ..............................             -              -
                                                           ------------   ------------
NET LOSS ................................................  $   (944,000)  $ (1,464,000)
                                                           ============   ============
WEIGHTED AVERAGE  COMMON SHARES OUTSTANDING .............    12,165,835     12,127,877
                                                           ============   ============
NET LOSS PER COMMON SHARE (BASIC AND DILUTED) ...........  $      (0.08)  $      (0.12)
                                                           ============   ============

                 See accompanying notes to financial statements.

                      FORTUNE NATURAL RESOURCES CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     AND THE SIX MONTHS ENDED JUNE 30, 1999


                                          Common Stock         Capital in                               Stock-
                                     ----------------------    Excess of    Treasury    Accumulated     holders'
                                       Shares       Amount     Par Value      Stock      Deficit        Equity
                                     ----------   ---------   -----------   --------   ------------   -----------
BALANCE, December 31, 1997 ......... 12,118,982   $ 121,000   $30,283,000   $(38,000)  $(22,313,000)  $ 8,053,000

Common stock issued for
   exercise of warrants ............      5,512           -        13,000          -              -        13,000
Common stock contributed to
   401(k) Plan .....................     10,185           -        24,000          -              -        24,000
Cancellation of treasury stock .....          -           -       (38,000)    38,000              -             -
Voluntary exchange of public
   warrants for private warrants....          -           -       (59,000)         -              -       (59,000)
Repurchase of outstanding
   private warrants ................          -           -       (52,000)         -              -       (52,000)
Common stock returned to treasury...         (4)          -             -          -              -             -
Net loss ...........................          -           -             -          -     (3,275,000)   (3,275,000)
                                     ----------   ---------   -----------   --------   ------------   -----------
BALANCE, December 31, 1998 ......... 12,134,675   $ 121,000   $30,171,000   $      -   $(25,588,000)  $ 4,704,000
                                     ==========   =========   ===========   ========   ============   ===========
Common stock contributed to
   401(k) Plan .....................     22,137           -        29,000          -              -        29,000
Warrants issued for
   note restructuring ..............          -           -        61,000          -              -        61,000
Common stock issued for
   directors' fees .................     40,000       1,000        12,000          -              -        13,000
Common stock returned to treasury...         (1)          -             -          -              -             -
Net loss............................          -           -             -          -       (944,000)     (944,000)
                                     ----------   ---------   -----------   --------   ------------   -----------
BALANCE, June 30, 1999
   (Unaudited) ..................... 12,196,811   $ 122,000   $30,273,000   $      -   $(26,532,000)  $ 3,863,000
                                     ==========   =========   ===========   ========   ============   ===========




                 See accompanying notes to financial statements.

                      FORTUNE NATURAL RESOURCES CORPORATION
                            STATEMENTS OF CASH FLOWS


                                                                    For the Six Months Ended
                                                                   -------------------------
                                                                    June 30,      June 30,
                                                                      1999          1998
                                                                   -----------   -----------
                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss .....................................................  $  (944,000)  $(1,464,000)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
      Depletion, depreciation and amortization ..................      440,000       830,000
      Non-cash compensation expense .............................       20,000        20,000
      Common stock issued for directors' fees ...................       13,000             -
      Amortization of deferred financing cost ...................       99,000       192,000
      Impairment of oil and gas assets ..........................            -       260,000
      Note restructuring cost ...................................       61,000             -
   Changes in assets and liabilities:
      Accounts receivable .......................................       78,000        72,000
      Prepaids ..................................................       27,000       (99,000)
      Accounts payable and accrued expenses .....................     (296,000)     (231,000)
      Royalties and working interest payable ....................      (12,000)      (25,000)
      Accrued interest ..........................................            -       (76,000)
      Other .....................................................        8,000        23,000
                                                                   -----------   -----------
   Net cash used in operating activities ........................     (506,000)     (498,000)
                                                                   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Expenditures for oil and gas properties ......................     (309,000)   (1,711,000)
   Proceeds from sale of properties and equipment ...............            -     4,695,000
   Expenditures for other property and equipment and other assets            -        17,000
                                                                   -----------   -----------
   Net cash provided by (used in) investing activities ..........     (309,000)    3,001,000
                                                                   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of long term debt ..................................            -      (540,000)
   Proceeds from issuance of common stock .......................            -        11,000
   Expenditures for debenture exchange and other offerings.......            -       (59,000)
   Repurchase of private warrants ...............................            -       (52,000)
                                                                   -----------   -----------
   Net cash used in financing activities ........................            -      (640,000)
                                                                   -----------   -----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS ..........................................     (815,000)    1,863,000

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ..................    1,452,000     1,667,000
                                                                   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD ........................  $   637,000   $ 3,530,000
                                                                   ===========   ===========

Supplemental information:
   Interest paid in cash ........................................  $   194,000   $   209,000
Non-cash transactions
   Common stock issued for 401(k) Plan contribution .............       29,000        24,000
   Common stock issued for directors' fees ......................       13,000             -


                 See accompanying notes to financial statements

                      FORTUNE NATURAL RESOURCES CORPORATION


                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1999

(1)   LINE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      AND PROCEDURES

      The condensed financial statements at June 30, 1999, and for the periods then ended included herein have been prepared by Fortune Natural Resources Corporation, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, Fortune believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in Fortune's latest annual report on Form 10-K. Certain reclassifications have been made to prior period amounts to conform to presentation in the current period. In Fortune's opinion, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly its financial position for the dates presented and the results of its operations and its cash flows for the periods presented. The results of the operations for these interim periods are not necessarily indicative of the results for the full year.

 (2)  LONG-TERM DEBT

      At June 30, 1999, a summary of long-term debt is as follows:


                                                      June  30,    December 31,
                                                        1999           1998
                                                    ------------   ------------
      Convertible Subordinated Notes due
        December 31, 2007......................     $  3,225,000   $  3,225,000

      Credit Lyonnais credit facility due
        January 11, 2000.......................           10,000         10,000

      Total long-term debt.....................        3,235,000      3,235,000
      Less current installments................          (10,000)       (10,000)
                                                    ------------   ------------

      Long-term debt, excluding
        current installments...................     $  3,225,000   $  3,225,000
                                                    ============   ============


      In March 1999, noteholders representing $2,295,000 principle amount of the Convertible Subordinated Notes agreed to amend the conversion price of their notes. As a result, the amended notes are convertible into Fortune's common stock at a conversion price of $0.75 per share, subject to adjustment for certain recapitalizations or dividends of Fortune. The remaining $930,000 principal amount of notes are convertible into Fortune's common stock at a conversion price of approximately $0.33 per share, subject to adjustment for certain recapitalizations or dividends of Fortune. As of May 1, 1999, all notes are convertible by the holders and/or redeemable by Fortune. The notes are redeemable by Fortune at a premium that reduces monthly from 10% to zero from May 1999 to November 2000. Any such premium on redemption is waived if Fortune's common stock price averages at least $4.50 per share for 30 consecutive trading days. The notes are subordinate to all of Fortune's secured debt, including the credit facility with Credit Lyonnais. The notes bear interest at a rate of 12% per year, payable quarterly. The cost incurred to issue the original notes has been amortized as additional interest expense over the 18-month period ended May 1, 1999, the first date that the notes were convertible. As a result of this amortization of issuance costs, the effective interest rate of the notes over this 18-month period was 21.2%. If the notes are held to maturity, the effective interest rate to maturity will be 13.4%.

      For agreeing to amend their conversion price, the amending noteholders received one three-year warrant, exercisable at $1 each, for each share into which each of their notes is now convertible. Fortune valued this warrant at $0.02 per warrant and expensed the value of all such warrants during the first quarter of 1999 as note restructuring cost.

      Fortune's $20 million credit facility with Credit Lyonnais New York Branch was to expire July 11, 1999; however, it has been extended to January 11, 2000. Upon mutual consent, it is extendable through July 11, 2000. On March 31, 1998, Fortune repaid all but $10,000 of the outstanding balance of the credit facility with a portion of the proceeds from the sale of East Bayou Sorrel. (See note 6). Prior to its sale of the East Bayou Sorrel field, Fortune's borrowing base was $2 million. The bank has not redetermined the borrowing base subsequent to this sale; consequently Fortune does not know how much, if any, is currently available for borrowing under this credit facility. Once the borrowing base is redetermined, Fortune may borrow up to that amount for acquisitions and development projects approved by Credit Lyonnais at either 1.25% above Credit Lyonnais' base rate or 4% above LIBOR. The credit facility is secured by a mortgage on all of Fortune's existing proved oil and gas properties. Fortune is also required to pay a commitment fee of 0.5% on the unused portion, if any, of the borrowing base.

      Primarily as a result of the lower revenues after the sale of East Bayou Sorrel, Fortune was unable to meet the 3 to 1 coverage ratio of cash flow to fixed-charges which is required by the credit facility for the twelve-months period ended June 30, 1999. Fortune has requested a waiver of this covenant from the bank for the period ended June 30, 1999.

      The $10,000 balance on the credit facility matures December 31, 1999.

(3)   INCOME TAX EXPENSE

      No provision for income taxes was required for the six months ended June 30, 1999.

      At June 30, 1999, Fortune estimates it had cumulative net operating loss carryforwards for federal income tax purposes of approximately $14 million which are significantly restricted under IRC Section 382. These carryforwards are available to offset future federal taxable income, if any, with various expirations through 2014. Fortune also has net operating loss carryforwards in certain states, including California, New Mexico and Texas, with various expiration dates and restrictions. Fortune is uncertain as to the recoverability of these deferred tax assets and has therefore applied a 100% valuation allowance.

      Fortune has available IRC Section 29 Tax Credits that may be used to reduce or eliminate any corporate taxable income in future years. It is uncertain at this time to what extent Fortune will be able to utilize these federal tax credits, as their utilization is dependent upon the amount, if any, of future federal income tax incurred, after application of the company's net operating loss carryforwards.

(4)   LEGAL PROCEEDINGS

      There are no material pending legal proceedings involving any of Fortune's properties or which involve a claim for damages which exceed 10% of the company's current assets.

      On April 16, 1996, Fortune was served with two lawsuits which had been filed in the Federal District Court in New York by purchasers of Fortune common stock in an offering in December 1995 under Regulation S. Under the terms of the subscription agreement pursuant to which the plaintiffs acquired their shares, each was entitled to receive additional shares of Fortune common stock if the market price fell below a stated level during a specified period following the 40-day holding period prescribed by Regulation S. Fortune responded to the suits, admitting that the stock price declined but alleged that suspicious trading activity in Fortune stock occurred immediately prior to and during the time period in which the additional-share allocation was computed. Fortune believes that it has discovered evidence of active market manipulation in the common stock by these plaintiffs; accordingly, it has commenced a countersuit for damages suffered by Fortune and its shareholders as a result of these acts and has also added certain third-party defendants whose actions furthered this market manipulation. Fortune intends to continue to vigorously defend plaintiffs' actions and prosecute its own counterclaims. Discovery is proceeding on this matter.

(5)   COMPUTATION OF LOSS PER SHARE

      Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted earnings per common share are not presented, since the issuance or conversion of additional securities would have an antidilutive effect.

(6)   SALE OF EAST BAYOU SORREL

      On March 31, 1998, Fortune sold its interest in the East Bayou Sorrel field, Iberville Parish, Louisiana to National Energy Group, Inc. for cash in the amount of $4,695,000. The properties sold consisted of Fortune's interest in the Schwing #1 and #2 wells and associated leases, facilities and interests.

      The Schwing #1 and #2 wells began producing in January 1997 and June 1997, respectively. Although both wells were shut-in from March 13, 1998 through the date of the sale to repair production facilities, they accounted for a significant portion of Fortune's oil and gas through that date. Selected unaudited financial information attributable to Fortune's interest in the East Bayou Sorrel field as reported in its 1998 financial results is as follows:

                                          Six Months Ended
                                            June 30, 1998
                                          ----------------
                                             (unaudited)

     Production
       Oil (Bbls)                               12,000
       Gas (Mcf)                                18,000

     Oil and gas revenues                     $231,000
     Production and operating expense           60,000
     Provision for depletion, depreciation
       and amortization                         54,000

      This represented 32% and 30% of Fortune's oil and gas revenues and production for the first half of 1998. Consequently, Fortune's revenues and cash flow from operations have decreased significantly since the sale.

      Because the sale of East Bayou Sorrel represented less than 25% of Fortune's reserve quantities, the entire proceeds of $4,695,000 was credited to capitalized oil and gas properties as of March 31, 1998.

======================================  ======================================

 UNTIL NOVEMBER __, 1999, ALL DEALERS
 THAT EFFECT TRANSACTIONS IN THESE
 SECURITIES, WHETHER OR NOT
 PARTICIPATING IN THIS OFFERING, MAY
 BE REQUIRED TO DELIVER A PROSPECTUS.
 THIS IS IN ADDITION TO THE DEALERS'
 OBLIGATION TO DELIVER A PROSPECTUS
 WHEN ACTING AS UNDERWRITERS                           $930,000
 AND WITH RESPECT TO THEIR UNSOLD
 ALLOTMENT OR SUBSCRIPTIONS.


 -----------------------------------
                                                     12% CONVERTIBLE
                                                   SUBORDINATED NOTES
            TABLE OF CONTENTS                              DUE
                                   Page             DECEMBER 31, 2007

 Prospectus Summary                   2
 Risk Factors                         5
 Dividend Policy                     10
 Use of Proceeds                     10
 Price Range of Securities           11
 Selected Financial and
  Operating Data                     12
 Management's Discussion and
  Analysis of Financial Condition                    FORTUNE NATURAL
  And Results of Operations          13           RESOURCES CORPORATION
 Business and Properties             24
 Management                          36
 Certain Relationships and Related                   --------------
  Transactions                       39
 Principal Stockholders              41                PROSPECTUS
 The Selling Holders                 43
 Description of the Notes            44              --------------
 Description of Securities           49
 Certain Federal Income
  Tax Considerations                 51
 Plan of Distribution                53
 Legal Matters                       54
 Experts                             54             SEPTEMBER __, 1999
 Available Information               55
 Glossary of Oil and Gas Terms       56
 Index to Financial Statements      F-1


  -----------------------------------






 ======================================  ======================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The Registrant estimates that expenses in connection with the offering described in the Registration Statement will be as follows:

           Securities and Exchange Commission Registration Fee   $    638
           Accountants' Fees and Expenses                        $  5,000
           Legal Fees and Expenses                               $    300
           American Stock Exchange Fees                          $ 17,500
           Printing and Engraving Expenses                       $      -
           Miscellaneous                                         $    562
                                                                 --------
                                                                 $ 24,000
                                                                 ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits the indemnification of officers, directors, employees and agents of Delaware corporations. The Certificate of Incorporation and Bylaws of the Company provide that the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware as it may be amended from time to time, indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person whom he or she is a legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, against all costs, charges, expenses, liabilities and losses (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to persons who have ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

ITEM 16.  EXHIBITS

 Number  Description
 ------  -----------

  4.1    Warrant Agreement by and between Registrant.

  4.2 Form of Warrant Certificate (filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-2 (333-45469) and incorporated herein by reference)

  4.3 Form of Note between Registrant and holders of Convertible Subordinated Notes due December 31, 2007 (filed as Exhibit 4.1 to Registrant's Quarterly Report Form 10-Q for the quarter ended September 30, 1997 and incorporated herein by reference)

  4.4 Form of Placement Agent Warrant Agreement between Registrant and J. Robbins Securities, L.L.C. (filed as Exhibit 4.2 to Registrant's Quarterly Report Form 10-Q for the quarter ended September 30, 1997 and incorporated herein by reference)

  4.5    Shareholder Rights Plan of Registrant dated March 21, 1997 (filed as
         Exhibit 4.1 to Registrant's Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference)

  4.6 Form of Exchange Warrant exercisable at $4.00 per share (filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-2 (333-00087) and incorporated herein by reference)

  4.7 Form of Exchange Warrant exercisable at $5.00 per share (filed as Exhibit 4.3 to Registrant's Registration Statement on Form S-2 (333-00087) and incorporated herein by reference)

  4.8 Form of Co-Conversion Agent warrant exercisable at $3.4965 per share (filed as Exhibit 4.4 to Registrant's registration Statement on Form S-2 (333-00087) and incorporated herein by reference)

  4.9 Form of Warrant Agreement between Registrant and U.S. Stock Transfer Corporation (incorporated by reference to Registrant's Registration Statement on Form SB-2,
         Registration No. 33-88452)

 4.10 Form of Amended Note between Registrant and holders of amended Convertible Subordinated Notes due December 31, 2007 (filed as Exhibit
         4.10 to Registrant's Registration Statement on Form S-2 (333-75715) and incorporated herein by reference)

 4.11 Form of Warrant exercisable at $1.00 per share between Registrant and holders of amended Convertible Subordinated Notes due December 31, 2007 (filed as Exhibit 4.11 to Registrant's Registration Statement on Form S-2 (333-75715) and incorporated herein by reference)

  5.1** Opinion of Mr. Dean W. Drulias, General Counsel of the Registrant, regarding legality of securities.

 10.1 Amendment dated November 3, 1997 to Credit Agreement between Registrant and Credit Lyonnais New York Branch and Certain Lenders (filed as
         Exhibit 10.1 to Registrant's Form 10-Q for the quarter ended September 30, 1997 and incorporated herein by reference)

 10.2 Participation Agreement by and between Registrant and Smith Management Company, Inc. et al. to acquire a 12.5% working interest in Espiritu Santo Bay (filed as Exhibit 10.1 to Registrant's Registration Statement on Form S-2 (333-22599) and incorporated herein by reference)

 10.3 Credit Agreement between Registrant and Credit Lyonnais New York Branch and Certain Lenders dated July 11, 1997 (filed as Exhibit 10.1 to Registrant's Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference)

 10.4 Employment Agreement dated June 1, 1997 by and between Registrant and Tyrone J. Fairbanks (filed as Exhibit 10.2 to Registrant's Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference)

 10.5 Employment Agreement dated August 1, 1996 by and between Registrant and Dean W. Drulias (filed as Exhibit 10.2 to Registrant's Registration Statement on Form S-2 (333-22599) and incorporated herein by reference)

 10.6 1993 Stock Option Plan (filed as an Exhibit to Registrant's Registration Statement on Form SB-2 (33-64600) and incorporated herein by reference)

 10.7 1988 Stock Option Plan (filed as Exhibit 10.8 to Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (33-49190) and incorporated herein by reference)

 10.8 1998 Stock Option Plan (filed as Exhibit 10.8 to Registrant's Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)

 10.9    Lease Agreement for 515 W. Greens Road, Houston, Texas 77067 (filed as
         Exhibit 10.3 to Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference)

10.10 Sublease Agreement with Animation Magazine (filed as Exhibit 10.4 to Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference)

10.11 Fairbanks Loan Documents (filed as Exhibit 10.5 to the Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference)

10.12 Agreement dated December 8, 1995, between Whitechappel Management Ltd. and Registrant to act as distributor of the Common Stock under Regulation S (filed as Exhibit 10.1 to Registrant's Current Report on Form 8-K dated December 26, 1995, and incorporated herein by reference)

10.13 Regulation S Subscription Agreements and related Joint Escrow Instructions for the sale of 627,450 shares of Common Stock (filed as Exhibit 10.2 to Registrant's Current Report on Form 8-K dated December 26, 1995, and incorporated herein by reference)

10.14 Offshore Securities Subscription Agreements and related Joint Escrow Instructions for the sale of 602,897 shares of Common Stock (filed as Exhibit 10.3 to the Registrant's Current Report on Form 8-K dated December 26, 1995, and incorporated herein by reference)

10.15 ** Form of Option Exercise Grant and Extension Agreement between all executives and directors and Registrant

 23.1 **  Consent of KPMG LLP

 23.2 ** Consent of Huddleston & Co., Inc.

 23.4 ** Consent of Mr. Dean W. Drulias (included in Exhibit 5.1).

** Filed herewith.


ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file during any period in which offers or sales are being made, a post effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate represent fundamental change in the information set forth in the registration statement;

         (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering there.

      (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly authorized this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 2, 1999.

                                    FORTUNE NATURAL RESOURCES CORPORATION


                                    By: /s/ Tyrone J. Fairbanks
                                        ----------------------------------------
                                        Tyrone J. Fairbanks
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


                                    By: /s/  J. Michael Urban
                                        ----------------------------------------
                                        J. Michael Urban
                                        VICE PRESIDENT AND CHIEF FINANCIAL
                                          AND ACCOUNTING OFFICER

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates stated.

             Name                          Title                    Date
----------------------------   -----------------------------  ------------------


/s/  Tyrone J. Fairbanks
----------------------------
     Tyrone J. Fairbanks       President, Chief Executive
                               Officer and Director            September 2, 1999



/s/  Dean W. Drulias
----------------------------
     Dean W. Drulias           Executive Vice President,
                               General Counsel, Corporate
                               Secretary and Director          September 2, 1999


/s/  Graham S. Folsom*
----------------------------
     Graham S. Folsom          Director                        September 2, 1999



/s/  Barry Feiner*
----------------------------
     Barry Feiner              Director                        September 2, 1999


/s/  Gary Gelman*
----------------------------
     Gary Gelman               Director                        September 2, 1999



/s/  D. R. Shaughnessy*
----------------------------
     D. R. Shaughnessy         Director                        September 2, 1999



By:  /s/ Tyrone J. Fairbanks
     -----------------------
     Tyrone J. Fairbanks, Attorney-In-Fact

* A power of attorney authorizing Mr. Fairbanks to execute amendments to this Registration Statement on behalf of the above named directors was included in the Registration Statement originally filed by the Registrant on October 19, 1998.